As filed with the Securities and Exchange Commission on March 19, 1999

                                                      Registration No. 333-69959

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------
                          PRE-EFFECTIVE AMENDMENT NO. 1
                                TO THE FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------

                           OSWEGO COUNTY BANCORP, INC.
                                (in organization)
  (Name of Small Business Issuer in its to be filed Articles of Incorporation)

                                   ----------

          Delaware                                      6711                               To be Requested
 ------------------------------        --------------------------------------             -------------------
(State or other jurisdiction of                  (Primary Standard                         (I.R.S. Employer
 incorporation or organization)        Industrial Classification Code Number)             Identification No.)


  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Gregory J. Kreis
                      President and Chief Executive Officer
                              44 East Bridge Street
                             Oswego, New York 13126
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:

                             John P. Soukenik, Esq.
                             Hugh T. Wilkinson, Esq.
                      Elias, Matz, Tiernan & Herrick L.L.P.
                              734 15th Street, N.W.
                                   12th Floor
                             Washington, D.C. 20005

                                   ----------

           Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

           If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

=====================================================================================================================
                                      Amount              Proposed Maximum                                Amount of
   Title of each Class of              to be               Offering Price           Aggregate            Registration
 Securities to be Registered        Registered                Per Share          Offering Price              Fee
---------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par
value per share(1).........      759,220 shares                $10.00             $7,592,200(2)            $2,111(3)
---------------------------------------------------------------------------------------------------------------------

(1) Includes shares of Common Stock to be issued to the Oswego County Charitable Foundation, a private foundation.
(2)  Estimated solely for the purpose of calculating the registration fee.
(3)  Previously paid.

           The Registrant hereby amends this Registration Statement on such date as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said section 8(a) may determine.

Disclosure alternative used (check one): Alternative 1     Alternative 2   x
                                                      ----               -----

================================================================================

PROSPECTUS
Up to 700,925 Shares of Common Stock




                           OSWEGO COUNTY BANCORP, INC.
                                (in organization)

                          (Proposed Holding Company for
                           Oswego County Savings Bank)



--------------------------------------------------------------------------------


           Oswego County Bancorp, Inc. was formed to own all of the common stock of Oswego County Savings Bank. The shares being offered to the public in this prospectus will represent 49% or less of the common stock of Oswego County Bancorp, Inc. At least 51% of the outstanding common stock will be issued to Oswego County MHC, a mutual holding company owned by the depositors of Oswego County Savings Bank.

--------------------------------------------------------------------------------




                              TERMS OF THE OFFERING


                                                                                                                         Maximum,
                                                     Minimum               Midpoint               Maximum              as Adjusted
                                                     -------               --------               -------              -----------

Per Share Price....................................  $ 10.00               $10.00                  $ 10.00               $ 10.00
Number of Shares...................................   450,500               530,000                 609,500               700,925
Underwriting Commission and Other Expenses.........  $592,200              $592,200                $592,200              $592,200
Net Proceeds to Oswego County Bancorp, Inc. .......  $3,912,800            $4,707,800              $5,502,800            $6,417,050
Net Proceeds Per Share.............................  $8.69                 $8.88                   $9.03                 $9.16


     Please refer to "Risk Factors" beginning on page ____ of this document.


           These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

           Neither the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the New York State Banking Department, nor any other federal agency or state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.




                     Friedman, Billings, Ramsey & Co., Inc.



                           ________________ ____, 1999

QUESTIONS AND ANSWERS

           The following are frequently asked questions. References in this document to "we," "us," "our," and "Oswego County Bancorp" refer to Oswego County Bancorp, Inc. and, in some cases, to both Oswego County Bancorp, Inc. and Oswego County Savings Bank. References to "Oswego County Savings" refer to Oswego County Savings Bank.

Q:         HOW MANY SHARES OF STOCK ARE BEING OFFERED, AND AT WHAT
           PRICE?

A: We are offering up to 609,500 shares of common stock at $10.00 per share. We must sell at least 450,500 shares. Without notice to you, we may sell up to 700,925 shares.

Q:         WILL I BE ABLE TO SELL MY STOCK AFTER I PURCHASE IT?

A: Yes, you can sell your stock unless you are one of our officers, directors or trustees. However, you cannot be sure that someone will want to buy your stock.

Q:         WILL MY STOCK BE COVERED BY DEPOSIT INSURANCE OR
           GUARANTEED BY ANY GOVERNMENT AGENCY?

A: No. Unlike insured deposit accounts at Oswego County Savings your stock will not be insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Q:         HOW MUCH STOCK MAY I ORDER?

A: There are limits on how much stock you can order. These limits are discussed in this prospectus and on the stock order form.

Q:         WHEN IS THE DEADLINE TO ORDER STOCK?

A: We must receive your signed order form with payment no later than _____________ 12:00 noon, New York time, on __________________, 1999.

Q:         HOW DO I PURCHASE THE STOCK?

A: First, you should read this prospectus. Then, complete and return the enclosed stock order and certification form, together with your payment.

Q:         CAN I CHANGE MY MIND AFTER I ORDER STOCK?

A: No. After we receive your order form and payment, you may not cancel or modify your order.

Q:         HOW CAN I PAY FOR THE STOCK?

A: You have three options: (1) pay cash if it is delivered to us in person; (2) send us a check or money order; or (3) authorize a withdrawal from your deposit account at Oswego County Savings, without any penalty for early withdrawal. Please do not send cash in the mail.

Q:         WILL I RECEIVE INTEREST ON MY PAYMENT?

A: Yes. Payments will be placed in an interest bearing account at Oswego County Savings, and will earn interest at our passbook rate. Depositors who authorize a withdrawal from their accounts at Oswego County Savings will continue to receive interest on their accounts until the funds are withdrawn.

Q: CAN I PAY FOR STOCK USING FUNDS IN MY INDIVIDUAL RETIREMENT ACCOUNT OR IRA AT OSWEGO COUNTY SAVINGS?

A: No. You cannot pay for stock with your individual retirement account at Oswego County Savings. You may, however, establish a self-directed individual retirement account with an outside trustee to pay for stock using your IRA funds. Please call our Stock Center at
           (315)___-____ to get more information. Please understand that this process takes time, so please make arrangements as soon as possible.

Q:         WHAT HAPPENS IF THERE IS NOT ENOUGH STOCK TO FILL ALL
           ORDERS?

A:         You may not receive any or all of the stock that you ordered.

Q:         WHO CAN HELP ANSWER ANY OTHER QUESTIONS?

A: For answers to your other questions please read this prospectus. You can also call the Stock Center at (315)___-____, [_________ through _______], between the hours of ____ a.m. and ____ p.m. You may also write to:

                                  Stock Center

                                Oswego, New York

Please note that the Stock Center will be closed for [bank holidays]. TO ENSURE THAT EACH PERSON RECEIVES A PROSPECTUS AT LEAST 48 HOURS PRIOR TO ___________, 1999, NO PROSPECTUS WILL BE MAILED ANY LATER THAN FIVE DAYS PRIOR TO _________, 1999 OR HAND DELIVERED ANY LATER THAN TWO DAYS PRIOR TO ___________, 1999.

                                     SUMMARY

           The summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read this entire document carefully, including the financial statements and the notes to the financial statements.

                                 The Companies:

                           Oswego County Bancorp, Inc.
                              44 East Bridge Street
                             Oswego, New York 13126

           Oswego County Bancorp will be the holding company for Oswego County Savings when our change in structure is complete. It is not currently an operating company and has not engaged in any business to date.

                           Oswego County Savings Bank
                              44 East Bridge Street
                             Oswego, New York 13126

           Oswego County Savings is a New York-chartered mutual savings bank. At December 31, 1998, we had total assets of $110.9 million, deposits of $96.6 million, and net worth of $11.7 million. We are changing our structure by becoming a stock savings bank.

           We are a community-oriented savings bank serving primarily Oswego County, New York and the surrounding counties through four full-service banking offices located in Oswego, Fulton and Pulaski, New York. We emphasize single family (one-to four-units) residential lending.

                                Oswego County MHC
                              44 East Bridge Street
                             Oswego, New York 13126

           Upon completion of our change in structure and the stock offering, Oswego County MHC will own 51% or more of the outstanding shares of Oswego County Bancorp. Persons who as depositors of Oswego County Savings have liquidation and voting rights as of the date of the change in structure will have those rights automatically exchanged for identical rights in Oswego County MHC after the change in structure.

           Oswego County MHC is not expected to engage in any business activity other than holding 51% or more of the shares of Oswego County Bancorp and investing any funds retained by it.

Commitment to Our Community

           To further Oswego County Savings' commitment to its community, Oswego County Savings has established the Oswego County Charitable Foundation. Oswego County Bancorp will contribute up to 24,380 shares of Oswego County Bancorp common stock to the foundation.

The Stock Offering


           We are offering between 450,500 and 609,500 shares of Oswego County Bancorp common stock at $10.00 per share. Because of changes in financial market conditions before we complete the stock offering, the offering may increase to 700,925 shares with the approval of the New York State Banking Department and the Federal Deposit Insurance Corporation without any notice to you. If so, you will not have the chance to change or cancel your stock order.

           Friedman, Billings, Ramsey & Co., Inc. will assist us in selling the stock. For further information about Friedman, Billings, Ramsey & Co., Inc.'s role in the stock offering, see "Our Corporate Change and Stock Offering - Marketing Arrangements."

How We Determined the Offering Range and the $10.00 Price Per Share

           The independent appraisal by RP Financial, L.C., dated as of March 5, 1999, established the offering range. This appraisal was based on our financial condition and operations and the effect of the additional capital raised in this offering. The $10.00 price per share was determined by our board of trustees and is the price most commonly used in stock offerings involving conversions of mutual savings institutions. RP Financial will update the appraisal before the completion of the stock offering.

           After completion of the change in structure and the stock offering, each share of Oswego County Bancorp common stock, including the shares contributed to Oswego County MHC and the Oswego County Charitable Foundation, will have a book value of $12.23, at the maximum of the offering range. This means the price paid for each share sold in this offering will be 81.8% of the book value. This ratio is one important factor used by RP Financial in determining the appraised value of Oswego County Savings.

Persons Who Can Order Stock

           We are offering the shares of common stock to those with subscription rights in the following order of priority:

           (1)  Depositors who held at least $100 with us on September 30, 1997.

           (2)  The Oswego County Bancorp employee stock ownership plan.

           (3)  Depositors who held at least $100 with us on March 31, 1999.

           (4)  Oswego County Savings' trustees, officers and employees.

           Shares of common stock not subscribed for in the subscription offering will be offered to the general public in a direct community offering and, if necessary, a syndicated public offering.
See pages __ to __.

Termination of the Offering

           The subscription offering will end on [June __], 1999. If all of the shares are not subscribed for and we do not get orders for the remaining shares by [August __], 1999, we will either:

           (1) promptly return any payment you made to us, with interest, or cancel any withdrawal authorization you gave us; or

           (2) extend the offering, if allowed, and give you notice of the extension and of your rights to cancel or change your order. If we extend the offering and you do not respond to the notice, then we will cancel your order and return your payment, with interest, or cancel any withdrawal authorization you gave us.

How We Will Use the Proceeds Raised From the Sale of Common Stock

           We intend to use the net proceeds received from the stock offering as follows:

                     $2,995  Retained by Oswego County Bancorp in short-term
                              investments for general corporate purposes

                        100  Capitalization of Oswego County MHC

                        488  Employee stock ownership plan loan

                      1,920  Used to buy the stock of Oswego County Savings
                     ------
                     $5,503  Net proceeds from stock offering at the maximum
                     ======   of the offering range

           We intend to use the proceeds at Oswego County Savings primarily to increase our lending and investments.

We Plan to Establish a Dividend Policy

           We plan to establish a policy to pay dividends on the common stock. The board of directors has not yet determined the initial annual amount of the dividends. Dividends are not guaranteed and will depend on our ability to pay them. We will not pay or take any steps to pay a tax-free dividend which qualifies as a return of capital for one year following the stock offering. See page __.

The Common Stock Will be Traded on the Over-the-Counter Market

           We expect our common stock to be traded on the over-the-counter market through the OTC "Electronic Bulletin Board" under the symbol "____." [Our application to list our stock on the over-the-counter market through the OTC Bulletin Board is currently pending.] Persons purchasing shares may not be able to sell their shares at a price equal to or above $10.00.

Our Board and Management Will Receive Benefits Following the Offering

           Employee Stock Ownership Plan. This plan intends to purchase up to 8% of the shares sold in this offering. A loan from Oswego County Bancorp to the plan, funded by a portion of the proceeds from this offering, will be used to purchase these shares. If shares are not available for purchase by the employee stock ownership plan in the subscription offering, then the plan intends to purchase the shares in the open market. The employee stock ownership plan will provide a retirement benefit to all employees eligible to participate in the plan.

           Long-Term Equity Compensation Plans. We also intend to adopt a stock option plan and a restricted stock plan for the benefit of directors, officers and employees, subject to shareholder approval. If we adopt the restricted stock plan, some of these individuals will be awarded stock at no cost to them. As a result, both the employee stock ownership plan and the restricted stock plan will increase the voting control of management without a cash outlay.

           The following table presents the total value of the shares of common stock, at the maximum of the offering range, which would be acquired by the employee stock ownership plan and the total value of all shares to be available for award and issuance under the restricted stock plan. The table assumes that the value of the shares is the same as the purchase price in the offering. The table does not include a value for the options because the price for the option shares will be equal to the fair market value of the common stock on the day that the options are granted. As a result, financial gains can be realized under an option only if the market price of the common stock increases.


                                                                  Percentage of
                                              Estimated            Shares Sold
                                           Value of Shares       in the Offering
                                           ---------------       ---------------

Employee Stock Ownership Plan..........       $487,600                 8.0%
Restricted Stock Awards................        243,800                 4.0
Stock Options..........................        609,500                10.0
                                            ----------                ----
           Total.......................     $1,340,900                22.0%
                                            ==========                ====

           For further discussion of benefits to management, see "Management."

We Intend to Contribute Stock to a New Charitable Foundation

           To continue our long-standing commitment to our local community, we intend to establish a charitable foundation, the Oswego County Charitable Foundation, and to fund the foundation with shares of our common stock with a total value equal to 4% of the shares sold in this offering. Based on the maximum amount of shares offered, we will issue 24,380 shares to the foundation, worth $243,800. We plan for the foundation to support charitable causes in Oswego County Savings' primary market area. Charitable contributions by Oswego County Savings totaled $32,000 in 1997 and $40,000 in 1998. If we do establish the foundation, then the value of the common stock will be lower than if the stock offering were completed without the foundation. For a further discussion of the financial impact of the foundation, see "Risk Factors - The establishment of Oswego County Charitable Foundation will reduce our earnings," "Pro Forma Data" and "Comparison of Valuation and Pro Forma Information With No Foundation."

Background of Our Corporate Change

           Originally, we planned to change our structure to a mutual holding company as part of our proposed plan to merge with Pathfinder Bancorp, Inc. and its local savings bank subsidiary, Oswego City Savings Bank. In January 1999, Pathfinder and we jointly decided to terminate our merger plans because of the difficulty in obtaining approvals from bank regulators. Even though we are not now planning to merge with Oswego City Savings, we continue to think that we should change our corporate structure. Forming a mutual holding company and selling stock may help us in the future if we want to enter into other acquisition transactions. We do expect to explore all of our options to improve our bank including acquisitions of other companies that we think could help us. We may look at areas outside of traditional banking services. We may also consider trying to form another deal with Pathfinder and Oswego City Savings. But, for now, we have no plans to enter into another deal with anyone and we are not discussing any transaction with anyone else. We may or may not enter into a combination in the future. However, the mutual holding company structure permits us to consider more options in the future.

Stock Center


           If you have any questions regarding the offering or our change in structure, please call the Stock Center at (315) ___-____.

You May Not Sell or Give Away Your Subscription Rights

           Subscription rights may not be transferred and we will act to ensure that you do not transfer your subscription rights. We will not accept any stock orders that we believe involve the transfer of subscription rights.


Important Risks in Owning Oswego County Bancorp, Inc.'s Common Stock

           Before you decide to purchase stock, you should read the "Risk Factors" section on pages __ to __ of this document.

                        SELECTED FINANCIAL AND OTHER DATA

           The summary information presented below under "Selected Financial Condition Data" and "Selected Operations Data" for, and as of the end of, each of the years in the three-year period ended December 31, 1998 is derived from our audited financial statements. The following information is only a summary and you should read it in conjunction with our financial statements and notes beginning on page F-__.

                                                      At December 31,
                                             ----------------------------------
                                               1998         1997         1996
                                             --------     --------     --------
                                                   (Dollars In Thousands)
Selected Financial Condition Data:
Total assets                                 $110,866     $111,993     $115,650
Cash and due from banks(1)                      4,007        4,083        4,723
Federal funds sold and other short-term
  investments                                   2,600        2,681       12,819
Securities held to maturity                    13,730       10,441       10,106
Securities available for sale                  14,784       10,921            5
Loans, net                                     71,013       79,052       83,504
Deposits                                       96,564       97,899      102,015
Net worth                                      11,694       11,392       11,197


                                                   Year Ended December 31,
                                             ----------------------------------
                                               1998         1997          1996
                                             --------     --------     --------
                                                   (Dollars In Thousands)
Selected Operations Data:
Total interest income                          $7,915       $8,252       $8,169
Total interest expense                          3,388        3,738        3,973
                                               ------       ------       ------
           Net interest income                  4,527        4,514        4,196
Provision for loan losses                         120          525        1,141
Noninterest income                                469          516          502
Noninterest expense                             4,405        4,115        3,737
                                               ------       ------       ------
Income (loss) before income tax expense           471          390         (180)
  (benefit)
Income tax expense (benefit)                      162          201         (119)
                                               ------       ------       ------
           Net income (loss)                   $  309       $  189       $  (61)
                                               ======       ======       ======

                                                At or For the Year Ended
                                                      December 31,
                                          -----------------------------------

                                            1998          1997         1996
                                          --------      -------      --------

Selected Ratios:(2)
Return (loss) on average assets             0.28%         0.17%       (0.05)%
Return (loss) on average equity             2.71          1.60        (0.52)
Average equity to average assets           10.38         10.41        10.04
Equity to assets at year end               10.55         10.17         9.68
Interest rate spread(3)                     3.73          3.68         3.28
Net interest margin(3)                      4.37          4.25         3.83
Non-performing loans to total loans
  at year end(4)                            2.34          2.20         2.56
Non-performing assets to total assets
  at year end(4)                            1.70          2.12         2.31
Allowance for loan losses to total
  non-performing loans                     63.23         79.43        72.61
Average interest-earning assets to
  average interest-bearing liabilities    119.48        116.19       114.99
Net interest income after provision
  for loan losses to total noninterest
  expenses                                100.05         96.48        81.78
Noninterest expenses to average
  total assets                              4.02          3.62         3.19


------------------------------

(1) Includes cash and due from banks as well as interest-earning deposits in other institutions.

(2) With the exception of end of year ratios, all ratios are based on average monthly balances.

(3) Interest rate spread represents the difference between the average yield on interest-earning assets and the average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(4) Non-performing loans consist of non-accrual loans, and non-performing assets consist of non-performing loans and real estate acquired by foreclosure.

                                  RISK FACTORS


           You should consider these risk factors, in addition to the other information in this prospectus, before deciding whether to make an investment in this stock.

Rising interest rates may hurt our profits.

           To be profitable, we have to earn more money from the interest we receive on loans and investments we make than we pay to our depositors in interest. If interest rates rise, our net interest income could be negatively affected if interest paid on interest-bearing liabilities, such as deposits, increases more quickly than interest received on interest-earning assets, such as loans, mortgage-related and investment securities. This would cause income to go down. In addition, rising interest rates may hurt our income because they may reduce the demand for loans and the market value of our mortgage-backed and investment securities. For a further discussion of how changes in interest rates could affect us, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Assets and Liability Management and Market Risk Analysis."

Oswego County MHC will own 51% or more of the stock of Oswego County Bancorp. This means that Oswego County MHC will have enough votes to control what happens on most matters put to a vote of stockholders.

           Oswego County MHC is required by the New York State Banking Department to own 51% or more of the common stock of Oswego County Bancorp. The board of trustees of Oswego County MHC will have the power to vote this stock. Therefore, the board of Oswego County MHC will control the results of most matters put to a vote of stockholders of Oswego County Bancorp. We cannot assure you that the votes cast by Oswego County MHC will be in your personal best interests. For more information regarding your lack of voting control over Oswego County Bancorp, see "Oswego County MHC" and "Restrictions on Acquisition of Oswego County Bancorp and Oswego County Savings."

After the change in structure and stock offering, our net income-to-equity ratio will be low compared to other companies and our compensation expenses will increase. This could negatively impact the price of our stock.

           The proceeds we will receive from the sale of our common stock will significantly increase our capital and it will take us time to profitably use all of it in our business operations. Our compensation expenses will also increase because of the costs associated with the employee stock ownership and stock-based incentive plans. Therefore, we expect our return on equity to be [below] our historical level and less than our regional and national peers. This low return on equity could hurt our stock price. We cannot guarantee when or if we will achieve returns on equity that are comparable to industry peers. For further information regarding pro forma income and expenses, see "Pro Forma Data."

You could have difficulty selling your stock if an active trading market does not develop.

           Because we are a new company, there is no market for our stock. We anticipate our stock to be traded on the over-the-counter market through the OTC "Electronic Bulletin Board" under the symbol "_____." However, it is unlikely that an active and liquid trading market will develop or be maintained due to the relatively small size of the offering. Friedman, Billings, Ramsey & Co. has informed us that it will attempt to make a market in our stock.

The slow recovery of local economy may hurt our profits.

           Substantially all of Oswego County Savings' loans and deposits are generated within Oswego County, New York, which is located on Lake Ontario approximately 30 miles northwest of Syracuse, New York. The recession of the early 1990s adversely affected this market area, increasing unemployment and restricting economic growth. Two large area employers closed their operations in the mid 1990s resulting in the loss of approximately 850 jobs. The area's recovery has been slower than many other parts of the United States, especially the real estate market. Management estimates that residential real estate prices have fallen by approximately 20 to 30% over the last decade. Despite the slow economic recovery and the large layoffs, the market area's largest employers, including Niagara Mohawk Power, Alcan Aluminum and Nestle, and the presence of the State University of New York, College at Oswego provide a stable source of employment to the area. However, the market area continues to experience limited population and economic growth and the unemployment rate, while lower in recent periods, is still higher than the United States and New York averages. If Oswego County Savings continues to rely almost exclusively on the Oswego County market area as its source of loans and deposits, the market's economic growth and stability will have a direct impact on Oswego County Savings' profitability.

The establishment of the Oswego County Charitable Foundation will reduce our earnings.

           Oswego County Bancorp intends to contribute to the Oswego County Charitable Foundation shares of its common stock equal to 4% of the shares sold in the stock offering, worth up to $243,800, at the time of contribution. This contribution will be a significant expense to Oswego County Bancorp and will decrease our operating results for the year ending December 31, 1999. For a further discussion regarding the effect of the contribution to the foundation, see "Pro Forma Data."

The contribution to the Oswego County Charitable Foundation means that your total ownership will be 0.8% less after we make the contribution.

           If you purchase shares, then your voting interests in Oswego County Bancorp will be reduced by 0.8% when we contribute our shares to the foundation. For a further discussion regarding the effect of the contribution to the foundation, see "Pro Forma Data," "Comparison of Valuation and Pro Form Information With No Foundation" and "Our Corporate Change and Stock Offering - Oswego County Charitable Foundation."

We intend to grant stock options and restricted stock to the board and management following the change in structure and stock offering which could further reduce your voting interest.

           If approved by a majority vote of the shareholders, excluding the shares owned by Oswego County MHC, we intend to establish a stock option plan with a number of shares equal to 10% of the shares issued to the public and a restricted stock plan with a number of shares equal to 4% of the shares issued to the public. The restricted stock would be worth $243,800 at the purchase price and assuming the maximum of the estimated offering range, for the benefit of directors, officers and employees of Oswego County Bancorp and Oswego County

Savings. Stock options can be exercised later on by the recipient by paying an amount equal to the fair market value of the stock on the date of the grant. This payment is not made until the option is actually exercised by the recipient. Restricted stock is a bonus paid in the form of stock rather than cash, and is not paid for by the recipient. Awards under these plans will reduce the voting interests of all stockholders. For further discussion regarding these plans, see "Pro Forma Data" and "Management - Benefits - Other Stock Benefit Plans."

           If computer systems do not properly work on January 1, 2000, our business operations will be disrupted.

           If our computer systems and the computer systems operated by our third party vendors do not properly work on January 1, 2000, then we could experience a disruption in our business operations. As a result, our financial condition and results of operations could be weakened. In addition, if we do not do a good job preparing for the January 1, 2000 date change, then regulators may take action against us. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Year 2000 Issues."

                           OSWEGO COUNTY BANCORP, INC.

           After completing our change in structure, the stock offering and a planned contribution of shares to the Oswego County Charitable Foundation, we will appear as shown below:


 ----------------------
| DEPOSITORS OF OSWEGO |
| COUNTY SAVINGS BANK  |
 ----------------------                    Total Public Shares
         |                 - - - - - - - - - - - - - - - - - - - - - - - - - -
         |                |                                                    |
 ----------------------   |  -----------------------       ---------------     |
|                      |  | |                       |     | OSWEGO COUNTY |    |
|   OSWEGO COUNTY MHC  |  | | MINORITY STOCKHOLDERS |     |   CHARITABLE  |    |
|                      |  | |                             |   FOUNDATION  |    |
 ----------------------   |  -----------------------       ---------------     |
         |                |              |                       |             |
         |                |              |                       |             |
         |                |              |                       |             |
         | 52.9% of the   |              | 45.3% of the          | 1.8% of the |
         | common stock   |              | common stock          | common stock|
         |                 - - - - - - - |- - - - - - - - - - - -|- - - - - - -
         |                               |                       |
         |                               |                       |
         |                               |                       |
 ------------------------------------------------------------------------------
|                          OSWEGO COUNTY BANCORP, INC.                         |
 ------------------------------------------------------------------------------
                                         |
                                         | 100% of the common stock
                                         |
                                         |
                                         |
 ------------------------------------------------------------------------------
|                          OSWEGO COUNTY SAVINGS BANK                          |
 ------------------------------------------------------------------------------

           Oswego County Bancorp was incorporated under Delaware law to hold all of the stock of Oswego County Savings. Oswego County Bancorp has applied for the approval of the Board of Governors of the Federal Reserve System to become a bank holding company and will be subject to regulation by that agency. See "How We are Regulated - Oswego County Bancorp, Inc." Oswego County Bancorp will have no significant assets other than all of the outstanding shares of common stock of Oswego County Savings, the $3.0 million of the net proceeds it keeps and its loan to the Oswego County Bancorp employee stock ownership plan ("ESOP"). Oswego County Bancorp will have no significant liabilities. See "How We Intend to Use the Proceeds." Initially, the management of Oswego County Bancorp and Oswego County Savings will be substantially the same and Oswego County Bancorp will use the offices of Oswego County Savings. Oswego County Bancorp intends to utilize the support staff of Oswego County Savings from time to time and will pay Oswego County Savings for this expense. If Oswego County Bancorp expands or changes its business in the future, we may hire our own employees.

           We believe the proposed mutual holding company structure will give us more flexibility to change our business activities by forming new companies which we would own, or by buying other companies, including other financial institutions and financial services companies. We do not have any current plans to do these things. Oswego County Bancorp intends to pay for its business activities with the proceeds it keeps from the stock sale and the money we earn from investing the proceeds, as well as from dividends from Oswego County Saving. See "Our Policy Regarding Dividends."

           The principal executive offices of Oswego County Bancorp will be located at 44 East Bridge Street, Oswego, New York 13126, and its telephone number will be (315)___-____.

                           OSWEGO COUNTY SAVINGS BANK

           Oswego County Savings is a New York-chartered and Federal Deposit Insurance Corporation-insured mutual savings bank with four full-service offices. At December 31, 1998, Oswego County Savings had total assets of $110.9 million, total deposits of $96.6 million and [equity] of $11.7 million. For more information regarding the business and operations of Oswego County Savings see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business of Oswego County Savings Bank."

           Oswego County Savings is examined and regulated by the New York State Banking Department and by the Federal Deposit Insurance Corporation, its primary federal regulator.

           The executive offices of Oswego County Savings are located at 44 East Bridge Street, Oswego, New York 13126, and its telephone number is
(315)___-____.

                                OSWEGO COUNTY MHC

           Oswego County MHC, a New York mutual holding company, will be formed as part of the restructuring of Oswego County Savings under the [Plan of Reorganization and Stock Issuance Plan]. Persons who as depositors of Oswego County Savings have liquidation and voting rights in Oswego County Savings as of the date of the reorganization will have those rights automatically exchanged for identical rights in Oswego County MHC after the reorganization as long as they remain depositors of Oswego County Savings. Trustees of Oswego County MHC will have the authority to elect any new or replacement trustees.

           Oswego County MHC's principal assets will be the shares of common stock, par value $.01 per share, of Oswego County Bancorp received in the reorganization and $100,000 contributed by Oswego County Savings as its initial capitalization. Initially, Oswego County MHC does not intend to conduct any business except to own at least 51% of the common stock of Oswego County Bancorp and invest the funds received from Oswego County Savings. Oswego County MHC will be formed as a New York mutual savings bank with no authority to accept deposits. It will be regulated by the New York State Banking Department and will be subject to the limitations and restrictions imposed on bank holding companies by the Bank Holding Company Act. See "How We are Regulated - Oswego County MHC."

           The executive offices of Oswego County MHC will be located at 44 East Bridge Street, Oswego, New York 13126, and its telephone number will be
(315)___-____.

                        HOW WE INTEND TO USE THE PROCEEDS

           Although the actual amount of net proceeds we receive from the sale of the shares of common stock cannot be determined until the reorganization and stock offering is completed, we anticipate that the net proceeds from the sale of the shares of common stock will be between $3.9 million and $5.5 million, and up to $6.4 million assuming a 15% increase in the estimated value of the common stock sold in this offering. See "Pro Forma Data" and "Our Corporate Change and Stock Offering - How We Determined Our Price and the Number of Shares to be Issued in the Stock Offering" for the assumptions we used to arrive at these amounts.

           Oswego County Bancorp will retain $3.0 million of the net offering proceeds after it uses $1.9 million to purchase all of the capital stock of Oswego County Savings to be issued in the reorganization and $488,000 to make a loan to the employee stock ownership plan. Oswego County Bancorp intends to use a portion of the net proceeds to make a loan directly to the employee stock ownership plan to enable the employee stock ownership plan to purchase up to 8.0% of the shares of common stock sold in the stock offering of between 450,500 and 609,500 shares of Oswego County Bancorp common stock at $10.00 per share through the Subscription Offering, the Community Offering and the Syndicated Public Offering (the "Offerings"). Based upon the issuance of 450,500 shares of common stock and 609,500 shares of common stock at the minimum and maximum of the estimated offering range, respectively, the loan to the employee stock ownership plan would be $360,400 and $487,600, respectively. See "Management - Benefits - Employee Stock Ownership Plan." The remaining net proceeds retained by Oswego County Bancorp initially may be used to invest in U.S. Government and federal agency securities of various maturities, mortgage-backed or other securities, deposits in either Oswego County Savings or other financial institutions, or a combination thereof. The net proceeds retained by Oswego County Bancorp may ultimately be used to:

           o         support Oswego County Savings' lending activities; or

           o support the future expansion of operations through the establishment of additional banking offices or other customer facilities or through acquisitions of other financial institutions or branch offices, although no such acquisition transactions are specifically being considered at this time.

The net proceeds from the Offerings may also be used for other business and investment purposes, including the payment of regular or special cash dividends, possible repurchases of the common stock or returns of capital. Oswego County Bancorp and Oswego County Savings have committed, however, not to take any action to further the payment of any return of capital on the common stock during the one-year period subsequent to completion of the reorganization Management of Oswego County Bancorp expects to consider further expanding or diversifying our activities, as opportunities become available.

           Following the one-year anniversary of the completion of the reorganization, to the extent permitted by the Federal Deposit Insurance Corporation and the New York State Banking Department and based upon then-existing facts and circumstances, Oswego County Bancorp's board of directors may determine to repurchase shares of common stock, subject to any applicable requirements. Facts and circumstances may include but not be limited to:

           o market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and an improvement in Oswego County Bancorp's return on equity;

           o the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefits plans; and

           o any other circumstances in which repurchases would be in the best interests of Oswego County Bancorp and its stockholders.

Any stock repurchases will be subject to the determination of Oswego County Bancorp's board of directors that Oswego County Savings will be capitalized in excess of all applicable regulatory requirements after any such repurchases.

           The portion of the net proceeds used by Oswego County Bancorp to purchase the capital stock of Oswego County Savings will be added to Oswego County Savings' general funds to be used for general corporate purposes, including increased lending and investment activities. While the amount of net proceeds received by Oswego County Savings will further strengthen Oswego County Savings' capital position, which already exceeds all regulatory requirements, we are not reorganizing primarily to raise capital. After the reorganization and stock offering, based upon the maximum of the estimated offering range, Oswego County Savings' core capital ratio will be approximately 12.4%. As a result, Oswego County Savings will continue to be a well-capitalized institution.

           The net proceeds may vary because total expenses of the reorganization and stock offering may be more or less than those estimated. The net proceeds will also vary if the number of shares to be issued in the reorganization and stock offering is adjusted to reflect a change in the estimated pro forma market value of Oswego County Savings. Payments for shares made through withdrawals from existing deposit accounts at Oswego County Savings will not result in the receipt of new funds for investment by Oswego County Savings but will result in a reduction of Oswego County Savings' interest expense and liabilities as funds are transferred from interest-bearing certificates or other deposit accounts.

                           MARKET FOR THE COMMON STOCK

           Oswego County Bancorp and Oswego County Savings have never issued capital stock, so there is no established market for the common stock at this time. Oswego County Bancorp has applied to have its common stock traded on the over-the-counter market through the OTC "Electronic Bulletin Board" under the symbol "_____." Making a market involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at these quoted prices, subject to various securities laws and other regulatory requirements. Additionally, the development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within the control of Oswego County Bancorp, Oswego County Savings or any market maker. Due to the relatively small size of the stock offering, it is unlikely that an active and liquid market will develop or be maintained. Purchasers of common stock should have a long-term investment intent and should recognize that the absence of an active trading market may make it difficult to sell their shares at or above the purchase price.

                         OUR POLICY REGARDING DIVIDENDS

           Following completion of the reorganization, the board of directors of Oswego County Bancorp intends to establish a policy to pay dividends on our common stock. The payment of dividends will depend upon a number of factors, including capital requirements, the financial condition of Oswego County Bancorp and Oswego County Savings and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in future periods. Special cash dividends, stock dividends or returns of capital may, to the extent permitted by Federal Deposit Insurance Corporation and New York State Banking Department policy and regulations, be paid in addition to, or in lieu of, regular cash dividends. Oswego County Bancorp intends to file consolidated tax returns with Oswego County Savings. Accordingly, it is anticipated that any cash distributions made by Oswego County Bancorp to its stockholders would be treated as cash dividends and not as non-taxable return of capital for federal and state tax purposes. Oswego County Bancorp anticipates that any dividends it declares will be paid to all of its shareholders, including Oswego County MHC. Under current regulatory policies applicable to bank holding companies, Oswego County MHC does not believe that it would receive Federal Reserve Board approval to waive dividends which it would otherwise receive as a shareholder of Oswego County Bancorp.

           Dividends from Oswego County Bancorp will depend, in large part, upon receipt of dividends from Oswego County Savings, because Oswego County Bancorp initially will have no source of income other than dividends from Oswego County Savings. Dividends from Oswego County Bancorp will also depend on earnings from the investment of proceeds from the sale of shares of common stock retained by Oswego County Bancorp, and interest payments received by Oswego County Bancorp on the loan to the employee stock ownership plan. See "How We Are Regulated - Limitations on Dividends."

           Any payment of dividends by Oswego County Savings to Oswego County Bancorp which would be deemed to be drawn out of Oswego County Savings' bad debt reserves would require a payment of taxes at the then-current tax rate by Oswego County Savings on the amount of earnings deemed to be removed from the reserves for such distribution. Oswego County Savings does not intend to make any distribution to Oswego County Bancorp that would create such a federal tax liability. See "Taxation."

                           OSWEGO COUNTY SAVINGS BANK
                   EXCEEDS ALL REGULATORY CAPITAL REQUIREMENTS

           At December 31, 1998, Oswego County Savings exceeded all of the regulatory capital requirements applicable to it. The table on the following page shows the historical regulatory capital of Oswego County Savings at December 31, 1998 and the pro forma regulatory capital of Oswego County Savings after giving effect to the reorganization and stock offering, based upon the sale of the number of shares shown in the table. The Federal Reserve Board has adopted capital adequacy guidelines for bank holding companies, on a consolidated basis, substantially similar to the FDIC requirements for Oswego County Savings. The pro forma regulatory capital amounts do not include the amounts to be loaned to the employee stock ownership plan and contributed to the restricted stock plan.

                                                                             Pro Forma at December 31, 1998
                                             --------------------------------------------------------------------------------------
                         Actual, as of                                                                              Maximum As
                       December 31, 1998           Minimum               Midpoint                Maximum            Adjusted(1)
                      --------------------   --------------------   --------------------   -------------------  -------------------
                                Percent of             Percent of             Percent of            Percent of           Percent of
                       Amount    Assets(2)    Amount    Assets(2)    Amount    Assets(2)    Amount   Assets(2)   Amount   Assets(2)
                      -------   -----------  --------  -----------  --------  -----------  -------- ----------- -------- ----------
                                                                  (Dollars In Thousands)

Capital and
Retained
    Earnings Under
      Generally
      Accepted
      Accounting
      Principles...  $11,694      10.5%      $13,010     11.6%      $13,312    11.8%       $13,614     12.0%    $13,962     12.3%
                     =======      ====       =======     ====       =======    ====        =======     ====     =======     ====

Leverage capital:
Capital level(3)..   $11,694      10.7%      $13,010     11.7%      $13,312    11.9%       $13,614     12.1%    $13,962     12.4%
Requirement(4)....     4,387       4.0         4,454      4.0         4,469     4.0          4,484      4.0       4,500      4.0
                     -------      ----       -------     ----       -------    ----        -------     ----     -------     ----

     Excess.......   $ 7,307       6.7%      $ 8,556      7.7%      $ 8,843     7.9%       $ 9,131      8.1%    $ 9,461      8.4%
                     =======      ====       =======     ====       =======    ====        =======     ====     =======     ====

Risk-based capital:
Tier 1 capital
level(3)(5).......   $11,694      15.5%      $13,010     17.0%      $13,312    17.3%       $13,614     17.6%    $13,962     18.0%
Requirement.......     3,023       4.0         3,069      4.0         3,079     4.0          3,089      4.0       3,100      4.0
                     -------      ----       -------     ----       -------    ----        -------     ----     -------     ----

    Excess........   $ 8,671      11.5%      $ 9,941     13.0%      $10,233    13.3%       $10,525     13.6%    $10,861     14.0%
                     =======      ====       =======     ====       =======    ====        =======     ====     =======     ====

Total capital
level(3)(5).......   $12,639      16.7%      $13,955     18.2%      $14,257    10.5%       $14,559     18.9%    $14,907     19.2%
Requirement.......     6,047       8.0         6,138      8.0         6,158     8.0          6,178      8.0       6,201      8.0
                     -------      ----       -------     ----       -------    ----        -------     ----     -------     ----

    Excess........   $ 6,592       8.7%      $ 7,817     10.2%      $ 8,099    10.5%       $ 8,381     10.9%    $ 8,706     11.2%
                     =======      ====       =======     ====       =======    ====        =======     ====     =======     ====

--------------------------
(1) As adjusted to give effect to an increase in the number of shares that could occur due to an increase in the estimated valuation range of up to 15% as a result of regulatory considerations, demand for the shares, or changes in market conditions or general financial and economic conditions following the beginning of the stock offering.

(2) Leverage capital levels are shown as a percentage of average assets. Risk-based capital levels are calculated on the basis of a percentage of risk-weighted assets.

(3) Pro forma capital levels assume: funding by Oswego County Savings of the Recognition Plan to enable the plan to acquire in the open market a number of shares equal to 4% of the minority ownership interest; the purchase by the ESOP of 8% of the minority ownership interest; and the capitalization of the Oswego County MHC by Oswego County Savings with $100,000. See "Management of Oswego County Savings Bank--Executive Compensation" for a discussion of the restricted stock plan and ESOP.

(4) The current leverage capital requirement is 3% of total adjusted assets for banks that receive the highest supervisory rating for safety and soundness and that are not experiencing or anticipating significant growth. The current leverage capital ratio applicable to all other banks is 4% to 5%. See "How We Are Regulated - Federal Regulation of Oswego County Savings -- Capital Requirements.

(5) Assumes net proceeds are invested in assets that carry a risk-weighting equal to the average risk-weighting of Oswego County Savings' risk-weighted assets as of December 31, 1998.

                                 CAPITALIZATION


           The following table presents the historical capitalization of Oswego County Savings at December 31, 1998 and the pro forma consolidated capitalization of Oswego County Bancorp after giving effect to the Offerings, based upon the sale of the number of shares shown below and the other assumptions set forth under "Pro Forma Data."

                                                                           Oswego County Bancorp Pro Forma Based upon the
                                                                                     Sale at $10.00 Per Share of
                                                               ---------------------------------------------------------------------


                                                    Oswego
                                                    County          450,500           530,000          609,500         700,925
                                                    Savings          Shares           Shares            Shares     Shares (adjusted
                                                  Historical       (Minimum)        (Midpoint)        (Maximum)      Maximum)(1)
                                                ------------------------------------------------------------------------------------

                                                                                (Dollars In Thousands)

Deposits(2).................................       $96,564           $96,564          $96,564           $96,564         $96,564
Total deposits and other borrowings .........      $96,564           $96,564          $96,564           $96,564         $96,564
                                                   =======           =======          =======           =======         =======
Stockholders' equity:
  Common Stock, $.01 par value, 7,500,000
   shares authorized; shares to be issued
   as reflected(3)..........................             -                10               12                13              15
Preferred Stock, $____ par value, 1,000,000
   shares authorized; none to be issued
Additional paid-in capital ..................           --             4,083            4,908             5,733           6,682
Retained earnings(4).........................       11,695            11,595           11,595            11,595          11,595
     Tax benefit of contribution to
        Foundation(5)........................            -                68               81                93             107
     Accumulated other comprehensive
        income .............................            (1)               (1)              (1)               (1)             (1)
 Less:
   Expense of contribution to Foundation.....           --              (180)            (212)             (244)           (280)
   Common stock acquired by ESOP(6)..........           --              (360)            (424)             (488)           (561)
   Common stock acquired by Recognition
     Plan(7).................................            -              (180)            (212)             (244)           (280)
                                                   -------           -------          -------           -------         -------
Total stockholders' equity...................      $11,694           $15,035          $15,747           $16,458         $17,277
                                                   =======           =======          =======           =======         =======

----------------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the estimated valuation range of up to 15% as a result of regulatory considerations, demand for the shares, or changes in market or general financial and economic conditions following the commencement of the stock offering.

(2) Does not reflect withdrawals from deposit accounts for the purchase of common stock, which would reduce pro forma deposits by the amount of such withdrawals.

(3) Reflects the sale of shares in the stock offering, including the issuance of additional shares of common stock to the foundation. No effect has been given to the issuance of additional shares of common stock under the stock option plan to be adopted by Oswego County Bancorp and presented for approval of stockholders following the stock offering. The stock option plan would provide for the grant of stock options to purchase a number of shares of common stock equal to 10% of the minority ownership interest. See "Management -- Benefits -- Other Stock Benefit Plans."

(4) The retained earnings of Oswego County Savings will continue to be substantially restricted after the stock offering. See "Dividend Policy" and "How We Are Regulated - New York Regulation of Oswego County Savings." Assumes that Oswego County MHC will be capitalized by Oswego County Savings with $100,000.

(5) Represents the tax effect of the contribution to the Oswego County Charitable Foundation based on a 38% tax rate. The tax deduction for charitable contributions is limited annually to 10% of Oswego County Bancorp's consolidated annual taxable income, subject to the ability of Oswego County Bancorp to carry forward and utilize any unused portion of the deduction for five years following the year in which the contribution is made. The realization of the deferred tax benefit attributable to such carryforward will depend on Oswego County Bancorp's ability to generate sufficient consolidated taxable income during the five-year carryforward period.

(6) Assumes that 8% of the minority ownership interest will be purchased by the ESOP and that the funds used to acquire the ESOP shares will be borrowed from Oswego County Bancorp. The common stock acquired by the ESOP is reflected as a reduction of stockholders' equity. See "Management Benefits -- Employee Stock Ownership Plan."

(7) Assumes that, subsequent to the stock offering, an amount equal to 4% of the minority ownership interest is purchased by the restricted stock plan through open market purchases. The actual purchase price per share may be more or less than $10.00. The common stock to be purchased by the restricted stock plan is reflected as a reduction to stockholders' equity. See "Risk Factors -- We intend to grant stock options and restricted stock to the board and management following the change in structure and stock offering which could further reduce your voting control," footnote 3 to the table under "Pro Forma Data," and "Management -- Benefits -- Other Stock Benefit Plans."

                                 PRO FORMA DATA

           The actual net proceeds from the sale of the common stock cannot be determined until the reorganization is completed. However, net proceeds are currently estimated to be between $3.9 million and $5.5 million, or $6.4 million in the event the estimated offering range is increased by 15%, based upon the following assumptions:

           o all shares of common stock will be sold in the offering of non-transferable rights to subscribe for the common stock, in order of priority, to Eligible Account Holders, the employee stock ownership plan, Supplemental Eligible Account Holders and Trustees, Officers and Employees ("Subscription Offering");

           o Friedman, Billings, Ramsey & Co., Inc. will receive a fixed fee of $100,000;

           o Oswego County Bancorp will contribute to the foundation an amount of common stock equal to 4.0% of the common stock sold in the Offerings from authorized but unissued shares; and

           o total expenses, including the fee paid to Friedman, Billings, Ramsey & Co., Inc., will be $592,200. Actual expenses may vary from those estimated.

           Pro forma consolidated net income and stockholders' equity of Oswego County Bancorp have been calculated for the fiscal year ended December 31, 1998, as if the common stock to be issued in the stock offering had been sold at the beginning of the period and the net proceeds had been invested at 4.52%, which represents the yield on one-year U.S. Government securities at December 31, 1998. In light of changes in interest rates in recent periods, this yield is deemed by Oswego County Bancorp and Oswego County Savings to more accurately reflect pro forma reinvestment rates than the arithmetic average method. The effect of withdrawals from deposit accounts for the purchase of common stock has not been reflected. A tax rate of 38.0% has been assumed for the period, resulting in an after-tax yield of 2.80% for the year ended December 31, 1998. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of common stock, as adjusted to give effect to the shares purchased by the employee stock ownership plan and the effect of the issuance of shares to the foundation. See
Note 3 to the tables below. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds. As discussed under "How We Intend to Use the Proceeds," Oswego County Bancorp intends to retain 50% of the net proceeds from the offering and from that amount to make a loan to fund the purchase of 8.0% of the common stock by the employee stock ownership plan.

           No effect has been given in the tables to the issuance of additional shares of common stock pursuant to the proposed stock option plan. See "Management - Benefits - Other Stock Benefit Plans." The table below gives effect to the restricted stock plan, which is expected to be adopted by Oswego County Bancorp following the reorganization and presented along with the stock option plan to stockholders for approval at an annual or special meeting of stockholders to be held at least six months following the completion of the reorganization. If the restricted stock plan is approved by stockholders, the restricted stock plan intends to acquire an amount of common stock equal to 4.0% of the shares of common stock sold in the stock offering, either through open market purchases or from authorized but unissued shares of common stock, if permissible. The table below assumes that stockholder approval has been obtained, as to which there can be no assurance, and that the shares acquired by the restricted stock plan are purchased in the open market at the purchase price in the stock offering. No effect has been given to Oswego County Bancorp's results of operations after the reorganization, the market price of the common stock after the reorganization or a less than 4.0% purchase by the restricted stock plan.

           The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur and should not be taken as indicative of future results of operations. Pro forma stockholders' equity represents the difference between the stated amount of assets and liabilities of Oswego County Bancorp computed in accordance with generally accepted accounting principles ("GAAP").

           The following table gives effect to the issuance of authorized but unissued shares of the common stock to the foundation concurrently with the completion of the reorganization. The pro forma stockholders' equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to stockholders in the event of liquidation.

                                                                                                                          Maximum,
                                                                         Minimum            Midpoint        Maximum      as Adjusted
                                                                         450,500            530,000         609,500        700,925
                                                                         $10.00              $10.00          $10.00        $10.00
                                                                        per Share          per Share       per Share    per Share(7)
                                                                        ---------          ---------       ---------    ------------
                                                                               (Dollars In thousands, except per share amounts)

Gross proceeds.......................................................    $4,505              $5,300           $6,095        $7,009
Plus: shares issued to the foundation................................       180                 212              244           280
                                                                        -------             -------          -------       -------
Pro forma market capitalization......................................    $4,685              $5,512           $6,339        $7,290
Gross proceeds.......................................................     4,505               5,300            6,095         7,009
Less cash contribution to foundation.................................       592                 592              592           592
                                                                        -------             -------          -------       -------
Expenses
   Estimated net proceeds............................................    $3,913              $4,708           $5,503        $6,417
Less: common stock purchased by ESOP.................................      (360)               (424)            (488)         (561)
Less: common stock purchased by restricted stock plan................      (180)               (212)            (244)         (280)
                                                                        -------             -------          -------       -------
   Estimated net proceeds, as adjusted...............................     3,372               4,072            4,772         5,576

For the Year Ended December 31, 1998
   Historical........................................................     $ 309               $ 309            $ 309         $ 309
   Pro forma income on net proceeds..................................        95                 114              134           156
   Pro forma ESOP adjustment(2)......................................       (22)                (26)             (30)          (35)
   Pro forma restricted stock plan adjustment(3).....................       (22)                (26)             (30)          (35)
                                                                        -------             -------          -------       -------
     Pro forma net income(1).........................................     $ 360               $ 371            $ 383         $ 395
                                                                        =======             =======          =======       =======

Per share net income (reflects SOP 93-6)(1)
   Historical........................................................     $0.32               $0.27            $0.24         $0.21
   Pro forma income on net proceeds..................................      0.10                0.10             0.10          0.10
   Pro forma ESOP adjustment(2)......................................     (0.02)              (0.02)           (0.02)        (0.02)
   Pro forma restricted stock plan adjustment(3).....................     (0.02)              (0.02)           (0.02)        (0.02)
                                                                        -------             -------          -------       -------
     Pro forma net income per share..................................     $0.38               $0.33            $0.30         $0.27

At December 31, 1998
Stockholders' equity:
   Historical........................................................   $11,694             $11,694          $11,694       $11,694
   Estimated net proceeds............................................     3,913               4,708            5,503         6,417
   Less: capitalization of the Oswego County MHC.....................      (100)               (100)            (100)         (100)
   Plus: shares issued to foundation.................................       180                 212              244           280
   Less: contribution to foundation..................................      (180)               (212)            (244)         (280)
   Plus: tax benefit of the contribution to the foundation...........        68                  81               93           107



                                       23


   Less: common stock acquired by ESOP...............................      (360)               (424)            (488)         (561)
   Less: common stock acquired by restricted stock plan..............      (180)               (212)            (244)         (280)
                                                                        -------             -------          -------       -------
     Pro forma stockholders' equity(3)(4)(5).........................   $15,035             $15,747          $16,458       $17,277
                                                                        =======             =======          =======       =======

Stockholders' equity per share(6)
   Historical........................................................    $11.75               $9.98            $8.68         $7.55
   Estimated net proceeds............................................      3.93                4.02             4.09          4.14
   Less: capitalization of the Oswego County MHC.....................     (0.10)              (0.09)           (0.07)        (0.06)
   Plus: shares issued to foundation.................................      0.18                0.18             0.18          0.18
   Less: contribution to foundation..................................     (0.18)              (0.18)           (0.18)        (0.18)
   Plus: tax benefit of the contribution to the foundation...........      0.07                0.07             0.07          0.07
   Less: common stock acquired by ESOP(2)............................     (0.36)              (0.36)           (0.36)        (0.36)
   Less: common stock acquired by restricted stock plan(3)...........     (0.18)              (0.18)           (0.18)        (0.18)
                                                                        -------             -------          -------       -------
     Pro forma stockholders' equity per share(3)(4)(5)...............    $15.11              $13.44           $12.23        $11.16
                                                                        =======             =======          =======       =======

Offering price as a percentage of pro forma net earnings per share...     26.32               30.30            33.33         37.04
                                                                        =======             =======          =======       =======

Offering price as a percentage of pro forma stockholders' equity per
   share(6)..........................................................     66.18%              74.40%           81.77%        89.61%


----------------------
(1) Does not give effect to the non-recurring expense that will be recognized in 1999 as a result of the establishment of the Oswego County Charitable Foundation. Oswego County Bancorp will recognize an after-tax expense for the amount of the contribution to the foundation which is expected to be $112,000, $131,000 $151,000 and $174,000 at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively. Assuming the contribution to the foundation was incurred during the year ended December 31, 1998, pro forma net income per share would be $0.26, 0.21, 0.18 and 0.15 at the minimum, midpoint, maximum and adjusted maximum, respectively. Per share net income data is based on 963,084, 1,133,040, 1,302,996, and 1,498,445 shares outstanding, which represents shares issued in the stock offering, shares contributed to the foundation and shares to be allocated or distributed under the ESOP and restricted stock plan for the period presented.

(2) It is assumed that 8% of the minority ownership interest will be purchased by the ESOP. The funds used to acquire such shares are assumed to have been borrowed by the ESOP from Oswego County Bancorp. The amount to be borrowed reflected as a reduction of stockholders' equity. Oswego County Bancorp intends to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirement of the debt. Oswego County Bancorp's total annual payment of the ESOP debt is based upon ten equal annual installments of principal, with an assumed interest rate at __%. The pro forma net income assumes: (i) that Oswego County Bancorp's contribution to the ESOP is equivalent to the debt service requirement for the year ended December 31, 1998, and was made at the end of the period; (ii) that 3,604, 4,204, 4,826, and 5,607 shares at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively, were committed to be released during the year ended December 31, 1998, at an average fair value of $10.00 per share in accordance with Statement of Position ("SOP") 93-6; and (iii) only the ESOP shares committed to be released were considered outstanding for purposes of the net income per share calculations. See "Management--Benefits--Employee Stock Ownership Plan."

(3) Gives effect to the restricted stock plan expected to be adopted by Oswego County Bancorp following the stock offering. This plan intends to acquire a number of shares of common stock equal to 4% of the minority ownership interest, or 18,020, 21,200, 24,380 and 28,037 shares of common stock at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively, either through open market purchases, if permissible, or from authorized-but-unissued shares of common stock or treasury stock of Oswego County Bancorp, if any. Funds used by the restricted stock plan to purchase the shares will be contributed to the plan by Oswego County Bancorp. In calculating the pro forma effect of the restricted stock plan, it is assumed that the shares were acquired by the restricted stock plan at the beginning of the period presented in open market purchases at the purchase price and that 20% of the amount contributed was an amortized expense during such period. The issuance of authorized-but-unissued shares of common stock to the restricted stock plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 3.8% and pro forma net income per share would be $0.37, $0.33, $0.30 and $0.27 at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively, and pro forma stockholders' equity per share would be $15.01, $13.39, $12.18, and $11.14 at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively. There can be no assurance that the actual purchase price of the shares granted under the restricted stock plan will be equal to the subscription price. See "Management--Benefits."

(4) No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan expected to be adopted by Oswego County Bancorp following the stock offering. Under the stock option plan, an amount equal to 10% of the minority ownership interest, or 45,050, 53,000, 60,950 and 70,093 shares at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of common stock pursuant to the exercise of options under the stock option plan will result in the dilution of existing stockholders' interests. Assuming all options were exercised at the end of the period at an exercise price of $10.00 per share, the pro forma net income per share would be $0.38, $0.33, $0.30 and $0.27, respectively, and the pro forma stockholders' equity per share would be $14.88, $13.30, $12.13 and $11.11, respectively. See "Management--Benefits--Other Stock Benefit Plans."

(5) The retained earnings of Oswego County Savings will continue to be substantially restricted after the stock offering. See "Dividend Policy" and "Regulation--New York Bank Regulation."

(6) Stockholders' equity per share data is based upon 995,520, 1,171,200, 1,346,880 and 1,548,912 shares outstanding representing shares issued in the stock offering, shares purchased by the ESOP and the restricted stock plan, and shares contributed to the foundation.

(7) As adjusted to give effect to an increase in the number of shares that could occur due to an increase in the estimated valuation range of up to 15% as a result of regulatory considerations, demand for the shares, or changes in market or general financial and economic conditions following the commencement of the stock offering.

      COMPARISON OF VALUATION AND PRO FORMA INFORMATION WITH NO FOUNDATION

           In the event that the Oswego County Charitable Foundation was not being established as part of the reorganization, RP Financial has estimated that the pro forma aggregate market capitalization of Oswego County Bancorp would be approximately $5.5 million at the midpoint, which is approximately $18,000 greater than the pro forma aggregate market capitalization of Oswego County Bancorp if the foundation is included, and would result in an approximately $230,000 increase in the amount of common stock offered for sale in the stock offering. At the mid-point, the pro forma price to book ratio without the foundation would be 75.53%, compared to 74.40% with the foundation. The pro forma price to earnings ratio would be the same with or without the foundation. Further, assuming the midpoint of the estimated offering range, pro forma stockholders' equity per share and pro forma earnings per share without the foundation would be $13.24 and $0.33, respectively, and $13.44 and $0.33, respectively, with the foundation. There is no assurance that in the event the foundation was not formed that the appraisal prepared at the time would have concluded that the pro forma market value of Oswego County Bancorp would be the same as that estimated on the following table. Any appraisals prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

           For comparative purposes only, set forth below are certain pricing ratios and financial data and ratios, at the minimum, midpoint, maximum and maximum, as adjusted, of the estimated offering range, assuming the reorganization and stock offering was completed at December 31, 1998 without the establishment of the foundation.

                                                               At the Minimum                          At the Midpoint
                                                      --------------------------------        -------------------------------
                                                         With                                    With
                                                      Foundation         No Foundation        Foundation        No Foundation
                                                      ----------         -------------        ----------        -------------
                                                                   (Dollars in thousands, except per share amounts)
Estimated offering amount....................           $   4,505          $   4,701          $   5,300          $   5,530
Pro forma market capitalization..............               4,685              4,701              5,512              5,530
Total assets.................................             114,207            114,311            114,919            115,041
Total liabilities............................              98,338             98,338             98,338             98,338
Pro forma stockholders' equity...............              15,035             15,139             15,747             15,869
Pro forma consolidated net earnings..........                 360                362                371                375
Pro forma stockholders' equity per share.....               15.11              14.84              13.44              13.24
Pro forma consolidated net earnings per
   share.....................................                0.38               0.37               0.33               0.33

Pro Forma Pricing Ratios:
   Price/Stockholders' Equity................               66.18%             67.39%             74.40%             75.53%
   Price/Earnings............................               26.32              27.03              30.30              30.30
   Price/Assets..............................                8.72%              8.92%             10.19%             10.43%

Pro Forma Financial Ratios:
   Return on Assets .........................                0.42%              0.42%              0.43%              0.43%
   Return on Stockholders' Equity ...........                3.19%              3.19%              3.14%              3.15%
   Stockholders' Equity /Assets..............               13.16%             13.24%             13.70%             13.79%

                                                                                                       At the Maximum,
                                                              At the Maximum                            As Adjusted
                                                      --------------------------------        -------------------------------
                                                        With                                    With
                                                      Foundation         No Foundation        Foundation        No Foundation
                                                      ----------         -------------        ----------        -------------
                                                            (Dollars in thousands, except per share amounts)
Estimated offering amount....................          $   6,095           $   6,360          $   7,009          $   7,314
Pro forma market capitalization..............              6,339               6,360              7,290              7,314
Total assets.................................            115,630             115,771            116,449            116,610
Total liabilities............................             98,338              98,338             98,338             98,338
Pro forma stockholders' equity...............             16,458              16,599             17,277             17,438
Pro forma consolidated net earnings..........                383                 385                395                401
Pro forma stockholders' equity per share.....              12.23               12.03              11.16              11.00
Pro forma consolidated net earnings per
   share.....................................               0.30                0.29               0.27               0.27

Pro Forma Pricing Ratios:
   Price/Stockholders' Equity................              81.77%              83.13%             89.61%             90.91%
   Price/Earnings............................              33.33               34.48              37.04              37.04
   Price/Assets..............................              11.65%              11.92%             13.30%             13.61%

Pro Forma Financial Ratios:
   Return on Assets .........................               0.44%               0.44%              0.45%              0.46%
   Return on Stockholders' Equity ...........               3.10%               3.09%              3.05%              3.07%
   Stockholders' Equity /Assets..............              14.23%              14.34%             14.84%             14.95%

                           OSWEGO COUNTY SAVINGS BANK

                               Statement of Income

                     Years ended December 31, 1998 and 1997

                                                                               1998                         1997
                                                                             ---------                   ---------
Interest income:
    Loans                                                                   $6,252,969                  $6,860,107
    Securities                                                               1,480,880                   1,151,073
    Federal funds sold and other short-term investments                        180,949                     240,519
                                                                            ----------                   ---------
         Total interest income                                               7,914,798                   8,251,699
                                                                            ----------                   ---------
Interest expense - deposits                                                  3,388,168                   3,737,612
                                                                            ----------                   ---------
         Net interest income                                                 4,526,630                   4,514,087
Provision for loan losses                                                      120,000                     524,816
                                                                            ----------                   ---------
         Net interest income after provision for loan losses                 4,406,630                   3,989,271
                                                                            ----------                   ---------
Noninterest income:
    Service charges                                                            387,125                     415,445
    Recovery for Nationar                                                       22,192                      54,400
    Other                                                                       59,526                      46,417
                                                                            ----------                   ---------
         Total noninterest income                                              468,843                     516,262
                                                                            ----------                   ---------
Noninterest expenses:
    Salaries and employee benefits                                           1,923,984                   1,923,888
    Occupancy and equipment                                                    670,735                     600,078
    Deposit insurance premiums                                                  11,738                      12,342
    Data processing                                                            267,782                     221,695
    Office supplies, printing and postage                                      186,750                     240,691
    Professional fees                                                          251,231                     237,923
    Merger expenses                                                            171,213                     145,278
    Real estate owned, net                                                     302,213                     198,545
    Trustee fees and benefits                                                  151,918                     172,175
    Marketing and advertising                                                  120,616                      93,375
    Other                                                                      346,585                     269,302
                                                                            ----------                   ---------
         Total noninterest expenses                                          4,404,765                   4,115,292
                                                                            ----------                   ---------
Income before income tax expense                                               470,708                     390,241
Income tax expense                                                             162,000                     201,350
                                                                            ----------                   ---------
         Net income                                                         $  308,708                   $ 188,891
                                                                            ==========                   =========

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General


           Oswego County Savings' results of operations depend primarily on its net interest income, which is the difference between interest and dividend income on interest-earning assets and interest expense on interest-bearing deposits. Interest-earning assets principally consist of loans and securities. Oswego County Savings' results of operations also are affected by the provision for losses on loans; the level of its noninterest income; its general, administrative and other expenses, including compensation and benefits, occupancy and equipment expense, real estate owned expense and other expenses; and its income tax expense. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.

Forward-Looking Statements

           This prospectus contains forward-looking statements which are based on assumptions and describe future plans, strategies and expectations of Oswego County Savings. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar words. Our ability to predict results or the actual effect of future plans or strategies is uncertain. Factors which could have a material adverse effect on our operations include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market areas and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and you should not rely too much on these statements.

Management Strategy

           When Oswego County Savings' chairman, president and chief executive officer retired in June 1996, our Board of Trustees formed a committee to search for his replacement. The search process culminated with the hiring of Gregory Kreis as president and chief executive officer in January 1997. Mr. Kreis had 29 years of banking experience in three commercial banks in Vermont, most recently as president and chief executive officer of a $145 million community bank in southern Vermont. Since joining Oswego County Savings, Mr. Kreis has retained the services of several experienced officers, including a new senior consumer and mortgage lending officer, a new commercial lending officer and a new human resources and training officer. In addition, we created the new positions of operations officer and compliance/security officer and promoted then-current officers to fill those positions. The internal auditor was transferred to the position of treasurer and chief financial officer and we retained an independent outside firm to conduct our internal audit procedures.

           The new management team reviewed and revised our policies and procedures in all major areas. Under the direction of new management, we also undertook a comprehensive review of all non-performing assets, our major loans and all of our commercial mortgage loans. As a result of this review, we increased our provisions for loan losses to $1.1 million in 1996 and $525,000 in 1997.

           During the past two years we also have implemented new and more stringent loan underwriting policies and procedures in an effort to diversify our operations while, at the same time, improving our asset quality. We believe that we now have the management team and the policies and procedures in place which will permit us to proceed with our operating strategy.

           Certain highlights of Oswego County Savings' operating strategy include the following:

           o Community Banking. We are committed to meeting the financial needs of our customers in Oswego County, New York and surrounding counties. We believe that our size and local base permit us to be more effective in servicing our customers than non-local competitors because of our ability to quickly and effectively provide senior management responses to customer needs and inquiries.

           o Emphasis on Retail Deposits. Our liability strategy emphasizes retail deposits drawn from the four full-service offices in our market area rather than institutional or wholesale deposits. At December 31, 1998, we consider our demand savings and money market accounts of $58.3 million, or 60.4% of our total deposit base of $96.6 million, to be core deposits.

           o Single-Family Residential Lending. A cornerstone of our lending program has long been single-family (one-to four-units) residential lending. At December 31, 1998, we had $60.8 million (or 84.4% of total loans) of single-family residential mortgage loans and home equity loans. We will continue to be an active originator of single-family residential mortgage loans because we believe that they provide acceptable yields and credit risk.

           o Asset Quality. Our new management team has significantly improved our asset quality. The ratio of non-performing assets to total assets was 1.70% at December 31, 1998 compared to 2.31% at December 31, 1996.

           o Net Interest Margin. We manage our interest-rate risk exposure by monitoring the levels of interest-rate sensitive assets and liabilities. We have maintained a relatively strong net interest margin due primarily to our high level of adjustable-rate mortgage loans and core deposits. For the year ended December 31, 1998, our net interest margin was 4.37%. In recent years, our real estate mortgage loans have consisted almost entirely of adjustable-rate loans. In early 1998, we began offering fixed-rate, single-family residential mortgage loans, but only under terms and conditions which will permit their resale into the secondary market. We expect to begin selling our fixed-rate mortgage loans during 1999 and $4.3 million of our loans were classified held for sale at December 31, 1998. Sales of fixed-rate mortgage loans should help us to protect ourselves against interest rate risk. Since we plan to continue servicing any loans we sell, sales of fixed-rate loans will improve our income from servicing fees.

           o Diversification Efforts. We are diversifying our banking products, and we are increasing our efforts in making commercial business loans and consumer loans, particularly home equity lines of credit. Commercial business loans and consumer loans generally have higher yields than residential mortgage loans and generally should improve our interest-rate risk profile because they have relatively short terms and interest rates which are adjustable or variable. We also are expanding our market area into North Syracuse, New York, which abuts the southern border of Oswego County. We expect to open our first branch office in North Syracuse in the summer of 1999.


Market Risk Analysis


           Efforts to Address Interest Rate Risk. To minimize the potential for adverse effects of material changes in interest rates on our results of operations, Oswego County Savings has implemented asset and liability management policies designed to better match the maturities and repricing terms of our interest-earning assets and interest-bearing liabilities. Our policies have consisted primarily of the following:

o originating adjustable or variable rate long-term loans for portfolio,

o purchasing adjustable-rate mortgage-backed securities and short-term investment securities,

o since February 1998, originating fixed-rate one-to four-family residential loans with terms of 15 to 30 years under terms and conditions which will permit their sale in the secondary market, and

o managing interest expense, by maintaining a strong retail deposit base and emphasizing core deposits.

           From the early 1980s until early 1998, Oswego County Savings originated primarily adjustable-rate mortgage loans and did not originate fixed-rate residential mortgage loans with terms of over 15 years. Most of our single-family residential mortgage loans have interest rates which adjust every one or three years. Oswego County Savings' portfolio of adjustable-rate one-to four-family residential mortgage loans amounted to $49.2 million or 83.3% of all residential mortgage loans at December 31, 1998. As long term interest rates decreased during the 1990s, most of our customers have indicated a preference for fixed-rate residential mortgage loans. In February 1998, we began the origination of long-term, fixed-rate one-to-four family residential mortgage loans in order to provide a full range of products to customers, but only under terms, conditions and documentation which allow their sale in the secondary market.

           In order to better match the maturity or repricing of interest-bearing liabilities with the maturity of our interest-earning assets, Oswego County Savings offers certificates of deposit with terms in excess of one year. At December 31, 1998, $9.9 million or 26.0% of our certificates of deposit mature in more than one year. In our efforts to address interest-rate risk, we pay higher rates on longer term and higher balance certificates of deposit.

           Oswego County Savings considers its savings deposit and money market accounts to be core deposits that are less likely to be withdrawn if interest rates rise. Our savings and money market accounts have variable interest rates, and we believe that we can adjust the interest rate on the accounts to retain a substantial portion of these deposits. While the amount of savings and money market accounts has declined in recent years, savings and money market accounts amounted to $46.7 million or 48.3% of total deposits at December 31, 1998.

           Measurement of Interest Rate Risk. Prolonged increases in market rates of interest could adversely affect our interest rate spread and net interest margin since the repricing of certain of our assets and liabilities assumed to mature or reprice within a stated period may in fact mature or reprice at different times and at different volumes. Moreover, prolonged increases in interest rates could adversely affect the demand for residential mortgage loans within our primary market area. The asset and liability management committee regularly reviews interest rate risk. We forecast the impact of alternative interest rate environments on net interest income and market value of portfolio equity, which is defined as the net present value of an institution's existing assets, liabilities and off-balance sheet instruments. We also evaluate such impacts against the maximum potential changes in net interest income and market value of portfolio equity that are authorized by the board of trustees of Oswego County Savings.

           The following table sets forth at December 31, 1998 the estimated percentage and dollar change in Oswego County Savings' net interest income over a four-quarter period and market value of portfolio equity based on the indicated changes in interest rates. The assumptions used by management to evaluate the vulnerability of our operations to changes in interest rates in the table below are primarily based on our assumptions. Although we believe these assumptions to be reasonable, the interest rate sensitivity of the assets and liabilities and the estimated effects of changes in interest rates on net interest income and the market value of portfolio equity indicated in the following table could vary substantially if different assumptions were used or actual experience differs from such assumptions.

           The following table presents the Bank's internal calculations of net interest income and net portfolio value at December 31, 1998.


   Change in Interest
 Rates in Basis Points                     Net Interest Income                                      Net Portfolio Value
----------------------      ------------------------------------------------          ----------------------------------------------
                                                 Dollar           Percentage                              Dollar          Percentage
                            Estimated         Change from           Change            Estimated           Change         Change from
                              Amount              Base             from Base            Amount          from Base            Base
                            ---------         -----------         ----------          ---------         ---------        -----------

     +400                     $3,755              $(534)            (12.44)%           $10,670          $(3,905)            (26.79)%
     +200                      4,160               (129)             (3.00)             12,543           (2,032)            (13.94)
     Base                      4,289                 --                 --              14,575               --                 --
     -200                      4,442                153               3.58              15,044              469               3.22
     -400                      4,892                603              14.07              15,488              913               6.26
------------------------------------------------------------------------------------------------------------------------------------

           Certain shortcomings are inherent in the methodology used in the above interest rate risk measurement. Modeling changes in net portfolio value requires the making of assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the above table's presentation assumes that the composition of our interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the above table provides an indication of our interest-rate risk exposure at a particular point in time, these measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

Financial Condition

           Our total assets decreased by $1.1 million or 1.0% to $110.9 million at December 31, 1998 from $112.0 million at December 31, 1997. The decrease was primarily due to an $8.4 million or 10.4% decline in the loan portfolio.

           We believe that the decrease in total loans reflects the recent consumer preference for fixed-rate residential mortgage loans and the continued high levels of mortgage loan refinancings. Because we did not resume offering fixed-rate residential mortgage loans until February 1998, we believe we were at a competitive disadvantage compared to those lenders who have marketed fixed-rate mortgage loans for a longer period of time. While our level of total loan originations increased by 13.6% in 1998 compared to 1997, loan principal reductions were substantially greater in 1998. At December 31, 1998, Oswego County Savings net loans amounted to $71.0 million or 64.0% of total assets compared to $79.1 million or 70.6% of total assets at December 31, 1997.

           Our total securities increased by $7.2 million to $28.5 million at December 31, 1998 compared to $21.4 million at December 31, 1997. The primary reason for the increase in securities was our reinvestment of available funds from loan repayments. Securities represented 25.7% and 19.1% of total assets at December 31, 1998 and December 31, 1997, respectively.

           We held $195,000 of real estate owned at December 31, 1998 compared to $599,000 at December 31, 1997. Such decline reflects, in part, our efforts to reduce our level of non-performing assets. In recent years we have reduced the level of our total non-performing assets and non-performing loans. We also charged-off $526,000 in loans in 1998. At December 31, 1998, our allowance for loan losses equaled $1.1 million representing 1.48% of total loans outstanding and 63.3% of total non-accruing loans.

           Our total deposits decreased during 1998 by $1.3 million to $96.6 million at December 31, 1998 from $97.9 million at December 31, 1997. Time deposits decreased by $1.5 million and savings and money market accounts decreased by $1.8 million, while demand deposits increased by $2.0 million during the year. The decrease in total deposits is partly attributable to our decision not to renew jumbo time deposits at the current market rates. Jumbo deposits are accounts with a balance of more than $100,000. The decrease in deposits at Oswego County Savings, as in banks throughout the country, also reflects the flow of funds into and alternative investments such as mutual funds.

           Our total net worth was $11.7 million at December 31, 1998, an increase of $303,000 from December 31, 1997. The increase was due to net income of $309,000 during the year ended December 31, 1998 less a $6,000 decrease in the net unrealized gain on securities available for sale.

           Average Balances, Net Interest Income and Yields Earned and Rates Paid. The following table presents for the periods indicated the total dollar amount of interest income from Oswego County Savings' average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. All average balances are based on monthly balances. We do not believe that the monthly averages differ significantly from what the daily averages would have been during these periods.

                                                                               Year Ended December 31,
                                           --------------------------------------------------------------------------------------
                                                             1998                                         1997
                                           ---------------------------------------      -----------------------------------------
                                            Average                        Yield/        Average                          Yield/
                                            Balance        Interest         Rate         Balance          Interest         Rate
                                           ---------      ----------      --------      ---------        ----------      --------
                                                                           (Dollars in Thousands)
Interest-earning assets:
   Loans gross(1)                          $ 75,648       $ 6,253          8.27%          $ 83,388         $ 6,860         8.23%
   Securities(2)                             24,706         1,481          5.99             19,062           1,151         6.04
   Federal funds sold and other
     short term investments                   3,232           181          5.60              3,733             241         6.46
                                           --------       -------                         --------         -------
     Total interest-earning assets          103,586         7,915          7.64            106,183           8,252         7.77

Noninterest-earning assets                    6,094                                          7,405
                                           --------                                       --------
     Total assets                          $109,680                                       $113,588
                                           ========                                       ========

Interest-bearing liabilities:
   Deposits(3)                             $ 86,698         3,388          3.91             91,384           3,738         4.09
                                           --------       -------                         --------         -------

Noninterest-bearing deposits                 10,474                                          9,217
Other noninterest-bearing liabilities         1,125                                          1,162
                                           --------                                       --------
     Total liabilities                       98,297                                        101,763
Net worth                                    11,383                                         11,825
                                           --------                                       --------

     Total liabilities and net worth       $109,680                                       $113,588
                                           ========                                       ========


Net interest income; average
  interest rate spread                                    $ 4,527          3.73%                           $ 4,514         3.68%
                                                          =======                                          =======
Net interest margin(4)                                                     4.37%                                           4.25%
Average interest-earning assets to
   average interest-bearing liabilities                                  119.48%                                         116.19%

----------------------
(1)  Excludes non-accruing loans.
(2) Average balance represents the carrying amount of securities available for sale and securities held to maturity.
(3)  Excludes noninterest-bearing checking accounts.
(4)  Equals net interest income divided by average interest-earning assets.

           Rate/Volume Analysis. The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected Oswego County Savings' interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in volume (change in volume multiplied by prior year rate), and (ii) changes in rate (change in rate multiplied by prior year volume). The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

                                               Year Ended December 31,
                                                     1998 vs. 1997
                                      --------------------------------------
                                           Increase(Decrease)
                                                 Due to             Total
                                      -------------------------    Increase
                                         Volume         Rate       Decrease)
                                      -----------    ----------   ----------
                                                   (In Thousands)

Interest-earning assets:
   Loans                               $(640)           $ 33        $(607)
   Securities                            339              (9)         330
   Short-term investments                (30)            (30)         (60)
                                       -----            ----        -----
     Total interest-earning assets      (331)             (6)        (337)
                                       -----            ----        -----

Interest-bearing liabilities:
   Deposits                             (187)           (163)        (350)
                                       -----            ----        -----

Increase (decrease) in net interest
   income                              $(144)           $157        $  13
                                       =====            ====        =====


Results of Operations


           Oswego County Savings' net income was $309,000 for the year ended December 31, 1998, an increase of $120,000 as compared to net income of $189,000 in 1997.

           Net Interest Income. Net interest income is determined by the average interest rate spread (i.e., the difference between the average yields earned on interest-earning assets and the average rates paid on interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities. Our net interest income remained relatively stable at $4.5 million for both 1998 and 1997. For the year ended December 31, 1998, net interest income decreased by $144,000 due to volume but was offset by $157,000 because of interest rate increases.

           Interest Income. Total interest income decreased by $337,000, or 4.1%, to $7.9 million for 1998 compared to $8.3 million for 1997. The primary reason for the decrease in interest income was a decrease in interest earned on our outstanding loans. Interest income on loans decreased by $607,000 or 8.9% during 1998 compared to 1997. The average balance of Oswego County Savings' loan portfolio has decreased from $83.4 million in 1997 to $75.6 million in 1998, while the average yield on our loan portfolio increased slightly from 8.23% in 1997 to 8.27% in 1998.

           Income from Oswego County Savings' securities portfolio increased by $330,000 during 1998 to $1.5 million compared to $1.2 million in 1997. The 28.7% increase in interest income from securities during 1998 was due primarily to a 29.6% increase in our average balance of securities to $24.7 million for 1998 compared to $19.1 million in 1997. The average yield on the securities portfolio decreased to 5.99% in 1998 compared to 6.04% in 1997.

           Other interest income, which consists of interest on federal funds sold and other short-term investments, was $181,000 in 1998 as compared to $241,000 in 1997. The average amount of federal funds and short-term investments decreased from $3.7 million in 1997 to $3.2 million in 1998. The average yields on these investments, which are generally more market sensitive, fluctuated from 6.46% in 1997 to 5.60% in 1998.

           Interest Expense. Interest expense, which consisted solely of interest paid on deposits in both 1998 and 1997, was $3.4 million in 1998 compared to $3.7 million in 1997. The primary reason for the $349,000, or 9.3%, decrease in interest expense in 1998 was a $4.7 million, or 5.1%, decrease in the average balance of interest-bearing deposits in 1998 together with an 18 basis point reduction in the average rate paid on these deposits in 1998 compared to 1997.

           Provision for Loan Losses. The provisions for loan losses were $120,000 and $525,000 for 1998 and 1997, respectively. These provisions were based upon, among other variables, non-accruing loans totaling $1.7 million and $1.8 million at December 31, 1998 and December 31, 1997, respectively. The provision for loan losses in 1997 also reflects our extensive review, which began in early 1997, of our loan portfolio and its inherent risk elements. Actual loan charge-offs, net of recoveries, were $460,000 in 1998 and $699,000 in 1997 which was a result of our effort during the past two years to perform remedial action on past historical nonperforming loan relationships and reduce the extent of poor credit quality loans.

           Although we believe that our allowance for loan losses was adequate at December 31, 1998, there can be no assurances that additions to such allowance will not be necessary in future periods, which would adversely affect our results of operations. In addition, various regulatory agencies, as an integral part of their examination process, periodically review our allowance for loan losses and the carrying value of our other nonperforming assets based on their judgements about information available to them at the time of their examination. No assurance can be given whether any of such agencies might require us to make additional provisions for loan losses in the future. However, as we continue to increase the amount of our loan originations and diversify the types of loans we offer, we may need to increase the amount of future provisions for loan losses.

           Noninterest Income. Non-interest income decreased by $47,000 or 9.1% during 1998 as compared to 1997. The decrease in 1998 was partially the result of a decrease of $28,000 or 6.8% in income from service charges and recoveries from Nationar of $54,000 in 1997 as compared to $22,000 in 1998.

           Noninterest Expenses. Non-interest expenses increased during 1998 by $290,000, or 7.0%, to $4.4 million compared to $4.1 million in 1997. The primary reasons for the increase in noninterest expense in 1998 compared to 1997 were a $71,000 increase in occupancy and equipment expenses, a $46,000 increase in data processing costs and a $104,000 increase in net real estate owned expense. The increase in occupancy and equipment expense was caused by increased depreciation expense as we had capital expenditures, primarily for computer equipment, of $177,000 in 1998 and $397,000 in 1997. The increase in data processing cost in 1998 reflects our efforts to continue to improve our data processing capabilities as well as efforts to prepare for the year 2000. Real estate owned expenses increased in 1998 partly as a result of our efforts to act more aggressively with respect to non-performing assets and to acquire and dispose of such assets in a more expeditious manner. Merger expense of $171,000 in 1998 and $145,000 in 1997 reflect costs incurred with the planned merger of Oswego County Savings with Pathfinder Bancorp, ("Pathfinder") a publicly traded stock holding company and whose wholly owned subsidiary is Oswego City Savings Bank. On January 18, 1999, we terminated the proposed merger with Pathfinder as a result of certain regulatory matters.

           Income Taxes. Income tax expense decreased by $39,000 in 1998 to $162,0000 as compared to $201,000 in 1997. The income tax rate declined from 34.4% in 1998 to 51.6% in 1997. The income tax rate decrease was due to 1997 non-deductible merger-related expenses becoming deductible in 1998.


Liquidity and Capital Resources


           Oswego County Savings' liquidity, represented by cash and cash equivalents and securities available for sale, is a product of its operating, investing and financing activities. Our primary sources of funds are deposits; the amortization, prepayment and maturity of outstanding loans, securities and other short-term investments; and funds provided from operations. While scheduled payments from the amortization of loans, maturing securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. In addition, Oswego County Savings invests excess funds in federal funds sold and other short-term interest- earning assets which provide liquidity to meet lending requirements. We have been able to generate sufficient cash through our deposits and have not utilized borrowings as a source of funds during the past five years.

           Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments such as federal funds sold or U.S. Treasury securities. On a longer term basis, we maintain a strategy of investing in various lending products. Most of such products have either short-terms (five years or less)or interest rates that adjust at least every three years. We use our sources of funds primarily to meet our ongoing commitments, to pay maturing certificates of deposit and savings withdrawals, fund loan commitments and maintain a portfolio of investment securities. At December 31, 1998, we had outstanding commitments to originate loans and unused letters of credit aggregating $2.4 million and $20,000, respectively, consisting primarily of fixed and adjustable-rate residential loans that are expected to close on or prior to March 31, 1999. Certificates of deposit scheduled to mature in one year or less at December 31, 1998, totaled $28.3 million. Based on historical experience, we believe that a significant portion of maturing deposits will remain with Oswego County Savings. We anticipate that we will continue to have sufficient deposit funds, together with borrowings, as needed, to meet our current commitments.

Impact of Inflation and Changing Prices


           The financial statements and related financial data presented herein have been prepared in conformity with generally accepted accounting principles, which generally require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of Oswego County Savings' assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on Oswego County Savings' performance than does the effect of inflation.


Year 2000 Compliance


           Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the Year 2000. The Year 2000 issue affects virtually all companies and organizations. We have conducted a thorough assessment of our internal systems as well as the efforts of our outside data processing service provider. During this assessment phase, we identified all in-house systems and third party relationships, and assessed whether they were "mission-critical." Mission-critical is defined as a system that is vital to the successful continuance of a core business activity. The assessment includes both information technology systems and non-information technology systems. Examples of non-information technology systems include utility and telephone companies, security systems, and correspondent financial organizations. Also included in our assessment was the identification of those systems and vendors whom we have control over and those that we do not control. Examples of those vendors whom Oswego County Savings has control over include organizations which Oswego County Savings has a material relationship with. Vendors whom Oswego County Savings has no control over include utility companies.

           The most important mission critical matter concerns the data processing provided by our third party service bureau. The service bureau with which we operate is providing us with periodic updates of its compliance progress. We have participated in testing with the provider which generated satisfactory results. The service bureau has indicated that it will be compliant. We believe that we would use manual systems as a contingency plan if power or communication capabilities were not available. There can be no assurance in this regard, however, and it is possible that as a result we could experience data processing delays, errors or failures, all of which could have a material adverse impact on our financial condition and results of operations. We estimate that our expenses related to year 2000 compliance will be approximately $350,000, including over $250,000 incurred through December 31, 1998 in compliance related costs for upgrading our computer network and telephone system.

           We have also evaluated our non-information technology systems to determine if such systems may have embedded technology that could also be affected by the year 2000 problem. We have determined that there are only a few systems of this type that could be affected. We have been informed by the vendors that the systems are or will be year 2000 compliant by year 2000.

           Computer problems experienced by our commercial borrowers could have an adverse effect on their business operations and their ability to repay their loans when due. Oswego County has begun evaluating Year 2000 readiness of its commercial loan applicants as part of the loan underwriting process and is calling upon major existing borrowers to assess their readiness and identify potential problems. There are currently no significant concerns due to the nature of the commercial loans made by the Bank.


Impact of New Accounting Standards


           On January 1, 1998, we adopted the provisions of SFAS No. 130, Reporting Comprehensive Income. This statement establishes standards for reporting and display of comprehensive income and its components. Comprehensive income includes the reported net income of a company adjusted for items that are currently accounted for as direct entries to net worth, such as the mark to market adjustment on securities available for sale. For us, comprehensive income represents net income plus other comprehensive income, which consists of the net change in after-tax unrealized gains or losses on securities available for sale for the period. Accumulated other comprehensive income in the accompanying statements of financial condition represents the net unrealized gains or losses on securities available for sale as of the reporting dates. Comprehensive income for 1998 and 1997 was $303,000 and $194,000, respectively.

           In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 requires public companies to report financial and other information about key revenue producing segments of the entity for which such information is available and is utilized by the chief operating decision maker. Specific information to be reported for individual segments includes profit or loss, certain specific revenue and expense items, and total assets. A reconciliation of segment financial information to amounts reported in the financial statements is also provided. As a community-oriented financial institution, substantially all of our operations involve the delivery of loan and deposit products to customers. Management makes operating decisions and assesses performance based on an ongoing review of these community banking operations, which constitute Oswego County Savings' only operating segment for financial reporting purposes. Therefore, the adoption of SFAS No. 131 did not result in any change in Oswego County Savings reporting.

           The FASB issued SFAS No. 132, Employers' Disclosures about Pensions and Other Post-retirement Benefits, in February 1998. This statement revises employers' disclosures about pension and other post-retirement benefit plans. It does not change the measurement or the recognition of these plans. The statement was effective for our year-end 1998 reporting and did not impact our financial position or results of operations.

           SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued in June 1998. This statement requires that all derivatives be recognized as either assets or liabilities in the statement of financial condition and that those instruments be measured at fair value. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. This statement is effective for fiscal years after June 15, 1999, although earlier adoption is permitted. We anticipate, based on current activities, that the adoption of SFAS No. 133 will not have an effect on our financial position or results of operations.

           In October 1998, the FASB issued SFAS No. 134, Accounting for Mortgage-Backed Securities Retained After the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise, which amends SFAS No 65, Accounting for Certain Mortgage Banking Activities. This statement conforms the subsequent accounting for securities retained after the securitization of mortgage loans by a mortgage banking enterprise with the accounting for such securities by a non-mortgage banking enterprise. This statement is effective for the first quarter beginning after December 15, 1998, and will not have any impact on our financial position or results of operations as we do not currently securitize mortgage loans.

                                    BUSINESS

Lending Activities


           General. At December 31, 1998, Oswego County Savings' total loans amounted to $72.1 million. Net of the $1.1 million allowance for loan losses, our loans were $71.0 million at December 31, 1998 representing 64.0% of our total assets at that date. The principal lending activity of Oswego County Savings is the origination of single-family (one-to four-units) residential real estate loans, home equity loans, and commercial real estate loans. To a lesser extent, Oswego County Savings also makes commercial loans and consumer loans. At December 31, 1998, $60.8 million or 84.4% of our total loans consisted of residential mortgage and home equity loans. Commercial mortgage loans totaled $9.0 million on that date, representing 12.4% of total loans. Commercial loans totaled $265,000 and consumer loans totaled $2.0 million at December 31, 1998.

           The types of loans that Oswego County Savings may originate are subject to federal and state laws and regulations. Interest rates charged by us on loans are affected principally by loan demand and the supply of money available for lending purposes and the rates offered by its competitors. These factors are, in turn, affected by general economic conditions, the monetary policy of the federal government, including the Federal Reserve Board, legislative and tax policies, and governmental budgetary matters.

           A New York-chartered savings bank generally may not make loans to one borrower and related entities in an amount which exceeds 15% of its unimpaired capital and surplus, although loans in an amount equal to an additional 10% of unimpaired capital and surplus may be made to a borrower if the loans are fully secured by readily marketable securities. At December 31, 1998, Oswego County Savings' limit on loans-to-one borrower was $1.8 million and its five largest loans or groups of loans-to-one borrower, including related entities, aggregated $799,000, $730,000, $710,000, $667,000 and $633,000. Four of Oswego County
Savings' five largest loans or groups of loans were performing in accordance with their terms at December 31, 1998. The $709,000 group of loans consists of two loans. Both loans were current at December 31, 1998, but have occasionally been delinquent in the past. The $667,000 group of loans consists of seven loans secured by various residential, commercial and other properties in Oswego County Savings' market area. The borrower filed bankruptcy in early 1996, all of the loans are in default and Oswego County Savings is attempting to foreclose on the collateral.

           Our Loan Portfolio. The following table sets forth the composition of our loan portfolio by type of loan at the dates indicated. Residential mortgages at December 31, 1998 include loans held for sale of $4.3 million.

                                                                        At December 31,
                                 -------------------------------------------------------------------------------------
                                           1998                            1997                          1996
                                 -------------------------     ------------------------       ------------------------
                                  Amount               %        Amount              %           Amount            %
                                 --------          -------     --------         -------       --------         -------
                                                                  (Dollars In Thousands)

Residential mortgages and
   home equity loans              $60,829           84.39%      $67,405           83.78%      $70,687           83.08%
Commercial mortgages                8,950           12.42        11,145           13.85        11,490           13.50
Commercial loans                      265            0.37           276            0.34           589            0.69
Consumer loans                      2,037            2.82         1,634            2.03         2,321            2.73
                                  -------          ------       -------          ------       -------          ------
Total loans                        72,081          100.00%       80,460          100.00%       85,087          100.00%
                                                   ======                        ======                        ======
Allowance for loan losses          (1,068)                       (1,408)                       (1,583)
                                  -------                       -------                       -------
Net loans                         $71,013                       $79,052                       $83,504
                                  =======                       =======                       =======

           Loans Due or Adjusting After One Year. The following table sets forth the dollar amount of all loans, before net items, due or adjusting after one year from December 31, 1998 as shown in the preceding table. The table lists the total loans in each category as well as those with fixed interest rates and those with floating or adjustable interest rates.


                                                 Floating or
                                Fixed-Rate     Adjustable-Rate        Total
                                ----------     ---------------        -----
                                              (In Thousands)

Residential mortgages and
    home equity loans             $ 9,882             $11,880       $21,762
Commercial mortgages                1,408               1,503         2,911
Commercial loans                      265                  --           265
Consumer loans                      1,496                 426         1,922
                                  -------             -------       -------
  Total                           $13,051             $13,809       $26,860
                                  =======             =======       =======


           Origination, Purchase and Sale of Loans. The lending activities of Oswego County Savings are subject to the written, non-discriminatory, underwriting standards and loan origination procedures established by our Board of Trustees, management, secondary market investors such as Freddie Mac and private mortgage insurance companies. We obtain loan originations from a variety of sources, including referrals from real estate brokers, developers, builders, existing customers, newspaper, radio and walk-in customers. Loan applications are taken by our lending personnel, and the loan origination department supervises the procurement of credit reports, appraisals and other documentation involved with a loan. Property valuations are performed by independent outside appraisers licensed in New York State. We require a borrower to obtain hazard insurance on any property securing a loan and we usually require title insurance on all newly originated mortgage loans.

           Our loan approval process is intended to assess the borrower's ability to repay the loan, the viability of the loan and the adequacy of the value of the property that will secure the loan. A loan application file is first reviewed by a loan originator or branch manager and then underwritten to established standards and policies. The Board has granted underwriting authority to branch managers, loan underwriters, the senior loan officer and the president in varying levels. Our Board Loan Committee usually must approve any loan we make over $100,000, except those which conform to standards permitting their resale into the secondary market (which must be approved by one of four designated officers).

           Historically, we have originated substantially all of the loans in our portfolio and held them until maturity. However, in early 1998, because of customer preference for fixed-rate mortgage loans, we began originating long-term, fixed-rate residential mortgage loans with terms conforming to secondary market standards. We expect to begin selling our recently originated fixed-rate mortgage loans into the secondary market during 1999. These loans held for sale were $4.3 million at December 31, 1998. Historically, Oswego County Savings rarely purchased loans. In the future, as we become more active in commercial business lending, we may purchase more loans and more participation interests in loans. If we begin purchasing loans or participating interests, we expect that they would have to satisfy our own loan underwriting standards.

           The following table shows total loans originated and repaid during the years ended December 31, 1998 and 1997. No loans were purchased or sold during the periods shown.



                                                     Year Ended December 31,
                                                -------------------------------

                                                  1998                   1997
                                                --------              ---------
                                                          (In Thousands)
Loan originations:
   Residential mortgages, home equity and
     commercial mortgage loans                    $6,214             $   5,337
   Commercial loans                                  296                    30
   Consumer loans                                    962                 1,211
                                                  ------                 -----
     Total loans originated                        7,472                 6,578
Loan principal reductions                        (15,050)               (9,757)
Decrease due to other
   items, net                                       (801)               (1,448)
                                                ---------            ----------
Net                                              $(8,379)              $(4,627)
                                                  =======               ======

           Residential Mortgages and Home Equity Loans. Historically, Oswego County Savings has concentrated its lending activities on the origination of loans secured primarily by first mortgage liens on existing single-family (one-to four-units) residences and home equity loans secured by second mortgages on single-family residences. At December 31, 1998, $60.8 million or 84.4% of our total loans consisted of such loans.

           From the early 1980s until early 1998, Oswego County Savings originated primarily adjustable-rate residential mortgage loans in order to manage its interest-rate risk. However, in February 1998, Oswego County Savings commenced the origination of long-term, fixed-rate single-family residential mortgage loans in order to provide a full range of products to its customers, but only under terms, conditions and documentation which conform to standards which permit their resale in the secondary market.

           Our adjustable-rate, single-family, residential mortgage loans generally have up to 30- year terms and an interest rate which adjusts every year or three years in accordance with a designated index, (currently the weekly average yield on U.S. Treasury securities adjusted to a constant comparable maturity of one year or three years, respectively, as made available by the Federal Reserve Board). Oswego County Savings generally does not offer deeply discounted interest rates. Our loans generally have a cap on the amount of any increase or decrease in the interest rate during the applicable adjustment period, and various caps, depending on when the loan was originated, on the amount which the interest rate can increase or decrease over the life of the loan. Our adjustable-rate loans currently being originated are not assumable without our consent, and do not contain prepayment penalties. Oswego County Savings has not engaged in the practice of using a cap on the payments that could allow the loan balance to increase rather than decrease, resulting in negative amortization. Adjustable-rate loans decrease the risks associated with changes in interest rates but involve other risks, primarily because as interest rates rise, the payment by the borrower rises to the extent permitted by the terms of the loan, thereby increasing the potential for default. At the same time, the marketability of the underlying property may be adversely affected by higher interest rates. We believe that these risks, which have not had a material adverse effect on us to date, generally are less than the risks associated with holding fixed-rate loans in an increasing interest rate environment. Approximately $49.2 million or 83.3% of the permanent residential mortgage loans in Oswego County Savings' loan portfolio at December 31, 1998 had adjustable interest rates.

           The demand for adjustable-rate loans in our primary market area has been a function of several factors, including the level of interest rates, the expectations of changes in the level of interest rates and the difference between the interest rates and loan fees offered for fixed-rate loans and adjustable-rate loans. The relative amount of fixed-rate and adjustable-rate residential loans that can be originated at any time is largely determined by the demand for each in a competitive environment. Due to the generally lower rates of interest prevailing in recent periods, demand for adjustable-rate, single-family residential mortgage loans in our primary market decreased as consumer preference for fixed-rate loans increased. In order to meet the demands of the marketplace, Oswego County Savings initiated its fixed-rate residential mortgage loan program.

           We are permitted by law to lend up to 100% of the appraised value of the real property securing a residential loan; however, if the amount of a residential loan originated or refinanced exceeds 90% of the appraised value, Oswego County Savings is required by federal regulations to obtain private mortgage insurance on the portion of the principal amount that exceeds 80% of the appraised value of the security property. Pursuant to underwriting guidelines adopted by the Board of Trustees, Oswego County Savings will lend up to 95% of the appraised value of the property securing a single-family residential loan, and generally requires borrowers to obtain private mortgage insurance on the portion of the principal amount of the loan that exceeds 80% of the appraised value of the security property.

           Oswego County Savings generally requires title insurance insuring the priority and validity of its mortgage lien, as well as fire and extended coverage casualty insurance in order to protect the properties securing its residential and other mortgage loans. Borrowers may be required to advance funds, with each monthly payment of principal and interest, to a loan escrow account from which the Bank makes disbursements for items such as real estate taxes, hazard insurance premiums and mortgage insurance premiums as they become due. The properties securing all of Oswego County Savings' mortgage loans are appraised by independent appraisers licensed in New York State.

           Home equity loans are originated by Oswego County Savings for up to 75% of the appraised value, less the amount of any existing prior liens on the property. We secure our home equity loans with a mortgage on the property (generally a second mortgage) and will originate the loan even if another institution holds the first mortgage. There is a maximum term of five years on fixed-rate and 15 years on adjustable-rate home equity loans. At December 31, 1998, home equity loans totaled $1.8 million or 2.5% of Oswego County Savings' total loans. We recently began offering home equity lines of credit in amounts of up to 80% of the appraised value, or 90% if we already have a first lien on the property, less the amount of existing prior liens.

           Consumer Loans. Oswego County Savings may make loans for a wide variety of personal or consumer purposes. At December 31, 1998, $2.0 million or 2.8% of Oswego County's total loans consisted of consumer loans. We originate consumer loans in order to provide a full range of financial services to our customers and because such loans generally have shorter terms and higher interest rates than single-family residential mortgage loans. The consumer loans offered by Oswego County Savings include loans secured by deposit accounts, automobile loans, recreational vehicle loans, boat loans and other miscellaneous secured and unsecured personal consumer loans.

           Oswego County Savings' loans secured by deposit accounts amounted to $248,000 or .34% of Oswego County's total loans at December 31, 1998. Such loans are originated for up to 100% of the account balance, with a hold placed on the account restricting the withdrawal of the account balance. The interest rate on the loan is typically equal to the interest rate paid on the deposit account plus 3.0%. We offer automobile loans on both new and used vehicles, with most of the loans secured by used vehicles. Our automobile loans have terms of up to five years and have fixed interest rates. Automobile loans amounted to $529,000 or 0.73% of total loans at December 31, 1998. Our unsecured personal lines of credit and loans amounted to $426,000 and $585,000, respectively, at December 31, 1998.

           Consumer loans generally have shorter terms and higher interest rates than mortgage loans but generally involve more credit risk than mortgage loans because of the type and nature of the collateral and, in certain cases, the absence of collateral. In addition, consumer lending collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness and personal bankruptcy. In most cases, any repossessed collateral for a defaulted consumer loan will not provide an adequate source of repayment of the outstanding loan balance because of improper repair and maintenance of the underlying security. The remaining deficiency often does not warrant further substantial collection efforts against the borrower. Oswego County Savings believes that the generally higher yields earned on consumer loans compensate for the increased credit risk associated with such loans and that consumer loans are important to its efforts to increase rate sensitivity, shorten the average maturity of its loan portfolio and provide a full range of services to its customers.

           Commercial Mortgage Loans. At December 31, 1998, $9.0 million or 12.4% of Oswego County Savings' total loans consisted of commercial mortgage loans. At December 31, 1998, our commercial mortgage loan portfolio consisted of 72 loans with an average balance of approximately $124,000. A majority of our commercial mortgage loans are secured by mixed-use (partly commercial and partly residential) and by apartment buildings located in primary market area.

           Commercial mortgage lending is generally considered to involve a higher degree of risk than single-family residential lending. Such lending typically involves large loan balances concentrated in a single borrower or groups of related borrowers. In addition, the payment experience on loans secured by income-producing properties is typically dependent on the successful operation of the related real estate project and thus may be subject to a greater extent to adverse conditions in the real estate market or in the economy generally.

           Commercial Business Loans. Oswego County Savings had $265,000 in commercial business loans at December 31, 1998. Prior to 1998, we had not been an active originator of commercial business loans. However, we have implemented a new commercial loan policy and have hired an experienced commercial loan underwriter, and we expect to increase the amount of commercial business loans which we originate. We plan to concentrate our efforts on making commercial business loans in amounts of $50,000 to $1.0 million to small to medium sized businesses located in our market area. We have targeted commercial business loans for expansion due to the generally higher yields of such loans, their relatively short terms and the prevalence of adjustable or floating rates of interest.

           Commercial business loans generally are deemed to involve a greater degree of risk than single-family residential mortgage loans. While commercial business lending is relatively new to us and we are attempting to aggressively increase our originations of commercial business loans, Oswego County Savings has hired an experienced commercial loan officer and has implemented policies and procedures for commercial business lending which we think are prudent.

           Loan Origination Fees. In addition to interest earned on loans, we receive loan origination fees or "points" on the origination of commercial mortgage loans. Loan points are a percentage of the principal amount of the mortgage loan and are charged to the borrower in connection with the origination of the loan.


Asset Quality


           General. When a borrower fails to make a required payment on a loan, we attempt to cure the deficiency by contacting the borrower and seeking payment. Late charges are generally imposed following the tenth day after a payment is due on consumer loans and the fifteenth day after a payment is due on mortgage loans. In most cases, deficiencies are cured promptly. If a delinquency extends beyond 30 days, the loan and payment history is reviewed and efforts are made to collect the loan. While Oswego County Savings generally prefers to work with borrowers to resolve such problems, when the account becomes 60 to 90 days delinquent, we institute foreclosure or other proceedings, as necessary, to minimize any potential loss.

           A loan is placed on non-accrual status when it is 90 days or more past due. In addition, Oswego County Savings places any loan on non-accrual status if any part of it is classified as doubtful (or loss or if any part has been charged off.) When a loan is placed on non-accrual status, total interest accrued and unpaid to date is reversed and charged to interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan.

           Real estate acquired by Oswego County Savings as a result of foreclosure or by deed-in-lieu of foreclosure under generally accepted accounting principles are classified as real estate owned until sold. Real estate owned properties are carried at the lower of fair value minus estimated costs to sell the property, or cost (generally the balance of the loan on the property at the date of acquisition). Writedowns from recorded investments to estimated fair value which are required at the time of foreclosure are charged to the allowance for loan losses. After the date of acquisition, all costs incurred in maintaining the property are expensed and costs incurred for the improvement or development of such property are capitalized. Adjustments to carrying value of such properties that result from subsequent declines in fair value are charged to operations in the period in which the decline occurs.

           Delinquent Loans. The following table sets forth information concerning delinquent loans at December 31, 1998 and 1997, in dollar amount and as a percentage of Oswego County Savings' total loan portfolio. The amounts presented are the total outstanding principal balances of the related loans, rather than the actual payment amounts which were past due.

                                                                       At December 31, 1998
                         -----------------------------------------------------------------------------------------------------------
                                 Residential
                                Mortgages and          Commercial          Commercial          Consumer
                              Home Equity Loans        Mortgages             Loans               Loans                  Total
                         -----------------------   ----------------      ---------------    ----------------      ------------------

                             Amount        %       Amount        %       Amount       %     Amount         %       Amount       %
                             ------       ---      ------       ---      ------      --     ------        --       ------      --
                                                                               (Dollars In Thousands)

Loans delinquent
  for:
  30 - 59 days               $1,655       2.30%        $51      .07%      --         --        $ 9       .01%      $1,715     2.38%
  60 - 89 days                  150        .21          --       --       --         --         11       .02          161      .22
  90 days and over              630        .87         637      .88       --         --          7       .01        1,274     1.77
                             ------       ----         ---      ---      ---        ---        ---       ---       ------     ----
Total delinquent
  loans                      $2,435       3.38%       $688      .95%      --         --        $27       .04%      $3,150     4.37%
                             ======       ====        ====      ===      ===        ===        ===       ===       ======     ====



                                                                       At December 31, 1997
                         -----------------------------------------------------------------------------------------------------------
                                 Residential
                                Mortgages and          Commercial          Commercial          Consumer
                              Home Equity Loans        Mortgages             Loans               Loans                  Total
                         -----------------------   ----------------      ---------------    ----------------      ------------------

                             Amount        %       Amount        %       Amount       %     Amount         %       Amount       %
                             ------       ---      ------       ---      ------      --     ------        --       ------      --
                                                                               (Dollars In Thousands)

Loans delinquent
  for:
  30 - 59 days               $2,693       3.35%       $135      .17%     $--         --%       $ 8       .01%      $2,836     3.53%
  60 - 89 days                  343        .43          --       --       --         --         11       .02          354      .45
  90 days and over            1,105       1.37         520      .65       --         --          2       .00        1,627     2.03
                             ------       ----        ----      ---      ---        ---        ---       ---       ------     ----
Total delinquent
  loans                      $4,141       5.15%       $655      .82%     $--         --%       $21       .03%      $4,817     6.00%
                             ======       ====        ====      ===      ===        ===        ===       ===       ======     ====


           Non-Performing Assets. The following table sets forth the amounts and categories of Oswego County Savings' non-performing assets at the dates indicated.

                                                                      At December 31,
                                                   -------------------------------------------------
                                                       1998              1997                 1996
                                                      ------            ------               -----
                                                                   (Dollars In Thousands)

Non-accruing loans:
   Residential mortgages and home equity loans      $1,017               $1,323              $2,029
   Commercial mortgages                                671                  449                 122
   Consumer                                             --                    2                  29
   Commercial                                           --                   --                  --
                                                    ------               ------              ------
        Total                                       $1,688               $1,774              $2,180
                                                    ======               ======              ======

Foreclosed assets:
  Residential real estate                              128                  514                 403
  Commercial real estate                                67                   85                  88
                                                    ------               ------              ------
  Consumer                                              --                   --                   -
                                                    ------               ------              ------
  Commercial                                            --                   --                   -
                                                    ------               ------              ------
     Total                                          $  195               $  599              $  491
                                                    ======               ======              ======


Total non-performing assets                         $1,883               $2,373              $2,671
                                                    ======               ======              ======

Total as a percentage of total assets                 1.70%                2.12%               2.31%
                                                    ======               ======              ======


           Oswego County Savings had no accruing loans which were more than 90 days delinquent at December 31, 1998, 1997 or 1996. If all non-accruing loans had been current in accordance with their terms during the years ended December 31, 1998 and 1997, additional interest income on such loans would have amounted to $81,000 and $122,000, respectively.

           Classified Assets. Federal regulations require that each insured savings bank classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, federal examiners have authority to identify problem assets and, if appropriate, classify them. There are three classifications for problem assets: "substandard," "doubtful" and "loss." Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. Another category designated "special mention" also must be established and maintained for assets which do not currently expose an insured institution to a sufficient degree of risk to warrant classification as substandard, doubtful or loss. Assets classified as substandard or doubtful require the institution to establish general allowances for loan and lease losses. If an asset or portion thereof is classified loss, the insured institution must either establish specific allowances for loan losses in the amount of 100% of the portion of the asset classified loss, or charge-off such amount. General loss allowances established to cover possible losses related to assets classified substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses do not qualify as regulatory capital. Federal examiners may disagree with an insured institution's classifications and amounts reserved.

           Exclusive of any assets classified as loss which have been fully reserved or charged-off, Oswego County Savings' classified assets at December 31, 1998 consisted of $1.3 million of assets classified as substandard, which represented 1.1% of total assets. We had no loans classified as doubtful or loss at such date.

           Allowance for Loan Losses. At December 31, 1998, our allowance for loan losses amounted to $1.1 million or 1.48% of the total loan portfolio. Oswego County Savings' loan portfolio consists primarily of residential mortgage, home equity and commercial mortgage loans and, to a lesser extent, consumer loans and commercial loans. We regularly review the loan portfolio and make provisions for loan losses in order to maintain the adequacy of the allowance for loan losses. The allowance for loan losses consists of amounts specifically allocated to non-performing loans and potential problem loans (if any) as well as allowances determined for each major loan category. Loan categories such as single-family residential mortgages and consumer loans are generally evaluated on an aggregate or "pool" basis by applying loss factors to the current balances of the various loan categories. The loss factors are determined by management based on an evaluation of historical loss experience, delinquency trends, volume and type of lending conducted, and the impact of current economic conditions in our market area. While we use the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluation. In addition, various regulatory agencies, as an integral part of their examination process, periodically review our allowance for loan losses. Such agencies may require Oswego County Savings to recognize additions to the allowance based on their judgments about information available to them at the time of their examinations.

           The following table sets forth an analysis of Oswego County Savings' allowance for loan losses during the periods indicated.



                                                       Year Ended December 31,
                                                      --------------------------

                                                        1998              1997
                                                      --------          --------
                                                          (Dollars In Thousands)

Total loans outstanding at end of period              $72,082           $80,460
                                                      =======           =======

Average loans outstanding                             $75,648           $83,388
                                                      =======           =======

Allowance for loan losses at beginning of period      $ 1,409           $ 1,583
   Charge-offs(1)                                        (526)             (724)
   Recoveries                                              65                25
                                                      -------           -------
   Net charge-offs                                       (461)             (699)
Provision for loan losses                                 120               525
                                                      -------           -------
Allowance for loan losses at end of period            $ 1,068           $ 1,409
                                                      =======           =======

Allowance for loan losses as a percent of
 total loans outstanding                                 1.48%             1.75%
                                                         ====              ====
Ratio of net charge-offs to average loans
   outstanding                                           0.61%             0.84%
                                                         ====              ====
----------------------
(1) Charge-offs in 1998 and 1997 primarily consisted of nonowner occupied multifamily loans.

           The following table presents the allocation of Oswego County Savings' allowance for loan losses by type of loan at each of the dates indicated.

                                                             December 31,
                              ---------------------------------------------------------------------
                                           1998                                 1997
                              -------------------------------     ---------------------------------
                                                     Loan                                  Loan
                                                   Category                              Category
                                    Amount          as a %             Amount             as a %
                                      of           of Total              of              of Total
                                  Allowance         Loans            Allowance            Loans
                              ---------------   -------------     --------------      ------------
                                                         (Dollars In Thousands)

Residential mortgages and
    home equity loans              $ 527             84.39%             $  702             83.78%
Commercial mortgages                 408             12.42                 550             13.85
Commercial loans                       9              0.37                   5              0.34
Consumer loans                        42              2.82                  38              2.03
Unallocated                           82                --                 114                -
                                  ------             -----              ------             -----

Total                             $1,068              $100%             $1,409               100%
                                  ======             =====              ======             =====


Securities

           Oswego County Savings has authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies and of state and municipal governments, certificates of deposit at federally insured banks and savings institutions and federal funds. Each purchase of a security is ratified by the Board of Trustees and the Asset Liability Management Committee.

           Oswego County Savings' securities portfolio's largest component are securities issued by U.S. government-sponsored agencies which had a carrying value of $20.3 million or 71.0% of the portfolio as of December 31, 1998. As of that same date, the portfolio also included $1.0 million of U.S. Treasury securities, $4.2 million of general obligations of corporations and municipalities and $3.1 million of mortgage-backed securities.

           At December 31, 1998, Oswego County's investment securities portfolio had an amortized cost of $28.5 million or 25.7% of total assets as of such date. The amortized cost of securities classified as held to maturity at December 31, 1998 was $13.7 million with a fair value of $13.8 million. The amortized cost and fair value of securities available for sale at December 31, 1998 were both $14.8 million.

           The following table sets forth certain information relating to Oswego County Savings' securities portfolio at the dates indicated.

                                                                                   December 31,
                                                       ----------------------------------------------------------------------
                                                                    1998                                     1997
                                                       --------------------------            --------------------------------
                                                       Amortized           Fair              Amortized                Fair
                                                         Cost              Value                Cost                  Value
                                                       ---------         --------            ---------              ---------
                                                                               (Dollars In Thousands)

Securities available for sale Debt securities:
   United States Treasury                               $ 1,007           $ 1,020               $ 4,017                $ 4,027
   United States Government
      agency obligations                                 13,776            13,762                 6,893                  6,892
                                                        -------           -------               -------                -------
           Total debt securities                         14,783            14,782                10,910                 10,919
Equity securities - corporate
    stocks                                                    2                 2                     2                      2
                                                        -------           -------               -------                -------
           Total securities available
             for sale                                    14,785            14,784                10,912                 10,921
                                                        -------           -------               -------                -------

Securities held to maturity Debt securities:
    Corporate and municipal securities                    4,125             4,156                 4,809                  4,823
    Mortgage-backed securities:
           GNMA                                           2,164             2,150                    62                     65
           FNMA                                             426               419                    54                     56
           FHLMC                                             22                23                    29                     30
           Small Business
             Administration                                 503               500                    --                     --
    United States Government
      agency obligations                                  6,491             6,544                 2,338                  2,348
                                                        -------           -------               -------                -------
    United States Treasury                                   --                --                 3,149                  3,152
           Total securities held to
             maturity                                    13,731            13,792                10,441                 10,475
                                                        -------           -------               -------                -------

            Total securities                            $28,516           $28,576               $21,353                $21,396
                                                        =======           =======               =======                =======


           Mortgage-Backed Securities. Mortgage-backed securities represent a participation interest in a pool of single-family or multi-family mortgages, the principal and interest payments on which are passed from the mortgage originators, through intermediaries (generally U.S. Government agencies and government-sponsored enterprises) that pool and repackage the participation interests in the form of securities, to investors such as Oswego County Savings. Such U.S. Government agencies and government-sponsored enterprises, which guarantee the payment of principal and interest to investors, primarily include Freddie Mac, Fannie Mae and Ginnie Mae.

           Freddie Mac, which is a corporation chartered by the U.S. Government, issues participation certificates backed principally by conventional mortgage loans. Freddie Mac guarantees the timely payment of interest and the ultimate return of principal on participation certificates. Fannie Mae is a private corporation chartered by the U.S. Congress with a mandate to establish a secondary market for mortgage loans. Fannie Mae guarantees the timely payment of principal and interest on Fannie Mae securities. Ginnie Mae is a government agency within the Department of Housing and Urban Development which is intended to help finance government-assisted housing programs. The timely payment of principal and interest on GNMA securities is guaranteed by the GNMA and backed by the full faith and credit of the U.S. Government. Because these government sponsored agencies were established to provide support for low- and middle-income housing, there are limits to the maximum size of loans that qualify for these programs. To accommodate larger-sized loans, and loans that, for other reasons, do not conform to the agency programs, a number of private institutions have established their own home-loan origination and securitization programs.


           Mortgage-backed securities typically are issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that are within a range and have varying maturities. The underlying pool of mortgages, i.e., fixed-rate or adjustable-rate, as well as prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security thus approximates the life of the underlying mortgages.


           At December 31, 1998, the amortized cost and fair value of Oswego County Savings' mortgage-backed securities amounted $3.1 million, which represented 2.8% of our total assets at that date. All of Oswego County Savings' $3.1 million of mortgage-backed securities at December 31, 1998 were insured or guaranteed by Ginnie Mae, Freddie Mac, the Small Business Administration and Fannie Mae, and all of those securities were classified as held to maturity. Approximately 95.0% of our mortgage-backed securities had adjustable rates of interest at December 31, 1998.

           Mortgage-backed securities generally yield less than the loans which underlie such securities because of their payment guarantees or credit enhancements which offer the investor nominal credit risk. In addition, mortgage-backed securities are more liquid than individual mortgage loans and may be used to collateralize borrowings or other obligations of Oswego County Savings.

           The following table sets forth the activity in our mortgage-backed securities portfolio during the periods indicated.


                                          At or For the Year Ended December 31,
                                          -------------------------------------
                                          1998                           1997
                                          ----                           ----
                                                 (Dollars in Thousands)
Mortgage-backed securities at
  beginning of period (amortized cost)    $  145                         $179
Purchases                                  3,425                           --
Repayments                                  (448)                         (34)
Discount accretion, net                        7                           --
                                          ------                         ----
Mortgage-backed securities at end
  of period (amortized cost)              $3,115                         $145
                                          ======                         ====
Mortgage-backed securities at end
  of period (fair value)                  $3,092                         $151
                                          ======                         ====
Weighted average yield at end of
  period                                    6.91%                        8.03%

Sources of Funds


           General. Deposits are the primary source of Oswego County Savings' funds for lending and other investment purposes. In addition to deposits, we derive funds from principal and interest payments on loans and mortgage-backed securities. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. While we generally have not used borrowings as a source of funds, they may be used on a short-term basis to compensate for reductions in the availability of funds from other sources, or on a longer term basis for general business purposes.

           Deposits. Oswego County Savings' deposit products include a broad selection of deposit instruments, including demand deposits, money market deposits, savings deposits and time deposits. Deposit account terms vary, with the principal differences being the minimum balance required, the time periods the funds must remain on deposit and the interest rate.

           Our deposits are obtained primarily from residents of Oswego County in New York State. We estimate that less than 1% of our current deposits are obtained from customers residing outside of New York State. We do not pay fees to brokers to solicit funds for deposit with Oswego County Savings or actively solicit negotiable-rate certificates of deposit with balances of $100,000 or more. Previous management of Oswego Savings periodically would solicit larger ($100,000) certificates of deposit from out-of-state residents. In order to attract out-of-state deposits, we would pay higher rates. This practice was discontinued in 1997 and substantially all certificates of deposit from out-of-state residents matured in 1997 and 1998, and have not been renewed.

           We set interest rates, maturity terms, service fees and withdrawal penalties on a periodic basis. Determination of rates and terms are predicated on funds acquisition and liquidity requirements, rates paid by competitors, growth goals and federal and state regulations.

           The following table sets forth activity in our deposits during the periods indicated.

                                          Year Ended December 31,
                                     --------------------------------
                                      1998                       1997
                                      ----                       ----
                                           (Dollars In Thousands)
Beginning balance                     $97,899                  $102,015
                                      -------                  --------
Net decrease before
  interest credited(1)                 (4,723)                   (7,854)
Interest credited                       3,388                     3,738
                                      -------                  --------
Net decrease in deposits               (1,335)                   (4,116)
                                      -------                  --------
Ending balance                        $96,564                  $ 97,899
                                      =======                  ========

---------------------

(1) The information provided is net of deposits and withdrawals because the gross amount of deposits and withdrawals is not readily available.


           The following table sets forth the dollar amount of deposits in the various types of deposit programs offered by Oswego County Savings at the dates indicated.

                                                             December 31,
                               ------------------------------------------------------------------
                                              1998                                 1997
                               ------------------------------------------------------------------
                                  Amount               %            Amount                  %
                               ----------        --------         ----------           --------
                                                        (Dollars In Thousands)

Time deposits:
  2.00% - 3.99%                    $    34           0.03%              $    --               --%
  4.00% - 5.99%                     33,724          34.92                33,071            33.78
  6.00% - 7.99%                     4, 489           4.66                 6,626             6.77
                                   -------         ------               -------           ------
    Total time deposits:            38,247          39.61                39,697            40.55
                                   -------         ------               -------           ------
Transaction accounts:
Savings deposits                    46,365          48.02                47,969            49.00
Money market deposits                  322           0.33                   566             0.58
Demand deposits                     11,630          12.04                 9,666             9.87
                                   -------         ------               -------           ------
    Total transaction
        accounts                    58,317          60.39                58,201            59.45
                                   -------         ------               -------           ------
    Total deposits                 $96,564         100.00%              $97,899           100.00%
                                   =======         ======               =======           ======

           The following table presents the average balance of each type of deposit and the average rate paid on each type of deposit for the periods indicated.


                                        Year Ended December 31,
                           -------------------------------------------------
                                  1998                          1997
                           -------------------         ---------------------
                                       Average                       Average
                           Average       Rate          Average        Rate
                           Balance       Paid          Balance        Paid
                           -------     -------         -------       -------
                                            (Dollars In Thousands)
NOW                        $   595       2.34%         $     --           --%
Savings deposits            47,346       2.40            49,883         3.01
Demand deposits             10,474        --              9,217           --
Money market deposits          500       2.73               793         2.68
Time deposits               38,257       5.41            40,708         5.44
                           -------       ----          --------         ----

Total deposits             $97,172       3.91%         $100,601         4.09%
                           =======       ====          ========         ====


           The following table shows the interest rate and maturity information for our certificates of deposit at December 31, 1998.

                                                                            Maturity Date
                  ------------------------------------------------------------------------------------------------------------------
                                            Over six
                      Six Months             Months                Over 1                Over 2               Over 3
                        or Less             to 1 Year            to 2 Years            to 3 Years             Years          Total
                  ------------------   ------------------   ------------------    ------------------    --------------    ----------
                                                               (Dollars In Thousands)

Amount                $16,949               $11,350                 4122                  1897                3929          $38,247
Average Rate             5.12%                 5.17%                5.65%                 5.48%               5.83%            5.29%


           The following table sets forth the maturities of our certificates of deposit having principal amounts of $100,000 or more at December 31, 1998.


     Certificates of deposit maturing
            in quarter ending:                         Amount
     --------------------------------            -------------------
                                               (Dollars In Thousands)
     March 31, 1999                                    $  417
     June 30, 1999                                      1,996
     September 30, 1999                                   718
     After September 30, 1999                           2,447
                                                       ------
     Total certificates of deposit with
       balances of $100,000 or more                    $5,578
                                                       ======


Subsidiaries


           Oswego County Savings currently has no subsidiaries.

Legal Proceedings


           Oswego County Savings is involved in routine legal proceedings occurring in the ordinary course of business which, in the aggregate, we believe to be immaterial to our financial condition and results of operations.


Employees


           Oswego County Savings had 48 full-time employees and six part-time employees at December 31, 1998. None of these employees is represented by a collective bargaining agent, and we believe that we enjoy good relations with our personnel.

Properties

           The following table sets forth certain information relating to Oswego County Savings' offices at December 31, 1998.


                                          Net Book Value
                           Owned    of Property and Leasehold      Deposits at
                             or           Improvement at          December 31,
       Location            Leased       December 31, 1998             1998
-----------------------   --------  -------------------------     -------------
Executive Office:                      (Dollars In Thousands)

44 East Bridge Street
Oswego, New York 13126      Owned              $165                 $43,020


Branch Offices:

4879 N Jefferson Street
Pulaski, New York 13142     Owned              357                   29,705

1930 Rt. 3 West
Fulton, New York 13069      Owned              143                   14,374

30 W. Utica Street
Oswego, New York 13126      Owned              903                    9,465
                                                                    -------
                                                                    $96,564
                                                                    =======


           In addition to the above, we have contracted to purchase a building at 700 North Main Street, Route 11 in North Syracuse, New York. We hope to open a new branch office at this site in the summer of 1999.

                              HOW WE ARE REGULATED

General

           Oswego County Savings is a New York-chartered mutual savings bank, and its deposit accounts are insured up to applicable limits by the FDIC under the Bank Insurance Fund. Oswego County Savings is subject to extensive regulation by the Department as its chartering agency, and by the FDIC as the deposit insurer. After the reorganization, Oswego County will be a New York-chartered stock savings bank with deposits insured under the Bank Insurance Fund, and will continue to be subject to extensive regulation by the Department and the FDIC. Except as otherwise indicated below, the discussion that follows of the regulations that currently apply to Oswego County Savings will apply to the same extent to Oswego County Savings after the reorganization.

           Oswego County Savings must file reports with the Department and the FDIC concerning its activities and financial condition, and it must obtain regulatory approval prior to entering into certain transactions, such as mergers with, or acquisitions of, other depository institutions and opening or acquiring branch offices. The Department and the FDIC conduct periodic examinations to assess Oswego County Savings' compliance with various regulatory requirements, to ascertain the condition of Oswego County Savings and to ensure that Oswego County Savings is being operated in a safe and sound manner. This regulation and supervision is intended primarily for the protection of the deposit insurance funds and depositors. The regulatory authorities have extensive discretion in connection with the exercise of their supervisory and enforcement activities, including the setting of policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Oswego County Bancorp, as a bank holding company, also is required to file certain reports with, and otherwise comply with, the rules and regulations of the Federal Reserve Board and the Department and with the rules and regulations of the SEC under the federal securities laws. Any change in the regulations governing Oswego County Savings or Oswego County Bancorp, whether by a bank regulatory agency or through legislation, could have a material adverse impact on Oswego County and Oswego County Bancorp and their operations and shareholders.

           The following is a summary of laws and regulations applicable to Oswego County Savings, Oswego County Bancorp and Oswego County MHC. The operations of Oswego County Savings and Oswego County Bancorp may be affected by legislative and regulatory changes as well as by changes in the policies of various regulatory authorities.

New York Regulation of Oswego County Savings

           Powers. Oswego County Savings gets its lending, investment and other powers primarily from provisions of the New York Banking Law and regulations. Under these laws and regulations, savings banks, including Oswego County Savings, may invest in real estate mortgages, consumer and commercial loans, certain types of debt securities, including certain corporate debt securities and obligations of federal, state and local governments and agencies, certain types of corporate equity securities and certain other assets. A savings bank may also exercise trust powers upon approval of the New York Banking Board. The exercise of these lending, investment and other powers are limited by federal law and regulations. See "-- Federal Regulation of Oswego County Savings -- Activity Restrictions on State-Chartered Banks."

           Community Reinvestment Act. The New York Banking Law, like the federal Community Reinvestment Act ("CRA") discussed below, requires New York banking institutions to serve the credit needs of its local community ("NY CRA"). Under the regulations, the Department makes biennial community reinvestment evaluations of each banking institution and assess each institution's compliance with the NY CRA. Oswego County Savings' latest NY CRA rating was "satisfactory."

           Limitations on Dividends. Under the New York Banking Law, Oswego County Savings will not be able to declare, credit or pay any dividends if capital is impaired or would be impaired as a result of the dividend. In addition, the New York Banking Law provides that Oswego County Savings cannot declare and pay dividends in any calendar year in excess of its "net profits" for such year combined with its "retained net profits" of the two preceding years, less any required transfer to surplus or a fund for the retirement of preferred stock, without prior regulatory approval.

           Enforcement. Under the New York Banking Law, the Superintendent may issue an order to a New York-chartered banking institution to appear and explain an apparent violation of law, to discontinue unauthorized or unsafe practices and to keep prescribed books and accounts. The Superintendent also has authority to take possession of a New York banking organization under certain circumstances, including when it appears that the banking organization is conducting its business in an unauthorized or unsafe manner, is in an unsound or unsafe condition to transact its business or has an impairment of its capital.

Federal Regulation of Oswego County Savings

           Capital Requirements. The FDIC has adopted risk-based minimum capital regulations for insured state nonmember banks, such as Oswego County Savings. The regulations establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among insured depository institutions. Risk-based capital ratios are determined by allocating assets and specified off-balance sheet commitments to four risk-weighted categories ranging from 0% to 100%, with higher levels of capital required for the categories perceived as representing greater risk. State nonmember banks must maintain a minimum ratio of qualifying total capital to risk-weighted assets of 8.0%, and a minimum ratio of Tier 1 capital to risk-weighted assets of 4.0%. Tier 1 capital includes common equity, certain noncumulative perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries, less goodwill and certain other intangible assets except mortgage servicing rights and purchased credit card relationships, subject to certain limitations. Total capital consists of Tier 1 capital plus supplementary (Tier 2) capital which includes, among other items, cumulative perpetual and long-term, limited-life, preferred stock, mandatory convertible securities, certain hybrid capital instruments, term-subordinated debt and the allowance for loan and lease losses, subject to certain limitations, less required deductions. In addition, insured state nonmember banks must maintain a ratio of Tier 1 capital to average total assets (leverage ratio) of at least 3% to 5%, depending on the bank's CAMELS rating.

           Capital requirements higher than these minimum requirements may be established for a particular bank if the FDIC determines that a bank's capital is, or may become, inadequate in view of its particular circumstances. Individual minimum capital requirements may be appropriate if a bank is receiving special supervisory attention, has a high degree of exposure to interest rate risk or poses other safety and soundness concerns. Oswego County currently is not subject to any individually imposed minimum capital requirements.

           Failure to meet capital guidelines could subject Oswego County Savings to a variety of enforcement actions, including issuance of a capital directive, the termination of deposit insurance, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon banks that fail to meet applicable capital requirements under the FDIC's prompt corrective action regulations.

           The FDIC assesses Oswego County Savings' exposure to declines in the economic value of the bank's capital due to changes in interest rates when assessing the bank's capital adequacy. Under such a risk assessment, examiners will evaluate Oswego County Savings' capital for interest rate risk on a case-by-case basis, with consideration of both quantitative and qualitative factors. Applicable considerations include the quality of the bank's interest rate risk management process, the overall financial condition of the bank and the level of other risks at the bank for which capital is needed. Institutions with significant interest rate risk may be required to hold additional capital.

           Activity Restrictions on State-Chartered Banks. Section 24 of the Federal Deposit Insurance Act generally limits the activities and investments of state-chartered insured banks and their subsidiaries to those permissible for federally chartered national banks and their subsidiaries except for such activities and investments that are specifically exempted by law or that the FDIC determines would pose no significant risk to the Bank Insurance Fund. Any bank that held, at the time of passage of Section 24, an impermissible investment or engaged in an impermissible activity and that did not receive FDIC approval to retain the investment or to continue the activity was required to submit to the FDIC a plan for divesting of the investment or activity as quickly and prudently as possible.

           Enforcement. The FDIC has extensive enforcement authority over Oswego County Savings. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist orders and to remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations and to unsafe or unsound practices.

           The FDIC is required, with certain exceptions, to appoint a receiver or conservator for an insured state bank if that bank is "critically undercapitalized." For this purpose, "critically undercapitalized" means having a ratio of tangible equity to total assets that is equal to or less than 2%. See "-- Prompt Corrective Action." The FDIC may also appoint a conservator or receiver for a state bank on the basis of the institution's financial condition or upon the occurrence of certain events, including: (1) insolvency; (2) substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices; (3) existence of an unsafe or unsound condition to transact business; (4) likelihood that a bank will be unable to meet the demands of its depositors or to pay its obligations in the normal course of business; and (5) insufficient capital. In the event of any such appointment, it is likely that stockholders of the institution would not receive anything for their interests in the institution and such interest ultimately would be extinguished.

           Deposit Insurance. Oswego County Savings is subject to quarterly payments on semiannual insurance premium assessments for its FDIC deposit insurance. The FDIC implements a risk-based deposit insurance assessment system. Deposit insurance assessment rates currently are within a range of $0.00 to $0.27 per $100 of insured deposits (subject to a $2,000 minimum), depending on the assessment risk classification assigned to each institution. Under current FDIC assessment guidelines, Oswego County Savings expects that it will incur only the minimum FDIC deposit insurance assessments for the first half of 1999. However, the deposit insurance assessments imposed by the FDIC are subject to change.

           FDIC insurance on deposits may be terminated by the FDIC, after notice and hearing, upon a finding by the FDIC that the insured bank has engaged or is engaging in unsafe or unsound practices, or is in an unsafe or unsound condition to continue operations as an insured bank, or has violated any applicable law, regulation, rule or order of, or condition imposed by or written agreement entered into with the FDIC.

           Community Reinvestment Act. Under the CRA, as implemented by FDIC regulations, a savings bank has an obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low- and moderate-income neighborhoods. The CRA requires the FDIC, in connection with its examination of a savings institution, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by the institution.

           The FDIC rates an institution based on its actual performance in meeting community needs. The evaluation system focuses on a lending test, an investment test, and a service test.

           In its most recent examination for CRA performance, Oswego County Savings received an "Satisfactory" rating from the FDIC.

           Safety and Soundness Standards. Oswego County Savings is subject to certain FDIC standards designed to maintain the safety and soundness of individual banks and the banking system. The FDIC has prescribed safety and soundness guidelines relating to (1) internal controls, information systems and internal audit systems; (2) loan documentation; (3) credit underwriting; (4) interest rate exposure; (5) asset growth and quality; (6) earnings; and (7) compensation and benefit standards for officers, directors, employees and principal stockholders. The guidelines are intended to set out standards that the FDIC will use to identify and address problems at institutions before capital becomes impaired. Institutions are required to, among other things, establish and maintain a system to identify problem assets and prevent deterioration of those assets in a manner commensurate with their size and the nature and scope of their operations. Furthermore, institutions must establish and maintain a system to evaluate and monitor earnings and ensure that earnings are sufficient to maintain adequate capital and reserves in a manner commensurate with their size and the nature and scope of their operation.

           A bank not meeting one or more of the safety and soundness guidelines may be required to file a compliance plan with the FDIC. In the event that an institution were to fail to submit an acceptable compliance plan or fail in any material respect to implement an accepted compliance plan within the time allowed by the FDIC, the institution would be required to correct the deficiency and the FDIC would also be authorized to: (1) restrict asset growth; (2) require the institution to increase its ratio of tangible equity to assets; (3) restrict the rates of interest that the institution may pay; or (4) take any other action that would better carry out the purpose of the corrective action. Oswego County Savings believes it was in compliance with all such safety and soundness guidelines as of the date of this prospectus.

           The FDIC periodically conducts examinations of insured institutions and, based upon evaluations, may require a revaluation of assets of an insured institution and may require the establishment of specific reserves in amounts equal to the difference between such revaluation and the book value of the assets.

           Prompt Corrective Action. Under the FDIC's prompt corrective action regulations, insured institutions will be considered:

           (1) "well capitalized" if the institution has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater, and a leverage ratio of 5% or greater provided that the institution is not subject to an order, written agreement, capital directive or prompt corrective action directive to meet and maintain a specified capital level for any capital measure;

           (2) "adequately capitalized" if the institution has a total risk-based capital ratio of 8% or greater, a Tier 1 risk based capital ratio of 4% or greater and a leverage ratio of 4% or greater (3% or greater if the institution is rated composite CAMELS 1 in its most recent report of examination and is not experiencing or anticipating significant growth);

           (3) "undercapitalized" if the institution has a total risk-based capital ratio that is less than 8%, or a Tier 1 risk-based ratio of less than 4% and a leverage ratio that is less than 4% (3% if the institution is rated composite CAMELS 1 in its most recent report of examination and is not experiencing or anticipating significant growth);

           (4) "significantly undercapitalized" if the institution has a total risk-based capital ratio that is less than 6%, Tier 1 risk-based capital ratio of less than 3% or a leverage ratio that is less than 3%; and

           (5) "critically undercapitalized" if the institution has a ratio of tangible equity to total assets that is equal to or less than 2%.

           Under certain circumstances, the FDIC can reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category (except that the FDIC may not reclassify a significantly undercapitalized institution as critically undercapitalized). At December 31, 1998, Oswego County Savings was classified as a "well capitalized" institution.

           An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to the FDIC. An undercapitalized institution also is generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the FDIC may take any other action that it determines will better carry out the purpose of prompt corrective action initiatives.

           Dividend Restrictions. Oswego County Savings is not permitted to pay dividends if, as the result of the payment, it would become undercapitalized, as defined in the prompt corrective action regulations of the FDIC. In addition, if Oswego County Savings becomes "undercapitalized" under the "prompt corrective action" initiatives of the FDIC, payment of dividends would be prohibited without the prior approval of the FDIC. Oswego County Savings also could be subject to these dividend restrictions if the FDIC determines that Oswego County Savings is in an unsafe or unsound condition or engaging in an unsafe or unsound practice.

           Required Reserves. Under Federal Reserve Board regulations, Oswego County Savings is required to maintain non-interest-earning reserves against its transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve Board regulations generally require that reserves of 3% must be maintained against aggregate transaction accounts of $46.5 million or less (subject to adjustment) and an initial reserve of $1,395,000 plus 10% (subject to adjustment between 8% and 14%) against that portion of total transaction accounts in excess of $46.5 million. The first $4.9 million of otherwise reservable balances (subject to adjustments) are exempted from the reserve requirements. Because required reserves must be maintained in the form of either vault cash, a non-interest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve Board, the effect of this reserve requirement is to reduce Oswego County Savings' interest-earning assets.

Holding Company Regulation

           Federal Bank Holding Company Regulation. Upon consummation of the reorganization, the Oswego County MHC and Oswego County Bancorp, will become bank holding companies. Bank holding companies are subject to comprehensive regulation and regular examinations by the Federal Reserve Board under the Bank Holding Company Act, and the regulations of the Federal Reserve Board. The Federal Reserve Board also has extensive enforcement authority over bank holding companies, including, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to require that a holding company divest subsidiaries (including its bank subsidiaries). In general, enforcement actions may be initiated for violations of law and regulations and unsafe or unsound practices.

           After consummation of the reorganization and stock offering, the Oswego County MHC and Oswego County Bancorp will be subject to capital adequacy guidelines for bank holding companies (on a consolidated basis) which are substantially similar to those of the FDIC for Oswego County Savings. On a pro forma consolidated basis after the reorganization and stock offering, the pro forma regulatory capital of Oswego County MHC and Oswego County Bancorp stockholders' equity will exceed these requirements.

           Under Federal Reserve Board policy, a bank holding company must serve as a source of strength for its subsidiary bank. Under this policy the Federal Reserve Board may require, and has required in the past, a holding company to contribute additional capital to an undercapitalized subsidiary bank.


           Under the Bank Holding Company Act, a bank holding company must obtain Federal Reserve Board approval before: (1) acquiring, directly or indirectly, ownership or control of any voting shares of another bank or bank holding company if, after such acquisition, it would own or control more than 5% of such shares (unless it already owns or controls the majority of such shares);
(2) acquiring all or substantially all of the assets of another bank or bank holding company; or (3) merging or consolidating with another bank holding company.

           The Bank Holding Company Act also prohibits a bank holding company, with certain exceptions, from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank or bank holding company, or from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. The principal exceptions to these prohibitions involve certain non-bank activities which, by statute or by Federal Reserve Board regulation or order, have been identified as activities closely related to the business of banking or managing or controlling banks. The list of activities permitted by the Federal Reserve Board includes, among other things, operating a savings association, mortgage company, finance company, credit card company or factoring company; performing certain data processing operations; providing certain investment and financial advice; underwriting and acting as an insurance agent for certain types of credit-related insurance; leasing property on a full-payout, non-operating basis; selling money orders, travelers' checks and United States Savings Bonds; real estate and personal property appraising; providing tax planning and preparation services; and, subject to certain limitations, providing securities brokerage services for customers.

           Interstate Banking and Branching. Federal law allows the Federal Reserve Board to approve an application of an adequately capitalized and adequately managed bank holding company to acquire control of, or acquire all or substantially all of the assets of, a bank located in a state other than the holding company's home state, without regard to whether the transaction is prohibited by the laws of any state. The Federal Reserve Board may not approve the acquisition of a bank that has not been in existence for the minimum time period (not exceeding five years) specified by the statutory law of the host state. The Federal Reserve Board is prohibited from approving an application if the applicant (and its depository institution affiliates) controls or would control more than 10% of the insured deposits in the United States or 30% or more of the deposits in the target bank's home state or in any state in which the target bank maintains a branch. Individual states continue to have authority to limit the percentage of total insured deposits in the state which may be held or controlled by a bank or bank holding company to the extent such limitation does not discriminate against out-of-state banks or bank holding companies. Individual states may also waive the 30% statewide concentration limit referred to above.

           Additionally, beginning on June 1, 1997, the federal banking agencies were authorized to approve interstate merger transactions without regard to whether the transaction is prohibited by the law of any state, unless the home state of one of the banks "opted out" by adopting a law which applies equally to all out-of-state banks and expressly prohibits merger transactions involving out-of-state banks. Interstate acquisitions of branches are permitted only if the law of the state in which the branch is located permits such acquisitions. In response to the federal law, the State of New York enacted laws allowing interstate mergers and branching on a reciprocal basis.

           Federal law authorizes the FDIC to approve interstate branching de novo by national and state banks, respectively, only in states which specifically allow for such branching. The appropriate federal banking agencies are required to prescribe regulations which prohibit any out-of-state bank from using the interstate branching authority primarily for the purpose of deposit production. The FDIC and Federal Reserve Board have adopted such regulations. These regulations include guidelines to ensure that interstate branches operated by an out-of-state bank in a host state are reasonably helping to meet the credit needs of the communities which they serve. Should the FDIC determine that a bank interstate branch is not reasonably helping to meet the credit needs of the communities serviced by an interstate branch, the FDIC is authorized to close the interstate branch or not permit the bank to open a new branch in the state in which the bank previously opened an interstate branch.

           New York State Bank Holding Company Regulation. In addition to the federal bank holding company regulations, a bank holding company organized or doing business in New York State also may be subject to regulation under the New York State Banking Law. The term "bank holding company," for the purposes of the New York State Banking Law, is defined generally to include any person, company or trust that directly or indirectly either controls the election of a majority of the directors or owns, controls or holds with power to vote more than 10% of the voting stock of a bank holding company or, if the bank holding company is a banking institution, another banking institution, or 10% or more of the voting stock of each of two or more banking institutions. In general, a bank holding company controlling, directly or indirectly, only one banking institution will not be deemed to be a bank holding company for the purposes of the New York State Banking Law. Under New York State Banking Law, the prior approval of the Banking Board is required before: (1) any action is taken that causes any company to become a bank holding company; (2) any action is taken that causes any banking institution to become or be merged or consolidated with a subsidiary of a bank holding company; (3) any bank holding company acquires direct or indirect ownership or control of more than 5% of the voting stock of a banking institution; (4) any bank holding company or subsidiary thereof acquires all or substantially all of the assets of a banking institution; or (5) any action is taken that causes any bank holding company to merge or consolidate with another bank holding company. Additionally, certain restrictions apply to New York State bank holding companies regarding the acquisition of banking institutions which have been chartered five years or less and are located in smaller communities. Officers, directors and employees of New York State bank holding companies are subject to limitations regarding their affiliation with securities underwriting or brokerage firms and other bank holding companies and limitations regarding loans obtained from its subsidiaries. Neither Oswego County MHC nor Oswego County Bancorp will be a bank holding company for purposes of New York State law upon the effective date of the reorganization.

           Mutual Holding Company Regulation. Under New York law, the Oswego County MHC may exercise all powers and privileges of a New York-chartered mutual savings bank, except for the power of accepting deposits. The Oswego County MHC is also permitted to exercise all powers and engage in all activities permitted to a bank holding company under the Bank Holding Company Act.

           Dividend Waivers by the Oswego County MHC. It has been the policy of many mutual holding companies to waive the receipt of dividends declared by any savings institution subsidiary or mid-tier stock holding company. In connection with its approval of the reorganization, however, it is expected that the Federal Reserve Board will impose certain conditions on the waiver by the Oswego County MHC of dividends paid on the common stock. In particular, the Oswego County MHC is expected to be required to obtain prior Federal Reserve Board approval before it may waive any dividends. As of the date of the prospectus, management does not believe that the Federal Reserve Board has given its approval to any waiver of dividends by any mutual holding company that has requested its approval.

           The terms of the Federal Reserve Board approval of the reorganization are also expected to require that the amount of any waived dividends will not be available for payment to minority stockholders and be excluded from capital for purposes of calculating dividends payable to minority stockholders. Moreover, the cumulative amount of any waived dividends must be maintained in a restricted capital account which would be added to any liquidation account of Oswego County Savings, and would not be available for distribution to minority stockholders. The restricted capital account and liquidation account amounts would not be reflected in Oswego County Savings' financial statements or the notes thereto, but would be considered as a notational or memorandum account of Oswego County Savings, and would be maintained in accordance with the rules, regulations and policy of the Office of Thrift Supervision as administered by the Federal Reserve Board, and any other rules, regulations and policies adopted by the Federal Reserve Board.

            Management does not believe that the Oswego County MHC will initially waive dividends declared by Oswego County Savings . If the Oswego County MHC decides that it is in its best interest to waive a particular dividend to be paid by Oswego County Savings, and the Federal Reserve Board approves such waiver, then Oswego County Savings would pay such dividend only to minority stockholders, and the amount of the dividend waived by the Oswego County MHC would be treated in the manner described above. Oswego County MHC's decision to waive a particular dividend will depend on a number of factors, including the Oswego County MHC's capital needs, the investment alternatives available to the Oswego County MHC as compared to those available to Oswego County Savings, and regulatory approvals. There can be no assurance (1) that after the reorganization the Oswego County MHC will waive dividends paid by Oswego County Savings, (2) that the Federal Reserve Board will approve any dividend waivers by the Oswego County MHC or (3) of the terms that may be imposed by the Federal Reserve Board on any dividend waiver.

           Conversion of the Oswego County MHC to Stock Form. New York law, regulations of the Department and the plan of reorganization permit the Oswego County MHC to convert from the mutual to the capital stock form of organization (a "conversion transaction"). There can be no assurance when, if ever, a conversion transaction will occur, and the board of trustees has no current intention or plan to undertake a conversion transaction. In a conversion transaction, the Oswego County MHC would merge with and into Oswego County Savings with Oswego County Savings as the resulting entity, and certain depositors of Oswego County Savings would receive the right to subscribe for additional shares of the resulting entity. In a conversion transaction, each share of common stock outstanding immediately prior to the completion of the conversion transaction held by persons other than the Oswego County MHC would be automatically converted into and become the right to receive a number of shares of common stock of the resulting entity determined pursuant to an exchange ratio that ensures that after the conversion transaction, the percentage of the to-be outstanding shares of the resulting entity issued to minority stockholders in exchange for their common stock would be equal to the percentage of the outstanding shares of common stock held by minority stockholders immediately prior to the conversion transaction. The total number of shares held by minority stockholders after the conversion transaction also would be affected by any purchases by those persons in the offering that would be conducted as part of the conversion transaction. To date, the Federal Reserve Board has not approved the waiver of dividends by mutual holding companies under its supervision.

             In addition, if Oswego County MHC is permitted by state and federal regulators to waive dividends it would otherwise be entitled to receive as a shareholder of Oswego County Bancorp, the number of shares issued to minority stockholders in a mutual-to-stock conversion would be reduced to reflect the aggregate amount of dividends waived by the Oswego County MHC.


                                    TAXATION

Federal Taxation


           General. The Oswego County MHC, Oswego County Bancorp and Oswego County Savings will be subject to federal income taxation in the same general manner as other corporations with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to Oswego County MHC, Oswego County Bancorp and Oswego County Savings. Oswego County Savings' federal income tax returns have been audited or closed without audit by the Internal Revenue Service through 1994.

           Method of Accounting. For federal income tax purposes, Oswego County Savings currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31. After the reorganization, Oswego County Bancorp and Oswego County Savings will file consolidated income tax returns on the accrual method. Oswego County MHC will file a separate return.

           Bad Debt Reserves. In August 1997, legislation was enacted that repealed the reserve method of accounting (including the percentage of taxable income method) previously used by many savings institutions to calculate their bad debt reserve for federal income tax purposes. Savings institutions with $500 million or less in assets may, however, continue to use the experience method. Oswego County Savings must recapture that portion of its tax bad debt reserve at December 31, 1995 which exceeded the amount that could have been taken under the experience method for post-1987 tax years. At December 31, 1995, Oswego County Savings' post-1987 excess reserves amounted to approximately $210,000. The recapture is occurring over a six-year period, which began on January 1, 1996. The legislation also requires savings institutions to account for bad debts for federal income tax purposes on the same basis as commercial banks for tax years beginning after December 31, 1995. This change in tax accounting method and recapture of excess bad debt reserves is adequately provided for in Oswego County Savings' deferred tax liability.

           At December 31, 1998, the total federal income tax reserves of Oswego County Savings were approximately $1,107,000, exclusive of the $105,000 post-1987 reserve which has not yet been recaptured.

           Charitable Contributions. A corporation's deduction for charitable contributions is limited to 10% of taxable income without regard to deductions for charitable contributions, NOL carrybacks and capital loss carrybacks. Contributions which exceed the above limitation can be carried over to the five succeeding tax years.

           Distributions. If Oswego County Savings were to distribute cash or property to its stockholders, and the distribution was treated as being from its accumulated tax bad debt reserves, the distribution would cause Oswego County Savings to have additional taxable income. A distribution is from accumulated bad debt reserves if (a) the reserves exceed the amount that would have been accumulated on the basis of actual loss experience, and (b) the distribution is a "non-qualified distribution." A distribution with respect to stock is a non-qualified distribution to the extent that, for federal income tax purposes,
(1) it is in redemption of shares, (2) it is pursuant to a liquidation of the institution, or (3) in the case of a current distribution, together with all other such distributions during the taxable year, it exceeds the institution's current and post-1951 accumulated earnings and profits. The amount of additional taxable income created by a non-qualified distribution is an amount that when reduced by the tax attributable to it is equal to the amount of the distribution.

           Capital Gains and Corporate Dividends-Received Deduction. Corporate net capital gains are taxed at a maximum rate of 35%. Corporations which own 20% or more of the stock of a corporation distributing a dividend may deduct 80% of the dividends received. Corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct 70% of the dividends received. However, a corporation that receives dividends from a member of the same affiliated group of corporations may deduct 100% of the dividends received.

           Minimum Tax. The Code imposes an alternative minimum tax at a rate of 20%. The alternative minimum tax generally applies to a base of regular taxable income plus certain tax preferences ("alternative minimum taxable income" or "AMTI") and is payable to the extent such AMTI is in excess of an exemption amount. Tax preference items include (a) depreciation and (b) 75% of the excess (if any) of (1) adjusted current earnings as defined in the Code, over (2) AMTI (determined without regard to this preference and prior to reduction by net operating losses).

           Net Operating Loss Carryovers. For tax years beginning after August 5, 1997, a financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At December 31, 1998, the Bank had no net operating loss carryforwards for federal income tax purposes.


New York State Taxation


           General. Oswego County Savings and Oswego County Bancorp will report income on a combined calender year basis to New York State. The Oswego County MHC will not be included in the combined return. The franchise tax on banking corporations is imposed in an amount equal to the greater of: (a) 9% of "entire net income" allocable to New York State; (b) 3% of "alternative entire net income" allocable to New York State; (c) 0.01% of the average value of assets allocable to New York State; or (d) nominal minimum tax. Entire net income is based on federal taxable income, subject to certain modifications. Alternative entire net income is equal to entire net income without certain modifications.

           Bad Debt Deduction. New York State enacted legislation in 1996, which among other things, decoupled the federal and New York State tax laws regarding thrift bad debt deductions and permits the continued use of Oswego County Savings debt reserve method under Section 593. Thus, provided Oswego County Savings continues to satisfy certain definitional tests and other conditions, it is permitted to continue to compute the annual for bad debt deduction using either a six year moving average experience method or a statutory percentage equal to 32% of Oswego County Savings' New York State taxable income.


                                   MANAGEMENT


Management of Oswego County Bancorp

           The board of directors of Oswego County Bancorp will consist of the same individuals who serve as trustees of Oswego County Savings. The board of directors of Oswego County Bancorp is divided into three classes, each of which contains approximately one-third of the board. The directors shall be elected by the stockholders of Oswego County Bancorp for staggered three-year terms, or until their successors are elected and qualified. One class of directors, consisting of Messrs. Kreis and Schneible, has a term of office expiring at the first annual meeting of stockholders, a second class, consisting of Messrs. Frassinelli, and Heins, has a term of office expiring at the second annual meeting of stockholders and a third class, consisting of Messrs. Brower, Shapiro and Walrath has a term of office expiring at the third annual meeting of stockholders.

           The following individuals are the executive officers of Oswego County Bancorp and hold the offices set forth below opposite their name.


                                             Position Held with Oswego County
     Executive                 Age(1)                    Bancorp
--------------------------    -------   ----------------------------------------

Gregory J. Kreis                52        President and Chief Executive Officer
Robert H. Hillick               51        Senior Vice President and Treasurer
Gregory H. May                  45        Senior Vice President
Judith S. Percy                 39        Senior Vice President
Mary E. Lilly                   43        Vice President
Ronald Tascarella               40        Vice President

-------------------------

(1)  As of December 31, 1998

           The executive officers of Oswego County Bancorp are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the board of directors.

           Information concerning the principal occupations, employment and compensation of the directors and executive officers of Oswego County Bancorp during the past five years is set forth under "-- Management of Oswego County Savings." The Oswego County Bancorp initially will not compensate its directors or executive officers, but may determine that compensation for its directors is appropriate in the future. However, we do not anticipate providing separate compensation to them unless they devote significant time to the separate management of Oswego County Bancorp's affairs. We do not expect this to occur until Oswego County Bancorp becomes actively engaged in additional businesses other than holding the stock of Oswego County Savings.

Management of Oswego County Savings

           Because Oswego County Savings is a mutual savings bank, the members of its board of trustees have been appointed by other trustees. Upon completion of the reorganization and stock offering, the trustees of Oswego County Savings immediately prior to the stock offering will continue to serve Oswego County Savings in its stock form as directors until successors are elected and qualified. Currently, each trustee serves until December 31 of the year of his seventy-fifth birthday. Following the reorganization and stock offering, directors of Oswego County Savings will serve staggered three-year terms or until their successors are elected and qualified. Because Oswego County Bancorp will own all the issued and outstanding capital stock of Oswego County Savings following the reorganization and stock offering, the board of directors of Oswego County Bancorp will elect the directors of Oswego County Savings. Except for Mr. Brower who will not serve on the board of the Oswego County MHC, the persons who are serving as trustees of Oswego County Savings will also serve as trustees of the Oswego County MHC and as directors of Oswego County Bancorp upon consummation of the reorganization and stock offering.

           The following table sets forth certain information regarding the board of directors of Oswego County Savings.


                                            Positions Held
                                                 With                  Director
  Name                   Age(1)          Oswego County Savings         Since(2)
-------------------     -------      -----------------------------    ---------


Michael R. Brower         48         Director                            1996
Bruce P. Frassinelli      59         Chairman of the Board               1995
Paul J. Heins             59         Director                            1989
Gregory J. Kreis          52         Director, President and Chief       1997
                                     Executive Officer
Paul W. Schneible         50         Director                            1996
Bernard Shapiro           72         Director                            1963
Carl K. Walrath           71         Director                            1974

-----------------------------

(1)  As of December 31, 1998.
(2)  Includes service as a trustee of Oswego County Savings.


Biographical Information

           The business experience of each director for at least the past five years is set forth below.

           Michael R. Brower. Mr. Brower is currently managing member and Chief Executive Officer of the Oswego Cranberry Company. Previously, Mr. Brower served as Executive Director, of the Oswego County Co-Operative Extension.

           Bruce P. Frassinelli. Mr. Frassinelli retired as of January 1, 1999. Previously, he was the publisher and editor of the Palladium Times Newspaper, Oswego, New York.


           Paul J. Heins. Mr. Heins is the owner of Paul's Big M Grocery Store, Oswego, New York.


           Gregory J. Kreis. Mr. Kreis has served as president and chief executive officer of Oswego County Savings since January 1997. Previously, Mr. Kreis served as president and chief executive office of Factory Point National Bank, Manchester, Vermont.


           Paul W. Schneible. Mr. Schneible is the owner of Paul W. Schneible, CPA, Accountants and Consultants, Oswego, New York.

           Bernard Shapiro. Mr. Shapiro is currently retired. Previously, Mr. Shapiro was the owner of a retail clothing store.

           Carl K. Walrath. Mr. Walrath is currently retired. Previously, Mr. Walrath owned an insurance agency.

Executive Officers Who Are Not Trustees

           Each of the executive officers of Oswego County Savings will retain his or her office following the reorganization. Officers are elected annually by the board of directors of Oswego County Savings. Information about the current position of each executive officer with Oswego County Savings who does not serve as a director and their business experience for at least the past five years is set forth below.

           Robert H. Hillick. Mr. Hillick has been vice president and treasurer since April 1997 and was promoted to senior vice president and treasurer in December 1998. From 1993 until April 1997, he was the internal auditor. He is a certified public accountant.

           Gregory H. May. Mr. May was promoted to senior vice president, consumer lending in December 1998. He joined Oswego County Savings in April 1997 as vice president, consumer lending. Prior to April 1997, he held a variety of mortgage-related positions in upstate New York and most recently was regional manager for the central region of Marine Midland Mortgage Company.

           Judith S. Percy. Ms. Percy was promoted to senior vice president, operations in December 1998. She is responsible for management information systems as well as internal operations and facilities management. Previously, she served as vice president of operations and has held a variety of positions at Oswego County Savings since June 1979.

           Mary E. Lilly. Ms. Lilly has been vice president, security and compliance since May 1997. Previously, she had worked in most areas of Oswego County Savings since starting in April 1974. Most recently she had managed the Pulaski branch office.

           Ronald Tascarella. Mr. Tascarella has been vice president, commercial lending since June 1998. He has worked at several banks in central New York in the commercial lending area since 1979. Most recently he had worked at Skaneateles Savings Bank and The Savings Bank of Utica.

Meetings and Committees of Oswego County Savings

           Oswego County Savings' board of trustees meets at least monthly and may have additional special meetings. During the fiscal year ended December 31, 1998, the board of trustees held 15 meetings. No trustee attended fewer than 75% in the aggregate of the total meetings of the board or committees on which the trustee served for fiscal 1998. There are currently three committees of the board of trustees consisting of the personnel and compensation committee, the loan committee and the executive committee.

Compensation of Trustees

           The chairman of the board of trustees receives $1,450 per board meeting while the other non-employee trustees receive $1,250 per meeting. In addition, the outside trustees receive $350 per committee meeting. Trustees receive a fee only for the board and committee meetings that they attend. Board fees are subject to periodic adjustment by the board of trustees.
See " -- Benefits -- Other Stock Benefit Plans."

Deferred Compensation Plan for Trustees

           In 1997, Oswego County Savings instituted a deferred compensation plan for trustees who may elect to defer all or part of their annual trustee fees to fund the plan. The plan provides that deferred fees are to be invested in mutual funds, as selected by the individual trustees. At December 31, 1998, deferred trustees fees included in Oswego County Savings' other liabilities aggregated $184,000. Following consummation of the reorganization, the plan will continue to operate in the same manner and will apply to the directors of Oswego County Savings.

Executive Compensation

           The following table sets forth the cash and certain other compensation paid by Oswego County Savings for services rendered in all capacities during the fiscal year ended December 31, 1998 to the president and chief executive officer of Oswego County Savings. No other officers of Oswego County Savings had compensation in excess of $100,000.


====================================================================================================================================
                                           Annual Compensation(1)                 Long Term Compensation
                                   --------------------------------------   -------------------------------------
                                                                                    Awards                Payouts
                                                                            ------------------------     --------
                                                               Other                      Securities
       Name and          Fiscal                                Annual       Restricted    Underlying       LTIP         All Other
  Principal Position      Year       Salary      Bonus      Compensation     Stock(3)     Options(3)      Payouts    Compensation(4)
------------------------------------------------------------------------------------------------------------------------------------
Gregory J. Kreis
President and Chief
Executive Officer        1998      $150,000    $20,000(2)        - -            - -           - -            - -          $7,693

====================================================================================================================================


(1) There were no perquisites with an aggregate value in excess of the lesser of $50,000 or 10% of the executive's salary and bonus not included in the table as part of the salary or bonus.

(2) Reflects the bonus received in fiscal 1998 for his performance in fiscal
1997.

(3) As a mutual savings bank, Oswego County Savings does not have stock-based benefit plans. Oswego County Bancorp, however, intends to adopt stock-based plans following the reorganization.

(4) Reflects a matching contribution of $5,338 made by Oswego County Savings under a 401(k) plan and a life insurance premium of $2,355.

Report of Independent Compensation Consultant

           Under the Department's regulations governing the reorganization, Oswego County Savings must obtain the opinion of an independent compensation consultant as to whether the total compensation for the executive officers and trustees of Oswego County Savings, viewed as a whole and on an individual basis, is reasonable and proper in comparison to the compensation provided to executive officers and trustees of similar publicly traded financial institutions. Oswego County Savings has obtained an opinion from ______________, which provides that, based upon public data of similarly situated publicly traded financial institutions operating in the relevant markets as of ________ ___, 1999, with respect to the total cash compensation (base salary and annual incentive) for executive officers and total compensation for trustees of Oswego

County Savings, such compensation, viewed as whole and on an individual basis, is reasonable in comparison to the total compensation (base salary, annual incentives and estimated present value of long-term incentives) provided by similarly situated publicly traded financial institutions, and that, with respect to the amount of shares of common stock to be reserved under the ESOP, stock option plan and restricted stock plan that the amounts reserved for granting are reasonable in comparison to similar publicly traded financial institutions.

Benefits

           401(k) Plan. Oswego County Savings has a tax-qualified savings plan with a salary deferral feature. Generally, a full-time employee who has attained the age of 21 and completed one year of employment is eligible to participate. A participant may make a deferral from 2% to 9% of his compensation up to $10,000, indexed annually. Oswego County Savings makes matching contributions of 50% of each participant's annual deferrals up to a maximum of 3% of compensation. Oswego County Savings made an aggregate matching contribution of $ 36,000 for fiscal 1998.

           A participant is fully vested for his own deferrals, and vests over five years in any matching contributions, other permissible discretionary contributions, and reallocations of plan forfeitures. The plan allows a participant to direct the investment of his individual plan accounts among several investment options.

           As part of the reorganization, Oswego County Savings amended the 401(k) plan to permit investments in a fund established to invest primarily in the common stock of Oswego County Bancorp. A participant will have the opportunity to invest all or any portion of his plan account balance in this additional investment fund.

           Oswego County Bancorp common stock will be held by the plan's trustee for the benefit of the individual participants who choose to direct their investments into the newly created fund. Generally, a participant will control the exercise of the voting and tendering rights relating to the common stock held for his benefit.

           Defined Benefit Pension Plan. Oswego County Savings maintains a non-contributory defined benefit pension plan covering substantially all of its full-time employees. A participant is fully vested in the plan upon reaching five years of service after obtaining the age of 18.

           The normal retirement benefit is based upon a participant's highest three-year average annual base earnings during the participant's final ten years of service, subject to certain limitations required by the plan and the Internal Revenue Code. The annual benefit provided to a participant at normal retirement age (generally age 65) is determined as follows:

                2% of the participant's average annual earnings.

                                  multiplied by

                  the participant's years of credited service.

          (Limited to 60% of the participant's average annual earnings)

           The plan also provides for early retirement benefits which are calculated in the same manner as normal retirement benefits. However, benefits are reduced when the participant chooses to begin the receipt of his benefits prior to normal retirement age.

           Employee Stock Ownership Plan. The Oswego County Bancorp has established the ESOP for employees of Oswego County Bancorp and Oswego County Savings to become effective upon the reorganization and stock offering. Full-time employees of Oswego County Bancorp and Oswego County Savings who have been credited with at least 1,000 hours of service during a twelve-month period are eligible to participate in the ESOP.

           As part of the reorganization and stock offering, in order to fund the purchase of up to 8% of the common stock sold in the reorganization and stock offering, it is anticipated that the ESOP will borrow funds from Oswego County Bancorp. It is anticipated that the loan will equal 100% of the aggregate purchase price of the common stock acquired by the ESOP. The loan to the ESOP will be repaid principally from Oswego County Bancorp's and Oswego County Savings' contributions to the ESOP over a period of not less than 10 years, and the collateral for the loan will be the common stock purchased by the ESOP. The interest rate for the ESOP loan is expected to be ______. The Oswego County Bancorp may, in any plan year, make additional discretionary contributions for the benefit of plan participants in either cash or shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual stockholders, upon the original issuance of additional shares by Oswego County Bancorp or upon the sale of treasury shares by Oswego County Bancorp. These purchases, if made, would be funded through additional borrowings by the ESOP or additional contributions from Oswego County Bancorp. The timing, amount and manner of future contributions to the ESOP will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

           Shares purchased by the ESOP with the proceeds of the loan will be held in a suspense account and released to participant's accounts as debt service payments are made. Shares released from the ESOP will be allocated to each eligible participant's ESOP account based on the ratio of each such participant's compensation to the total compensation of all eligible ESOP participants. Forfeitures will be reallocated among remaining participating employees and may reduce any amount Oswego County Bancorp might otherwise have contributed to the ESOP. Upon the completion of seven years of service, the account balances of participants within the ESOP will become 100% vested. Credit is given for years of service with Oswego County Savings prior to adoption of the ESOP. In the case of a "change in control," as defined, however, participants will become immediately fully vested in their account balances. Benefits may be payable upon retirement or separation from service. The Oswego County Bancorp's contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated.


           Messrs. Kreis and Hillick will serve as trustees of the ESOP. Under the ESOP, the trustees must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees, and unallocated shares will be voted in the same ratio on any matter as those allocated shares for which instructions are given.


           See "Risk Factors - After the change in structure and stock offering, our net income-to-equity ratio will be low compared to other companies and our compensation expenses will increase. This could negatively impact the price of our stock." for discussion which addresses compensation expense to be incurred as a result of the ESOP.

           GAAP requires that any borrowing by the ESOP from an independent third party be reflected as a liability on Oswego County Bancorp's statement of financial condition. Since the ESOP is borrowing from Oswego County Bancorp, such obligation is not treated as a liability, but the cost of the shares acquired by the ESOP will be deducted from Oswego County Bancorp's stockholders' equity. If the ESOP purchases newly issued shares from Oswego County Bancorp, total stockholders' equity would neither increase nor decrease, but per share stockholders' equity and per share net earnings would decrease as the newly issued shares are allocated to the ESOP participants.


           The ESOP will be subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the regulations of the IRS and the Department of Labor thereunder.


           Other Stock Benefit Plans. In the future, we plan to consider the implementation of a stock option plan and a restricted stock plan for the benefit of selected directors, officers and employees. We anticipate that the stock option plan and restricted stock plan will have reserved a number of shares equal to 10% and 4%, respectively, of Oswego County Bancorp common stock sold in the stock offering. Grants of common stock under the restricted stock plan will be made without cost to the recipient. If a determination is made to implement a stock option plan or restricted stock plan, it is anticipated that any such plans will be submitted to stockholders for their consideration at which time stockholders would be provided with detailed information regarding such plan. If such plans are approved, and effected, they will have a dilutive effect on Oswego County Bancorp's stockholders as well as affect Oswego County Bancorp's net income and stockholders' equity, although the actual results cannot be determined until such plans are implemented. Any stock option plan or restricted stock plan will not be implemented less than six months after the date of the completion of the reorganization.

Loans and Other Transactions with Officers and Trustees

           Under New York Banking Law, Oswego County Savings, as a mutual institution, can only make a loan to a trustee or a person who is an "executive officer" for regulatory purposes if the loan is secured by a first mortgage on a primary residence or by a deposit account with Oswego County Savings. However, it is Oswego County Savings' policy not to make loans to its trustees and executive officers. Following the reorganization, Oswego County Savings, as a stock institution, will not be subject to this restriction.

           Any loans we would make to our trustees and executive officers are also subject to Sections 22(h), 23A and 23B of the Federal Reserve Act which limit the amount of loans and other transactions with affiliated persons of Oswego County Savings.


                          PROPOSED MANAGEMENT PURCHASES


           The following table sets forth, for each of Oswego County Bancorp's directors and for all of the directors and executive officers as a group, the proposed purchases of common stock, assuming sufficient shares are available to satisfy their subscriptions. The amounts include shares that may be purchased through individual retirement accounts and by associates.


                                                          At the Minimum of the Estimated                At the Maximum of the
                                                                    Offering Range                      Estimated Offering Range
                                                        -------------------------------------     ----------------------------------
                                                                                                                      As a Percent
                                                          Number of           As a Percent of         Number of         of Shares
Name                                   Amount              Shares           Shares Offered(1)          Shares           Offered(1)
------------------------------    ---------------       --------------  ----------------------    --------------      -------------

Michael R. Brower                     $50,000               5,000                 1.1                   5,000                *
Bruce P. Frassinelli                    7,500                 750                  *                      750                *
Paul J. Heins                           5,000                 500                  *                      500                *
Gregory J. Kreis                      150,000              15,000                 3.3                  15,000               2.5
Paul W. Schneible                      50,000               5,000                  *                    5,000                *
Bernard Shapiro                        25,000               2,500                  *                    2,500                *
Carl K. Walrath                        25,000               2,500                  *                    2,500                *
Robert H. Hillick                      25,000               2,500                  *                    2,500                *
Gregory H. May                          5,000                 500                  *                      500                *
Judith S. Percy                        10,000               1,000                  *                    1,000                *
Mary E. Lilly                          12,500               1,250                  *                    1,250                *
Ronald Tascarella                      10,000               1,000                  *                    1,000                *
All directors and executive          $375,000              37,500                 8.3                  37,500               6.2
officers as a group (twelve
persons)


----------------

1 An asterisk indicates a percentage of shares offered of less than one percent.


           In addition, the ESOP currently intends to purchase 8% of the common stock sold in the stock offering for the benefit of officers and employees. Stock options and stock grants may also be granted in the future to directors, officers and employees upon the receipt of stockholder approval of Oswego County Bancorp's proposed stock benefit plans. See "Management Management of the Bank - Benefits" for a description of these plans.


                     OUR CORPORATE CHANGE AND STOCK OFFERING


General


           On March 19, 1998, the Board of Trustees of Oswego County Savings adopted the Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company as amended on December 17, 1998 and March 18, 1999, and under this plan, Oswego County Savings will reorganize into the New York mutual holding company structure as a wholly owned subsidiary of Oswego County Bancorp, which in turn will be a majority-owned subsidiary of Oswego County MHC. Following receipt of all required regulatory approvals, the approval of the depositors of Oswego County Savings entitled to vote on the plan of reorganization, and the satisfaction of all other conditions precedent to the reorganization, Oswego County Savings will complete the reorganization. Oswego County Savings in its stock form will continue to conduct its business and operations from the same offices with the same personnel as Oswego County Savings conducted prior to the reorganization. The reorganization will not affect the balances, interest rates or other terms of Oswego County Savings' loans or deposit accounts, and the deposit accounts will continue to be insured by the FDIC. Oswego County MHC initially will be capitalized with $100,000. When the reorganization is completed, Oswego County MHC will use this capital for general corporate purposes.

           Under the plan of reorganization, we will accomplish our corporate change as follows or in any other manner that is consistent with applicable New York and federal law and regulations and the intent of the plan of reorganization:

           (1) Oswego County Savings will organize an interim New York stock savings bank as a wholly owned subsidiary ("Interim One");

           (2) Interim One will organize an interim New York stock savings bank as a wholly owned subsidiary ("Interim Two");

           (3) Interim One will organize Oswego County Bancorp as a wholly owned subsidiary;

           (4) Oswego County Savings will convert its charter to a New York stock savings bank charter to become Oswego County Savings and Interim One will convert its charter to a New York mutual holding company charter to become the Oswego County MHC;

           (5) simultaneously with step (4), Interim Two will merge with and into Oswego County Savings with Oswego County Savings as the resulting institution;

           (6) all of the initially issued stock of Oswego County Savings will be transferred to Oswego County MHC in exchange for depositor interests in Oswego County MHC;

           (7) Oswego County MHC will contribute the capital stock of Oswego County Savings to Oswego County Bancorp, and Oswego County Savings will become a wholly owned subsidiary of Oswego County Bancorp; and

           (8) contemporaneously with the reorganization, Oswego County Bancorp will offer for sale in the stock offering shares of common stock based on the pro forma market value of Oswego County Bancorp and Oswego County Savings.

           Oswego County Bancorp expects to receive the approval of the Federal Reserve Board to become a bank holding company and to own all of the common stock of Oswego County Savings. Oswego County Bancorp intends to contribute at least 50% of the net proceeds of the stock offering to Oswego County Savings. The reorganization will occur only upon completion of the sale of all of the shares of common stock to be issued under the plan of reorganization.

           The following is a summary of material aspects of the reorganization and stock offering. The summary is qualified in its entirety by reference to the provisions of the plan of reorganization. Copies of the plan of reorganization are available for inspection at any office of Oswego County Savings and at the office of the New York Superintendent and the FDIC. The plan of reorganization is also filed as an exhibit to the Registration Statement of which this prospectus is a part, copies of which may be obtained from the SEC. See "Additional Information."

           THE BOARD OF TRUSTEES OF THE BANK HAS ADOPTED, THE DEPARTMENT HAS APPROVED AND THE FDIC HAS NOT OBJECTED TO THE PLAN OF REORGANIZATION SUBJECT TO APPROVAL BY THE DEPOSITORS OF OSWEGO COUNTY SAVINGS ENTITLED TO VOTE ON THE MATTER AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. DEPARTMENT AND FDIC ACTIONS, HOWEVER, DO NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN OF REORGANIZATION BY THOSE AGENCIES.

Our Reasons For the Corporate Change

           As a mutual institution, Oswego County Savings has no authority to issue shares of capital stock and consequently has no access to market sources of equity capital. Only by generating and retaining earnings from year to year is Oswego County Savings able to enhance its capital position.

           As a stock corporation upon consummation of the reorganization, Oswego County Savings will be organized in the form used by commercial banks, most major corporations and a majority of savings institutions. The ability to raise new equity capital through the issuance and sale of the capital stock of Oswego County Savings or Oswego County Bancorp will allow Oswego County Savings the flexibility to increase its capital position more rapidly than by accumulating earnings and at times deemed advantageous by the board of directors of Oswego County Savings. It will also support future growth and expanded operations, including increased lending and investment activities, as business and regulatory needs require. The ability to attract new capital also will help Oswego County Savings address the needs of the communities it serves and increase its ability to make acquisitions or expand into new businesses. The acquisition alternatives available to Oswego County Savings are quite limited as a mutual institution, because of the regulatory policy that the surviving institution in a merger involving a mutual institution generally must be in mutual form. After the completion of the reorganization, Oswego County Savings will have increased ability to merge with other mutual and stock institutions and Oswego County Bancorp may acquire control of other mutual or stock savings associations and retain the acquired association as a separate subsidiary of Oswego County Bancorp. Finally, the ability to issue capital stock will enable Oswego County Savings to establish stock compensation plans for directors, officers and employees, giving them equity interests in Oswego County Savings and greater incentive to improve its performance. For a description of the stock benefit plans which will be adopted by Oswego County Savings in connection with the reorganization, see "Management -- Benefits -- Other Stock Benefit Plans." Although the reorganization will improve Oswego County Savings' ability to raise capital and general business flexibility those advantages will be limited by the requirement in applicable laws and regulations that a mutual holding company maintain at least a 51% ownership interest in its savings association subsidiary. Those advantages are also limited by Oswego County Bancorp's proposed offering of up to approximately 49% of its to-be-outstanding common stock, including the proposed issuance of shares to the Oswego County Charitable Foundation, which will affect Oswego County Bancorp's ability to issue additional shares of common stock in the future absent additional issuances of stock to Oswego County MHC.

           Oswego County Savings could also achieve the advantages of the reorganization if it were to reorganize into a wholly owned subsidiary of a stock-form holding company, known as a standard conversion, rather than as a second-tier subsidiary of a mutual holding company. A standard conversion also would free Oswego County Savings from the restrictions on its ability to raise capital which result from the requirement that its mutual holding company maintain a 51% ownership interest in Oswego County Bancorp.

           FDIC and Department regulations require that a savings institution converting to stock form in a standard conversion sell all of its to-be-outstanding capital stock rather than a minority interest. The amount of equity capital that would be raised in a standard conversion would be substantially more than that which could be raised in a minority stock offering by a subsidiary of a mutual holding company. A standard conversion would make it more difficult for Oswego County Savings to maximize the return on its equity. A standard conversion also would eliminate all aspects of the mutual form of organization. Completion of the reorganization does not eliminate the possibility of the Oswego County MHC converting from mutual to stock form in the future. However, a standard conversion is not contemplated at this time. See "-Oswego County MHC May Consider Converting to the Stock Form in the Future."

           After considering the advantages and disadvantages of the reorganization, as well as applicable fiduciary duties and alternative transactions, including a reorganization into a wholly owned subsidiary of a stock holding company rather than as a second-tier subsidiary of a mutual holding company, the board of trustees of Oswego County Savings unanimously determined that the reorganization is in the best interests of Oswego County Savings and equitable to its depositors.

Effects of the Corporate Change

           General. The reorganization will have no effect on Oswego County Savings' current business of accepting deposits and investing its funds in loans and other investments permitted by law. The reorganization will not result in any change in the existing services provided to depositors and borrowers, or in existing offices, management and staff. Oswego County Savings will continue to be subject to regulation, supervision and examination by the Department and the FDIC.

           Deposits and Loans. Each holder of a deposit account in Oswego County Savings at the time of the reorganization will continue as an account holder in Oswego County Savings after the reorganization, and the reorganization will not affect the deposit balance, interest rate or other terms of those accounts. Each account will be insured by the FDIC to the same extent as before the reorganization. Depositors in Oswego County Savings will continue to hold their existing certificates, passbooks and other evidence of their accounts. The reorganization will not affect the loans of any borrower from Oswego County Savings. The amount, interest rate, maturity, security for and obligations under each loan will remain as they existed prior to the reorganization. See "- Voting Rights" and "- Depositor Rights If We Liquidate" below for a discussion of the effects of the reorganization on the voting and liquidation rights of the depositors of Oswego County Savings.

           Continuity. During the reorganization and stock offering process, the normal business of Oswego County Savings of accepting deposits and making loans will continue without interruption. Following completion of the reorganization and stock offering, Oswego County Savings will continue to be subject to regulation by the FDIC and Department, and FDIC insurance of accounts will continue without interruption. After the reorganization and stock offering, Oswego County Savings will continue to provide services for depositors and borrowers under current policies and by its current management and staff.

           The board of trustees currently serving Oswego County Savings will serve as the board of directors of Oswego County Savings after the reorganization and stock offering. The board of directors of Oswego County Bancorp will consist of the individuals currently serving on the board of trustees of Oswego County Savings. All current officers of Oswego County Savings will retain their positions with Oswego County Savings after the reorganization and stock offering.

           Voting Rights. After completion of the reorganization and stock offering, voting rights will be vested exclusively in the stockholders of Oswego County Bancorp which, in turn, will own all of the stock of Oswego County Savings. Each holder of common stock will be entitled to vote on any matter to be considered by the stockholders of Oswego County Bancorp, subject to the provisions of Oswego County Bancorp's certificate of incorporation. Depositors in Oswego County Savings will continue to hold limited voting rights to vote on a mutual-to-stock transaction through their interest in the Oswego County MHC.

           As a New York-chartered mutual holding company, the Oswego County MHC will have no authorized capital stock and, thus, no stockholders. The plan of reorganization provides for the governing authority of the Oswego County MHC to be held by the board of trustees of the Oswego County MHC. Successors to members of the board of trustees of the MHC are elected by remaining members. As a result, the board of trustees of the Oswego County MHC will be able to govern the operations of the Oswego County MHC and Oswego County Bancorp, notwithstanding objections raised by stockholders of Oswego County Bancorp.

           Depositors Rights If We Liquidate. In the event of a voluntary liquidation of Oswego County Savings prior to the reorganization, holders of deposit accounts in Oswego County Savings would be entitled to distribution of any assets of Oswego County Savings remaining after the satisfaction of the claims of depositors, to the extent of their deposit balances, and all other creditors. Following the reorganization, the holder of the common stock, which will be Oswego County Bancorp, would be entitled to any assets remaining upon a liquidation, dissolution or winding-up of Oswego County Savings and, except through their liquidation interests in Oswego County MHC, discussed below, holders of deposit accounts in Oswego County Savings would have no interest in these assets.

           In the event of a voluntary or involuntary liquidation, dissolution or winding up of Oswego County MHC following completion of the reorganization, holders of deposit accounts in Oswego County Savings would be entitled, pro rata to the value of their accounts, to distribution of any assets of the Oswego County MHC remaining after the claims of all creditors of Oswego County MHC are satisfied. Stockholders of Oswego County Bancorp will have no liquidation or other rights with respect to Oswego County MHC unless they are also depositors of Oswego County Savings.

           In the event of a liquidation, dissolution or winding up of Oswego County Bancorp, each holder of common stock would be entitled to receive, after payment of all debts and liabilities of Oswego County Bancorp, a pro rata portion of all assets of Oswego County Bancorp available for distribution to holders of the common stock.

           There currently are no plans to liquidate Oswego County Savings, Oswego County Bancorp or Oswego County MHC.

           Tax Effects of Our Corporate Change and Stock Offering. Oswego County Savings has received an opinion from its special counsel, Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., as to the material federal income tax consequences of the reorganization and stock offering to Oswego County Savings, Oswego County Bancorp and Oswego County MHC, and as to the generally applicable material federal income tax consequences of the reorganization and stock offering to Oswego County Savings' account holders and to persons who purchase common stock in the stock offering.

           The opinion provides that, among other things:

           o Oswego County Savings' adoption of a charter in stock form, known as the bank conversion, will qualify as a tax-free reorganization under Internal Revenue Code of 1986, as amended, Section 368(a)(1)(F);

           o no gain or loss will be recognized by Oswego County Savings or the stock bank in the bank conversion;

           o no gain or loss will be recognized by the depositors of Oswego County Savings on the receipt of equity interests with respect to Oswego County MHC in exchange for their equity interests surrendered therefor;

           o the receipt of stock by depositors for equity interests in Oswego County MHC will constitute a tax-free exchange of property solely for voting "stock" pursuant to Internal Revenue Code Section 351;

           o the transfer by Oswego County MHC of the stock bank's stock to Oswego County Bancorp will constitute a tax-free exchange of property solely for voting stock pursuant to Internal Revenue Code Section 351;

           o Oswego County MHC will recognize no gain or loss upon the transfer of the stock bank stock to Oswego County Bancorp in exchange for common stock pursuant to Internal Revenue Code Section 351;

           o Oswego County Bancorp will recognize no gain or loss upon its receipt of stock bank stock from Oswego County MHC in exchange for common stock;

           o Oswego County Bancorp will recognize no gain or loss upon the receipt of money in exchange for shares of common stock;

           o no gain or loss will be recognized by Oswego County Savings' account holders upon the issuance to them of accounts in the stock bank, in the same dollar amounts and on the same terms and conditions as their accounts at Oswego County Savings immediately prior to the reorganization and stock offering; and

           o gain or loss will be recognized to account holders upon the receipt or exercise of subscription rights in the reorganization and stock offering, but only to the extent such subscription rights are deemed to have value, as discussed below.

           The opinion of Elias, Matz, Tiernan & Herrick L.L.P. is based in part upon, and subject to the continuing validity in all material respects through the date of the reorganization and stock offering of various representations of Oswego County Savings and upon certain assumptions and qualifications, including that the reorganization and offering are consummated in the manner and according to the terms provided in the plan of reorganization. The opinion is also based upon the Internal Revenue Code, regulations now in effect or proposed, current administrative rulings and practice and judicial authority, all of which are subject to change and any change may be made with retroactive effect. Unlike private letter rulings received from the IRS, an opinion is not binding upon the IRS and there can be no assurance that the IRS will not take a position contrary to the positions reflected in the opinion, or that the opinion will be upheld by the courts if challenged by the IRS.

           Oswego County Savings has also obtained an opinion from KPMG LLP that the income tax effects of the reorganization and offering under New York tax laws will be substantially the same as described above with respect to federal income tax laws.

           Oswego County Bancorp and Oswego County Savings have received a letter from RP Financial stating its belief that the subscription rights do not have any value, because those rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock. If the subscription rights granted to eligible subscribers are deemed to have an ascertainable value, receipt of those rights would be taxable probably only to those eligible subscribers who exercise the subscription rights, either as a capital gain or ordinary income, in an amount equal to that value. Eligible subscribers are encouraged to consult with their own tax advisor as to the tax consequences in the event that such subscription rights are deemed to have an ascertainable value. Unlike private rulings, the letter of RP Financial is not binding on the IRS, and the IRS could disagree with conclusions reached in the letter. In the event of any disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding.

Oswego County Charitable Foundation

           General. To continue Oswego County Savings' commitment to the communities that it serves, the plan of reorganization provides that Oswego County Savings and Oswego County Bancorp will establish the Foundation, which will be incorporated under Delaware law as a non-stock corporation. The foundation will be funded with common stock of Oswego County Bancorp. By increasing Oswego County Savings' visibility and reputation in the communities that it serves, Oswego County Savings believes that the foundation will enhance the long-term value of Oswego County Savings' community banking franchise. The foundation will be dedicated to charitable purposes within the communities served by Oswego County Savings, including community development activities.

           Purpose of the Foundation. The purpose of the foundation is to provide funding to support charitable causes and community development activities. Traditionally, Oswego County Savings has emphasized community lending and community development activities within the communities that it serves. The foundation is being formed as a complement to Oswego County
Saving's existing community activities. While Oswego County Savings intends to continue to emphasize community lending and community development activities following the reorganization, such activities are not Oswego County Savings' sole corporate purpose. The Oswego County Charitable Foundation, conversely, will be completely dedicated to community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not currently available to Oswego County Savings. Oswego County Savings believes that the foundation will enable Oswego County Bancorp and Oswego County Savings to assist their local community in areas beyond community development and lending. Oswego County Savings believes the establishment of the foundation will increase its activities in the affordable housing area.

           The board of directors believes the establishment of a charitable foundation is consistent with Oswego County Savings' commitment to community service. The board further believes that the funding of the foundation with common stock of Oswego County Bancorp is a means of enabling the communities served by Oswego County Savings to share in the growth and success of Oswego County Bancorp long after completion of the reorganization and stock offering. The foundation will accomplish that goal by providing for continued ties between the foundation and Oswego County Savings, forming a partnership with Oswego County Savings's community. The establishment of the foundation also will enable Oswego County Bancorp and Oswego County Savings to develop a unified charitable donation strategy. Oswego County Savings, however, does not expect the contribution to the foundation to take the place of its traditional community lending activities. In this respect, Oswego County Savings may continue to make contributions to other charitable organizations and/or it may make additional contributions to the foundation.

           Structure of the Foundation. Under Oswego County Charitable Foundation's bylaws, the foundation's initial board of directors will be comprised of [ ] members of Oswego County Bancorp's and Oswego County Savings' boards of directors (Messrs. ______ and _______) and ____ other individuals chosen based on their commitment and service to charitable and community purposes. The other persons expected to serve as directors of the foundation are ________________. None of these persons is affiliated with Oswego County Bancorp or Oswego County Savings. There are no plans to change the size of the foundation's board of directors during the one-year period after the completion of the reorganization. Oswego County Savings currently intends that less than a majority of Oswego County Savings's directors also will serve as directors of the foundation.

           A nominating committee of the foundation's board will nominate individuals eligible for election to the board of directors. The members of the foundation, who are comprised of its board members, will elect the directors from those nominated by the nominating committee. Directors will be divided into three classes with each class appointed for three-year terms. It is not anticipated that the members of Oswego County Bancorp's and Oswego County Savings' boards of directors who also serve as a director of the foundation will receive any additional compensation for serving as a director of the foundation. No determination has been made whether the other foundation directors will receive any compensation. The certificate of incorporation of the foundation provides that the corporation is organized exclusively for charitable purposes, including community development, as set forth in Section 501(c)(3) of the Internal Revenue Code. The foundation's certificate of incorporation also provides that no part of the net earnings of the foundation will inure to the benefit of, or be distributable to its directors, officers or members. No award, grant or distribution will be made by the foundation to any director, officer or employee of Oswego County Bancorp or Oswego County Savings or to any of their affiliates. In addition, any of those persons, to the extent that they serve as an officer, director or employee of the foundation will be subject to the conflict of interest rules of the FDIC and the Department.

           The authority for the affairs of the foundation will be vested in the board of directors of the foundation. The foundation directors will be responsible for establishing the policies of the foundation with respect to grants or donations by the foundation, consistent with the purposes of the foundation. Although no formal policy governing foundation grants exists at this time, the foundation's board of directors will adopt a policy upon establishment of the foundation. As directors of a nonprofit corporation, directors of the foundation will at all times be bound by their fiduciary duty to advance the foundation's charitable goals, to protect the assets of the foundation and to act in a manner consistent with its charitable purpose. The directors of the foundation will also be responsible for directing the activities of the foundation, including the management of the common stock of Oswego County Bancorp held by the foundation. However, it is expected that as a condition to receiving the approval of the Department and the nonobjection of the FDIC to the Oswego County Savings' reorganization and stock offering, that the foundation will be required to commit to the Department and the FDIC that all shares of common stock held by the foundation will be voted in the same ratio as all other shares of Oswego County Bancorp's common stock, other than shares held by Oswego County MHC, on all proposals considered by stockholders. However, the Department and the FDIC would waive this voting restriction under certain circumstances.

           The foundation's place of business is expected to be located at Oswego County Savings' administrative offices. Initially, the foundation is expected to have no separate employees but will utilize the staff of Oswego County Savings and may pay Oswego County Savings for the value of these services. The board of directors of the foundation will appoint such officers as may be necessary to manage the operations of the foundation. In this regard, it is expected that Oswego County Savings will be required to provide the FDIC with a commitment that, to the extent applicable, Oswego County Savings will comply with the affiliate restrictions set forth in Sections 23A and 23B of the Federal Reserve Act with respect to any transactions between Oswego County Savings and the foundation.

           Oswego County Bancorp intends to capitalize Oswego County Charitable Foundation with the number of shares equal to 4.0 % of the shares of common stock of Oswego County Bancorp sold in the stock offering which would have a market value of $_______ to $_______ ($_______ at the maximum, as adjusted), based on the purchase price of $10.00 per share. Messrs. ___________, who will serve as initial directors of the foundation, and their affiliates, intend to purchase, subject to availability, an aggregate of ______ shares of common stock. No other director of the foundation expects to purchase any shares of common stock. The shares of common stock to be acquired by the foundation, when combined with the proposed purchases of shares of common stock by Messrs. __________ and their affiliates will total _____ shares or ____% of the total number of shares of common stock to be issued and outstanding (assuming the sale of ______ shares of common stock).

           Oswego County Charitable Foundation will receive working capital from any dividends that may be paid on the common stock, and subject to applicable federal and state laws, loans collateralized by the common stock or from the proceeds of the sale of any of the common stock in the open market from time to time as may be permitted to provide the foundation with additional liquidity. As a private foundation under Section 501(c)(3) of the Internal Revenue Code, the foundation will be required to distribute annually in grants or donations, a minimum of 5% of the average fair market value of its net investment assets. One of the conditions imposed on the gift of common stock by Oswego County Bancorp is that the amount of common stock that may be sold by the foundation in any one year shall not exceed 5% of the average market value of the assets held by the foundation, except where the board of directors of the foundation determines that the failure to sell an amount of common stock greater than such amount would result in a longer-term reduction of the value of the foundation's assets and as such would jeopardize the foundation's capacity to carry out its charitable purposes. Failure to distribute this minimum return will require the payment of substantial federal taxes. Upon completion of the reorganization and the stock offering and the contribution of shares of common stock to the foundation, Oswego County Bancorp would have 995,520, 1,171,200, 1,346,880, and 1,548,912 shares issued and outstanding based on the minimum, midpoint and maximum of the estimated offering range. Because Oswego County Bancorp will have an increased number of shares outstanding, the voting and ownership interests of minority stockholders in Oswego County Bancorp's common stock would be diluted to 45.3% as compared to a 47.1% interest in Oswego County Bancorp if the foundation was not established. For additional discussion of the dilutive effect, see "Pro Forma Data."

           Tax Considerations. Oswego County Bancorp and Oswego County Savings have been advised by their outside tax advisors that an organization created and operated for the above charitable purposes would generally qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code, and that this type of an organization would likely be classified as a private foundation as determined in Section 501 of the Internal Revenue Code. The foundation will submit a timely request to the IRS to be recognized as an exempt organization. As long as the foundation files its application for recognition of tax-exempt status within 15 months from the date of its organization, and provided the IRS approves the application, the effective date of the foundation's status as a
Section 501(c)(3) organization will be the date of its organization. Oswego County Bancorp's and Oswego County Savings' outside tax advisor, however, has not rendered any advice on the regulatory condition to the contribution which is expected to require that all shares of common stock of Oswego County Bancorp held by the foundation must be voted in the same ratio as all other outstanding shares of common stock of Oswego County Bancorp, other than shares held by Oswego County MHC, on all proposals considered by stockholders of Oswego County Bancorp. Consistent with the expected condition, in the event that Oswego County Bancorp or the foundation receives an opinion of its legal counsel that compliance with this voting restriction would have the effect of causing the foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the foundation, or subject the foundation to an excise tax under Section 4941 of the Internal Revenue Code, it is expected that the FDIC and the [Superintendent] would waive such voting restriction upon submission of a legal opinion(s) by Oswego County Bancorp or the foundation satisfactory to them. See "- Regulatory Conditions Imposed on the Foundation."

           Under Delaware law, Oswego County Bancorp is authorized by statute to make charitable contributions and case law has recognized the benefits of such contributions to a Delaware corporation. In this regard, Delaware case law provides that a charitable gift must be within reasonable limits as to amount and purpose to be valid. Under the Internal Revenue Code, Oswego County Bancorp is generally allowed a deduction for charitable contributions made to qualifying donees within the taxable year of up to 10% of its taxable income of the consolidated group of corporations (with certain modifications) for that year. Charitable contributions made by Oswego County Bancorp in excess of the annual deductible amount will be deductible over each of the five succeeding taxable years, subject to certain limitations. Oswego County Bancorp and Oswego County Savings believe that the reorganization presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised in the reorganization. In making such a determination, Oswego County Bancorp and Oswego County Savings considered the dilutive impact of the contribution of common stock to the foundation on the amount of common stock available to be offered for sale in the stock offering. Based on such consideration, Oswego County Bancorp and Oswego County Savings believe that the contribution to the foundation in excess of the 10% annual deduction limitation is justified given Oswego County Savings' capital position and its earnings, the substantial additional capital being raised in the stock offering and the potential benefits of the foundation to the communities served by Oswego County Savings. In this regard, assuming the sale of shares at the maximum of the estimated offering range, Oswego County Bancorp would have pro forma stockholders' equity of $_____ million or ___% of pro forma consolidated assets and Oswego County Saving's pro forma tangible, core and total risk-based capital ratios would be __%, __% and __%, respectively. See "Oswego County Savings Regulatory Capital Requirements," "Capitalization," "Comparison of Valuation and Pro Forma Information with No Foundation" and "Pro Forma Data." Oswego County Bancorp and Oswego County Savings believe that the amount of the charitable contribution is reasonable given Oswego County Bancorp's and Oswego County Saving's pro forma capital positions. As such, Oswego County Bancorp and Oswego County Savings believe that the contribution does not raise safety and soundness concerns.

           Oswego County Bancorp and Oswego County Savings have received an opinion of their outside tax advisors that Oswego County Bancorp's contribution of its own stock to the foundation should not constitute an act of self-dealing. Oswego County Bancorp should also, more likely than not be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal par value that the foundation is required to pay to Oswego County Bancorp for such stock, subject to the annual deduction limitation described above. Oswego County Bancorp, however, would be able to carry forward any unused portion of the deduction for five years following the contribution, subject to certain limitations. Oswego County Bancorp's and Oswego County Savings' outside tax advisors, however, have not rendered advice as to fair market value for purposes of determining the amount of the tax deduction. If the foundation would have been established in fiscal 1998, Oswego County Bancorp would have received a federal tax benefit of approximately $_____ based on an assumed tax rate of 40.0% and a deduction for the contribution of common stock equal to $_____ or 10% of current federal taxable income for the year . Assuming the close of the Offerings at the maximum of the estimated price range, Oswego County Bancorp estimates that all of the contribution should be deductible over the six-year period. Oswego County Bancorp and/or Oswego County Savings may make further contributions to the foundation following the initial contribution. In addition, Oswego County Savings and Oswego County Bancorp also may continue to make charitable contributions to other qualifying organizations. Any of these future contributions would be based on an assessment of, among other factors, the financial condition of Oswego County Bancorp and Oswego County Savings at that time, the interests of stockholders and depositors of Oswego County Bancorp and Oswego County Savings, and the financial condition and operations of the foundation.

           Although Oswego County Bancorp and Oswego County Savings have received an opinion of their outside tax advisors that Oswego County Bancorp will more likely than not be entitled to a deduction for the charitable contribution, there can be no assurances that the IRS will recognize the foundation as a Section 501(c)(3) exempt organization or that a deduction for the charitable contribution will be allowed. In either case, Oswego County Bancorp's contribution to the foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the IRS makes the determination. [Cross references deleted]

           As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are generally exempt from federal and state corporate income taxation. However, investment income, such as interest, dividends and capital gains, of a private foundation will generally be subject to a federal excise tax of 2.0%. The foundation will be required to make an annual filing with the IRS within four and one-half months after the close of the foundation's fiscal year. The foundation also will be required to publish a notice that the annual information return will be available for public inspection for a period of 180 days after the date of the public notice. The information return for a private foundation must include, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation's managers and a concise statement of the purpose of each grant. Numerous other restrictions exist in the operation of the foundation including transactions with related entities, level of investment and distributions for charitable purposes.

           Regulatory Conditions Imposed on the Foundation. Establishment of Oswego County Foundation is expected to be subject to the following conditions being agreed to in writing by the foundation as a condition to receiving the FDIC's nonobjection and the Superintendent's approval of the reorganization:

           (1) the foundation will be subject to examination by the FDIC and the Department;

           (2) the foundation must comply with supervisory directives imposed by the FDIC and the Department;

           (3) the foundation will operate in accordance with written policies adopted by its board of directors, including a conflict of interest policy; and

           (4) any shares of common stock held by the foundation must be voted in the same ratio as all other shares of common stock, other than shares held by Oswego County MHC, voting on all proposals considered by stockholders of Oswego County Bancorp; provided, however, that, consistent with the condition, the FDIC and the Department would waive this voting restriction under certain circumstances and subject to certain conditions if compliance with the voting restriction would:

                     o cause a violation of the law of the State of Delaware;

                     o would cause the foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the foundation; or

                     o would cause the foundation to be subject to an excise tax under Section 4941 of the Internal Revenue Code.

           In order to obtain a waiver, Oswego County Bancorp's or the foundation's legal counsel would be required to render an opinion satisfactory to the FDIC and the Department. While there is no current intention for Oswego County Bancorp or the foundation to seek a waiver from the FDIC and the Department from these restrictions, there can be no assurances that a legal opinion addressing these issues could be rendered, or if rendered, that the FDIC and the Department would grant an unconditional waiver of the voting restriction. If the voting restriction is waived or becomes unenforceable, the FDIC and the Department may either impose a condition that provides a certain portion of the members of the foundation's board of directors shall be persons who are not directors, officers or employees of Oswego County Bancorp, Oswego County Savings or any affiliate or impose other conditions relating to control of the foundation's common stock as is determined by the FDIC or the Department to be appropriate at the time. In no event would the voting restriction survive the sale of shares of the common stock held by the foundation.

How We Determined Our Price and Number of Shares to be Issued in the Stock Offering

           The plan of reorganization requires that the purchase price of the common stock must be based on the appraised pro forma market value of Oswego County Bancorp and Oswego County Savings, as determined on the basis of an independent valuation. Oswego County Savings has retained RP Financial to make this valuation. For its services in making the appraisal, RP Financial's fees and out-of-pocket expenses are estimated to be $42,500. Oswego County Savings has agreed to indemnify RP Financial and any employees of RP Financial who act for or on behalf of RP Financial in connection with the appraisal against any and all loss, cost, damage, claim, liability or expense of any kind, including claims under federal and state securities laws, arising out of any misstatement or untrue statement of a material fact or an omission to state a material fact in the information supplied by Oswego County Savings to RP Financial, unless RP Financial is determined to be negligent or otherwise at fault.

           An appraisal has been made by RP Financial in reliance upon the information contained in this prospectus, including the financial statements. RP Financial also considered the following factors, among others:

           o the present and projected operating results and financial condition of Oswego County Bancorp and Oswego County Savings and the economic and demographic conditions in Oswego County Saving's existing marketing area;

           o certain historical, financial and other information relating to Oswego County Savings;

           o a comparative evaluation of the operating and financial statistics of Oswego County Savings with those of other similarly situated publicly traded mutual holding companies located in New York and the Northeast region;

           o         the aggregate size of the stock offering;

           o the impact of the reorganization and stock offering on Oswego County Savings' net worth and earnings potential;

           o the proposed dividend policy of Oswego County Bancorp and Oswego County Savings; and

           o the trading market for securities of comparable institutions and general conditions in the market for such securities.

           In its review of the appraisal provided by RP Financial, the board of trustees reviewed the methodologies and the appropriateness of the assumptions used by RP Financial in addition to the factors enumerated above, and the board of trustees believes that such assumptions were reasonable.

           On the basis of the foregoing, RP Financial has advised Oswego County Bancorp and Oswego County Savings that in its opinion, dated March 5, 1999, the estimated pro forma market value of the common stock on a fully converted basis, assuming a contribution to a charitable foundation in an amount equal to 4.0% of the shares sold, ranged from a minimum of $10.1 million to a maximum of $13.8 million with a midpoint of $12.0 million. The board of trustees of Oswego County Savings determined that the common stock should be sold at $10.00 per share and that 46.1% of the to-be-outstanding shares, prior to the contribution to the foundation, should be offered to minority stockholders. Based on the estimated valuation range and the purchase price, the number of shares of common stock that Oswego County Bancorp will issue will range from between 450,500 shares to 609,500 with a midpoint of 530,000 shares. The anticipated issuance to the foundation of a number of shares equal to 4% of the shares of common stock sold in the stock offering will result in shareholders other than Oswego County MHC and the foundation owning 47.1% of the shares of the common stock outstanding at the conclusion of the reorganization and stock offering. The remaining shares of Oswego County Bancorp's common stock that are not sold in the stock offering or contributed to the foundation will be issued to Oswego County MHC. The estimated valuation range may be amended with the approval of the FDIC and Superintendent, if required, or if necessitated by subsequent developments in the financial condition of Oswego County Bancorp and Oswego County Savings or market conditions generally. In the event the estimated valuation range is updated to amend the value of the common stock below $10.1 million or above $15.8 million, which is the maximum of the estimated valuation range, as adjusted by 15%, the new appraisal will be filed with the SEC by post-effective amendment.

           Based upon current market and financial conditions and recent practices and policies of the FDIC and the Department, in the event Oswego County Bancorp receives orders for common stock in excess of $___ million (the maximum of the estimated offering range) and up to $___ million (the maximum of the estimated offering range, as adjusted by 15%), Oswego County Bancorp may be required by the FDIC and Department to accept all such orders. No assurances, however, can be made that Oswego County Bancorp will receive orders for common stock in excess of the maximum of the estimated offering range or that, if such orders are received, that all such orders will be accepted because Oswego County Bancorp's final valuation and number of shares to be issued are subject to the receipt of an updated appraisal from RP Financial which reflects such an increase in the valuation and the approval of such increase by the FDIC and Department. There is no obligation or understanding on the part of management to take and/or pay for any shares in order to complete the reorganization and stock offering.

           RP Financial's valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing the shares. RP Financial did not independently verify the financial statements and other information provided by Oswego County Savings, nor did RP Financial value independently the assets or liabilities of Oswego County Savings. The valuation considers Oswego County Savings as a going concern and should not be considered as an indication of the liquidation value of Oswego County Savings. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing common stock in the stock offering will thereafter be able to sell those shares at prices at or above the purchase price or in the range of the valuation described above.

           Prior to completion of the reorganization and stock offering, the maximum of the estimated offering range may be increased up to 15% and the number of shares of common stock may be increased to up to 700,925 shares to reflect changes in market and financial conditions, without the resolicitation of subscribers. See "- Limitations on Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the estimated offering range to fill unfilled orders in the Subscription Offering.

           No sale of shares of common stock in the reorganization and stock offering may be consummated unless prior to such consummation RP Financial confirms to Oswego County Savings, the FDIC and the Superintendent that nothing of a material nature has occurred which, taking into account all relevant factors, would cause it to conclude that the aggregate value of the common stock to be issued is materially incompatible with the estimate of the aggregate consolidated pro forma market value of Oswego County Bancorp and Oswego County Savings. If this confirmation is not received, Oswego County Bancorp may cancel the offerings, extend the offerings and establish a new estimated offering range, extend, reopen or hold a new offering or take any other action the FDIC and Superintendent may permit or require.

           Depending upon market or financial conditions following the commencement of the subscription offering, the total number of shares of common stock may be increased or decreased without a resolicitation of subscribers, provided that the product of the total number of shares times the purchase price is not below the minimum or more than 15% above the maximum of the estimated offering range. In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the estimated offering range or more than 15% above the maximum of the range, purchasers will be resolicited and be permitted to continue their orders, in which case they will need to reconfirm their subscriptions prior to 20 days before the end of the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest at Oswego County Savings' passbook rate of interest, or be permitted to modify or rescind their subscriptions. Any change in the estimated offering range must be approved by the FDIC the Superintendent. If the number of shares of common stock issued in the reorganization is increased due to an increase of up to 15% in the estimated offering range to reflect changes in market or financial conditions, persons who subscribed for the maximum number of shares will be given the opportunity to subscribe for the adjusted maximum number of shares. See "- Limitations on Stock Purchases."

           An increase in the number of shares of common stock as a result of an increase in the estimated pro forma market value would decrease both a subscriber's ownership interest and Oswego County Bancorp's pro forma net income and stockholders' equity on a per share basis while increasing pro forma net income and stockholders' equity on an aggregate basis. A decrease in the number of shares of common stock would increase both a subscriber's ownership interest and Oswego County Bancorp's pro forma net income and stockholders' equity on a per share basis while decreasing pro forma net income and stockholders' equity on an aggregate basis. See "Risk Factors - We intend to grant stock options and restricted stock to the board and management following the change in structure and stock offering which could further reduce your voting interest" and "Pro Forma Data."

           Copies of the appraisal report of RP Financial, including any amendments, and the detailed report of the appraiser setting forth the method and assumptions for the appraisal are available for inspection at each office of Oswego County Savings and the other locations specified under "Additional Information."


Subscription Offering and Subscription Rights


           In accordance with the plan of reorganization, rights to subscribe for the purchase of common stock have been granted to the following persons in the following order of descending priority:

           o depositors of Oswego County Savings with accounts of at least $100 as of the close of business on September 30, 1997,

           o         tax-qualified employee stock benefit plans,

           o depositors of Oswego County Savings with accounts of at least $100 as of close of business on March 31, 1999, and

           o         trustees officers and employees of Oswego County Savings.

           All subscriptions received will be subject to the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of reorganization and as described below under "- Limitations on Stock Purchases."

           Preference Category No. 1: Eligible Account Holders. Each Eligible Account Holder shall receive, without payment, first priority, nontransferable subscription rights to subscribe for shares of common stock in an amount equal to the greater of:

           (1)       $150,000 or 15,000 shares of common stock;

           (2) one-tenth of one percent of the total offering of shares of common stock; or

           (3) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposits of the Eligible Account Holder and the denominator of which is the total amount of qualifying deposits of all Eligible Account Holders, in each case as of the close of business on September 30, 1997 (the "Eligibility Record Date"), subject to the overall purchase limitations. See "- Limitations on Stock Purchases."

           If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated among subscribing Eligible Account Holders so as to permit each subscribing Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. After each subscribing Eligible Account Holder has been allocated the lesser of the number of shares subscribed for or 100 shares, the remaining shares will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued.

           To ensure proper allocation of stock, each Eligible Account Holder must list on his subscription order form all accounts in which he has an ownership interest. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. The subscription rights of Eligible Account Holders who are also trustees or officers of Oswego County Savings or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the year preceding September 30, 1997.

           Preference Category No. 2: Tax-Qualified Employee Stock Benefit
Plans: Each tax-qualified employee stock benefit plan, including the employee stock ownership plan, shall receive, without payment, second priority, nontransferable subscription rights to purchase, in the aggregate, up to 10% of the common stock, including any increase in the number of shares of common stock after the date hereof as a result of an increase of up to 15% in the maximum of the estimated offering range. The ESOP intends to purchase 8% of the shares of common stock sold in the stock offering, or 36,040 shares and 48,760 shares based on the minimum and maximum of the estimated offering range, respectively. Subscriptions by the ESOP will not be aggregated with shares of common stock purchased directly by or which are otherwise attributable to any other participants in the Subscription and Community Offerings, including subscriptions of any of Oswego County Savings' directors, officers, employees or their associates. See "Management - Benefits - Employee Stock Ownership Plan."

           Preference Category No. 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and the Tax-Qualified Employee Stock Benefit Plans, each Supplemental Eligible Account Holder will receive, without payment therefor, third priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of:

           (1)       $150,000 or 15,000 shares of common stock;

           (2) one-tenth of one percent of the total offering of shares of common stock; or

           (3) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of qualifying deposit of the Supplemental Eligible Account Holder and the denominator of which is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case as of the close of business on March 31, 1999 (the "Supplemental Eligibility Record Date"), subject to the overall purchase limitations. See "- Limitations on Stock Purchases."


           If there are not sufficient shares available to satisfy all subscriptions of all Supplemental Eligible Account Holders, available shares first will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any shares remaining available will be allocated among the Supplemental Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued.


           Preference Category No. 4: Trustees, Officers and Employees. To the extent that there are sufficient shares remaining after satisfaction of all subscriptions by Eligible Account Holders, the ESOP and Supplemental Eligible Account Holders, then trustees, officers and employees of Oswego County Savings will receive, without payment, fourth priority, nontransferable subscription rights to subscribe for, in this category, an aggregate of up to 15% of the shares of common stock offered in the Subscription Offering. The ability of trustees, officers and employees to purchase common stock under this category is in addition to rights which are otherwise available to them under the plan of reorganization as they may fall within higher priority categories, and the plan of reorganization generally allows such persons to purchase in the aggregate up to 24% of common stock sold in the stock offering. See "- Limitations on Stock Purchases."

           In the event of an over subscription in this category, subscription rights will be allocated among the individual trustees, officers and employees on a point system basis, whereby such individuals will receive subscription rights in the proportion that the number of points assigned to each of them bears to the total points assigned to all trustees, officers and employees, provided that no fractional shares shall be issued. One point will be assigned for each year of service with Oswego County Savings, one point for each salary increment of $5,000 per annum and five points for each office presently held in Oswego County Savings, including trusteeships. For information as to the number of shares proposed to be purchased by certain of the trustees, directors and officers, see "Proposed Management Purchases."

           Expiration Date for the Subscription Offering. The Subscription Offering will expire at 12:00, noon, Oswego, New York Time, on June __, 1999 (the "Subscription Expiration Date"), unless extended for up to 45 days or for such additional periods by Oswego County Bancorp and Oswego County Savings as may be approved by the FDIC and the Superintendent. The

Subscription Offering may not be extended beyond _________, 2001. Subscription rights which have not been exercised prior to the Subscription Expiration Date (unless extended) will become void.

           Oswego County Bancorp and Oswego County Savings will not execute orders until at least the minimum number of shares of common stock (450,500 shares) have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after the Subscription Expiration Date, unless such period is extended with the consent of the FDIC and the Superintendent, all funds delivered to Oswego County Savings pursuant to the Subscription Offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be canceled. If an extension beyond the 45-day period following the Subscription Expiration Date is granted, Oswego County Bancorp and Oswego County Savings will notify subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions.


Community Offering


           To the extent that shares remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans, Supplemental Eligible Account Holders and trustees, officers and employees of Oswego County Savings, we anticipate that we will offer shares pursuant to the plan of reorganization to certain members of the general public, with preference given to natural persons residing in Oswego County, New York. These natural persons are referred to as preferred subscribers. Persons, together with associates of and persons acting in concert these such persons, may purchase up to the greater of (1) $150,000 or 15,000 shares of common stock, or (2) one-tenth of one percent (0.10%) of the total offering of shares of common stock, subject to the maximum purchase limitations. See "- Limitations on Stock Purchases." This amount may be increased at the sole discretion of Oswego County Savings up to 5%, provided that any such increased amount may not exceed the maximum purchase limit provided to subscribers in the Subscription Offering. See "- Limitations on Stock Purchases." The opportunity to subscribe for shares of common stock in any Community Offering category will be subject to the right of Oswego County Bancorp and Oswego County Savings, in their sole discretion, to accept or reject any orders made in the Community Offering in whole or in part either at the time of receipt of an order or as soon as practicable following the Expiration Date. The Community Offering may be commenced concurrent with, during or promptly after the Subscription Offering.

           If there are not sufficient shares available to fill the orders of Preferred Subscribers after completion of the Community Offering, available stock will be allocated first to each Preferred Subscriber whose order is accepted by Oswego County Bancorp, in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such Preferred Subscriber, if possible. Thereafter, unallocated shares will be allocated among the Preferred Subscribers whose accepted orders remain unsatisfied on an equal number of shares basis per order until all orders have been filled or the remaining shares have been allocated, provided that no fractional shares shall be issued.

           Orders for common stock in the Community Offering will first be filled to a maximum of 2% of the total number of shares of common stock sold in the stock offering and thereafter any remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled. If there are any shares remaining, shares will be allocated to other members of the general public who subscribe in the Community Offering applying the same allocation described above for Preferred Subscribers.


Syndicated Community Offering


           As a final step in the stock offering, the plan of reorganization provides that, if feasible, all shares of common stock not purchased in the Subscription and Community Offerings may be offered for sale to the general public through a syndicate of registered broker-dealers known as selected dealers. We call this the syndicated community offering. Oswego County Savings expects to market any shares which remain unsubscribed after the Subscription and Community Offerings through the Syndicated Community Offering. The Oswego County Bancorp and Oswego County Savings have the right to reject orders in whole or part in their sole discretion in the Syndicated Community Offering. Neither Friedman Billings nor any registered broker-dealer shall have any obligation to take or purchase any shares of common stock in the Syndicated Community Offering; however, Friedman Billings has agreed to use its best efforts in the sale of shares in the Syndicated Community Offering.

           The price at which common stock is sold in the Syndicated Community Offering will be the same price at which shares are offered and sold in the Subscription and Community Offerings. No person will be permitted to subscribe in the Syndicated Community Offering for more than $150,000 or 15,000 shares of common stock, subject to the maximum purchase limitations. See "- Limitations on Stock Purchases." This amount may be increased to up to 5% of the total offering of shares in the [Subscription] Offering, provided that orders for common stock in the Syndicated Community Offering will first be filled to a maximum of 2% of the total number of shares of common stock sold in the stock offering. Thereafter, any remaining shares will be allocated on an equal number of shares basis per order until all orders have been filled.

           Friedman Billings may enter into agreements with the selected dealers, to assist in the sale of the shares in the Syndicated Community Offering, although no such agreements exist as of the date of this prospectus. No orders may be placed or filled by or for a selected dealer during the Subscription Offering. After the close of the Subscription Offering, Friedman Billings will instruct selected dealers as to the number of shares to be allocated to each selected dealer. Only after the close of the Subscription Offering and upon allocation of shares to selected dealers may selected dealers take orders from their customers. During the Subscription and Community Offerings, selected dealers may only solicit indications of interest from their customers to place orders with Oswego County Bancorp on the date set as the order date for the purchase of shares of common stock. When, and if, Friedman Billings and Oswego County Savings believe that enough indications of interest and orders have not been received in the Subscription and Community Offerings to complete the reorganization and stock offering, Friedman Billings will request, as of the order date, selected dealers to submit orders to purchase shares for which they have previously received indications of interest from their customers. Selected dealers will send confirmations of the orders to those customers on the next business day after the order date. Selected dealers will debit the accounts of their customers on the settlement date, which will be three business days from the order date. Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the settlement date. On the settlement date, selected dealers will remit funds to the account established by Oswego County Savings for each selected dealer. Each customer's funds forwarded to Oswego County Savings, along with all other accounts held in the same title, will be insured by the FDIC up to $100,000 in accordance with applicable FDIC regulations. After payment has been received by Oswego County Savings from selected dealers, funds will earn interest at Oswego County Savings' passbook rate until the consummation or termination of the reorganization and stock offering. Funds will be promptly returned, with interest, in the event the reorganization and stock offering is not completed as described above.

           The Syndicated Community Offering will terminate no more than 45 days following the Subscription Expiration Date, unless extended by Oswego County Savings with the approval of the FDIC and the Superintendent. See "- How We Determine Our Price and Number of Shares to be Issued in the Stock Offering" above for a discussion of rights of subscribers, if any, in the event an extension is granted.


Persons in Nonqualified States or Foreign Countries


           Oswego County Savings will make reasonable efforts to comply with the securities laws of all states in the United States in which persons reside who are entitled to subscribe for stock pursuant to the plan of reorganization. However, the plan of reorganization does not provide for the common stock to be offered or sold to any person who resides in a foreign country.

Limitations on Stock Purchases

           The plan of reorganization includes the following limitations on the number of shares of common stock which may be purchased in the stock offering:

                     (1) No fewer than 25 shares of common stock may be purchased, to the extent shares are available;

                     (2) Each Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of:

                               (a)        $150,000 or 15,000 shares of common
                                          stock;

                               (b) one-tenth of one percent of the total offering of shares of common stock; or

                               (c) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders, in each case as of the close of business on the Eligibility Record Date, subject to the overall limitation in clause (7) below;

                     (3) The Tax-Qualified Employee Stock Benefit Plans, including the employee stock ownership plan, may purchase in the aggregate up to 10% of the shares of common stock sold in the stock offering, including any additional shares issued in the event of an increase in the estimated offering range; although at this time the employee stock ownership plan intends to purchase only 8% of those shares;

                     (4) Each Supplemental Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of:

                               (a)        $150,000 or 15,000 shares of common
                                          stock;

                               (b) one-tenth of one percent of the total offering of shares of common stock; or

                               (c) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case as of the close of business on the Supplemental Eligibility Record Date, subject to the overall limitation in clause (7) below;

                     (5) Any Person purchasing shares of common stock in the Community Offering may purchase in the Community Offering up to the greater of:

                               (a)        $150,000 or15,000 shares of common
                                          stock; or

                               (b) one-tenth of one percent of the total offering of shares of common stock, subject to the overall limitation in clause (7) below;

                     (6) Any person purchasing shares of common stock in the Syndicated Community Offering may purchase in the Syndicated Community Offering up to $150,000 or 15,000 shares of common stock, subject to the overall limitation in clause (7) below;

                     (7) Except for the Tax-Qualified Employee Stock Benefit Plans and certain Eligible Account Holders and Supplemental Eligible Account Holders whose subscription rights are based upon the amount of their deposits, the maximum number of shares of common stock subscribed for or purchased in all categories of the stock offering by any person, together with associates of and groups of persons acting in concert with such persons, shall not exceed 5% of common stock sold in stock offering; and

                     (8) No more than 24% of the total number of shares offered for sale in the stock offering may be purchased by trustees and officers of Oswego County Savings. No more than 34% of the total number of shares offered for sale in the stock offering may be purchased by directors and officers of Oswego County Savings and their associates in the aggregate.

           Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the depositors of Oswego County Savings, the individual amount permitted to be subscribed for may be increased up to a maximum of 5% of the number of shares sold in the stock offering. If such amount is increased, subscribers for the maximum amount will be, and certain other large subscribers in the sole discretion of Oswego County Savings may be, given the opportunity to increase their subscriptions up to the then applicable limit.

           The term "associate" of a person is defined to mean:

           o any corporation or other organization (other than Oswego County Bancorp, Oswego County MHC and Oswego County Savings or a majority-owned subsidiary of the Oswego County Savings) of which such person is a director, officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities

           o any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, provided, however, that such term shall not include any tax-qualified employee stock benefit plan of Oswego County Bancorp and Oswego County Savings in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity

           o any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director or officer of Oswego County Savings or any of their subsidiaries.

           The term "acting in concert" is defined to mean (1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (2) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. Oswego County Savings may presume that certain persons are acting in concert based upon, among other things, joint account relationships and the fact that such persons have filed joint Schedules 13D with the SEC with respect to other companies.


Marketing Arrangements


           Oswego County Bancorp and Oswego County Savings have retained Friedman Billings to consult with and to advise Oswego County Savings, and to assist Oswego County Bancorp, on a best efforts basis, in the distribution of the shares of common stock in the Subscription and Community Offering. The services that Friedman Billings will provide include, but are not limited to:


           o training the employees of Oswego County Savings who will perform certain ministerial functions in the Subscription and Community Offering regarding the mechanics and regulatory requirements of the stock offering process;

           o managing the Stock Center by assisting interested stock subscribers and by keeping records of all stock orders;

           o         preparing marketing materials; and

           o assisting in the solicitation of proxies from Oswego County Savings' depositors for use at Oswego County Savings' special meeting.

           For its services, Friedman Billings will receive a management fee of $20,000 and a marketing fee of $100,000. In the event that selected dealers are used to assist in the sale of shares of common stock in the Community Offering, the dealers will be paid a fee of up to ___% a of the aggregate purchase price of the shares sold by such dealers. Oswego County Savings has agreed to indemnify Friedman Billings against certain claims or liabilities, including certain liabilities under the Securities Act, and will contribute to payments Friedman Billings may be required to make in connection with any such claims or liabilities.

           Sales of shares of common stock will be made primarily by registered representatives affiliated with Friedman Billings or by the broker-dealers managed by Friedman Billings. Friedman Billings has undertaken that the shares of common stock will be sold in a manner which will ensure that the distribution standards of the New York Stock Exchange (round lots, public shares, and aggregate market value) will be met. The Stock Center will be established at the main office of Oswego County Savings. Oswego County Bancorp will rely on Rule 3a4-1 of the Exchange Act and sales of common stock will be conducted within the requirements of this rule, so as to permit officers, trustees, directors and employees to participate in the sale of the common stock in those states where the law permits. No officer, trustees, director or employee of Oswego County Bancorp or Oswego County Savings will be compensated directly or indirectly by the payment of commissions or other remuneration in connection with his or her participation in the sale of common stock.

           Oswego County Savings may utilize certain space in its offices for activities related to the Offerings. FDIC and Department [rules] impose certain restrictions on securities sales activities by Oswego County Bancorp or Oswego County Savings. Among other requirements, if the offices of Oswego County Savings or any affiliate are utilized, no commissions, bonuses, or payments may be made to employees (except standard compensation to securities personnel of registered broker-dealers), no offers or sales may be made by tellers or at the teller counter, sales activities must be conducted in a segregated or separately identifiable area of the Oswego County Savings' offices apart from the area used by the general public for deposit activities and offers and sales must be made only by regular, full-time Oswego County Savings employees or securities personnel who are subject to supervision by a registered broker-dealer. In addition, subscribers must sign a certification form acknowledging that the common stock is not federally insured or guaranteed and that he or she has received a copy of this prospectus and understands the risks involved in purchasing any shares of common stock. Oswego County Bancorp and Oswego County Savings will comply with the above-described FDIC and Department [rules] as well as Federal and state securities laws.


Procedure for Purchasing Shares in the Subscription Offering


           To ensure that each purchaser receives a prospectus at least 48 hours before the Subscription Expiration Date, unless extended, in accordance with Rule 15c2-8 of the Exchange Act, no prospectus will be mailed any later than five days prior to that date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus.

           To purchase shares in the Subscription Offering, an executed order form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from a deposit account at Oswego County Savings, which may be given by completing the appropriate blanks in the order form, must be received by Oswego County Savings by 12:00 noon, Oswego, New York Time, on the Subscription Expiration Date, unless extended. In addition, Oswego County Bancorp and Oswego County Savings will require a prospective purchaser to execute a certification in the form required by applicable FDIC and Department regulations in connection with any sale of common stock. Order forms, which are not received by such time or are executed defectively or are received without full payment, or appropriate withdrawal instructions, are not required to be accepted. Further, Oswego County Savings will not accept orders submitted on photocopied or facsimilied order forms nor order forms unaccompanied by an executed certification form. Oswego County Savings has the right to waive or permit the correction of incomplete or improperly executed forms, but does not represent that it will do so. Once received, an executed order form may not be modified, amended or rescinded without the consent of Oswego County Savings, unless the stock offering has not been completed within 45 days after the end of the Subscription Offering, unless that period has been extended.

           To ensure that Eligible Account Holders and Supplemental Eligible Account Holders are properly identified as to their stock purchase priority, depositors as of the close of business on the Eligibility Record Date (September 30, 1997) or the Supplemental Eligibility Record Date (March 31, 1999) must list all accounts on the stock order form giving all names in each account and the account numbers.

           Payment for subscriptions may be made:

                     o          in cash if delivered in persons;

                     o          by check or money order; or

                     o by authorization of withdrawal from deposit accounts maintained with Oswego County Savings.

           No wire transfers will be accepted. Interest will be paid on payments made by cash, check or money order at Oswego County Savings' passbook rate of interest from the date payment is received until completion or termination of the stock offering. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the reorganization, but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the stock offering.


           If a subscriber authorizes Oswego County Savings to withdraw the amount of the purchase price from his deposit account, Oswego County Savings will do so as of the effective date of the stock offering. Oswego County Savings will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate.

           If the ESOP subscribes for shares during the Subscription Offering, the ESOP will not be required to pay for the shares subscribed for at the time it subscribes, but rather, may pay for such shares of common stock subscribed for by it at the purchase price upon consummation of the Subscription and Community Offerings, if all shares are sold, or upon consummation of the Syndicated Community Offering if shares remain to be sold in such offering, provided that there is in force from the time of its subscription until such time, a loan commitment from an unrelated financial institution or Oswego County Bancorp to lend to the ESOP, at such time, the aggregate purchase price of the shares for which it subscribed.

           Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of common stock in the Subscription and Community Offerings provided such IRAs are not maintained at Oswego County Savings. ERISA provisions and IRS regulations require that officers, trustees and 10% stockholders who use self-directed IRA funds to purchase shares of common stock in the Offerings make such purchases for the exclusive benefit of the IRAs. Any interested parties wishing to use IRA funds for stock purchases are advised to contact the Stock Center at (315) ___-____ for additional information.

Restrictions on Transfer of Subscription Rights and Shares

           Pursuant to the FDIC and Department [rules and regulations], no person with subscription rights may transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of reorganization or the shares of common stock to be issued upon their exercise. Subscription rights may be exercised only by the person to whom they are granted and only for his account. Each person exercising such subscription rights will be required to certify that he is purchasing shares solely for his own account and that he has no agreement or understanding regarding the sale or transfer of those shares. [Federal regulations] also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of common stock prior to the completion of the stock offering.

           Oswego County Savings will refer to the FDIC, Department and the SEC any situations that it believes may involve a transfer of subscription rights and will not honor orders believed by it to involve the transfer of subscription rights.


Delivery of Certificates


           Certificates representing common stock issued in the stock offering will be mailed by Oswego County Bancorp's transfer agent to the persons entitled thereto at the addresses of such persons appearing on the stock order form as soon as practicable following consummation of the reorganization. Any certificates returned as undeliverable will be held by Oswego County Bancorp until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to subscribers, subscribers may not be able to sell the shares of common stock for which they have subscribed, even though trading of the common stock may have commenced.

Required Approvals and Nonobjections

           Various approvals or nonobjections of the FDIC and Department are required to complete the reorganization and stock offering. The FDIC has not objected to and Department has approved the plan of reorganization, subject to approval by Oswego County Savings' depositors and other standard conditions. Oswego County Bancorp's bank holding company application is currently pending with the Federal Reserve Board.

           Oswego County Bancorp is required to make certain filings with state securities regulatory authorities in connection with the issuance of common stock in the stock offering.

Restrictions on Purchase or Transfer of Shares After the Corporate Change

           All shares of common stock purchased in connection with the reorganization by a director or an officer of Oswego County Bancorp or Oswego County Savings will be subject to a restriction that the shares not be sold for a period of one year following the reorganization except in the event of the death of such director or officer or judicial declaration of incompetency or pursuant to a merger or similar transaction approved by the FDIC and the Department. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued that any transfer within the time period of any certificate or record ownership of those shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date within this one year period as a stock dividend, stock split or otherwise with respect to the restricted stock will be subject to the same restrictions.

           Purchases of common stock by directors, executive officers and their associates during the three-year period following completion of the reorganization may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the FDIC and the Superintendent. This restriction does not apply, however, to negotiated transactions involving more than 1% of Oswego County Bancorp's outstanding common stock or to certain purchases of stock pursuant to an employee stock benefit plan.

           Pursuant to FDIC and Department regulations, Oswego County Bancorp will generally be prohibited from repurchasing any shares of the common stock within one year following consummation of the reorganization, [although the FDIC and Department under their current policies may approve a request to repurchase shares of common stock following the six-month anniversary of the reorganization.] During the second and third years following the reorganization, Oswego County Bancorp may not repurchase any shares of its common stock other than pursuant to:

           o an offer to all stockholders on a pro rata basis which is approved by the FDIC and Department (provided, however, that the Oswego County MHC may be excluded with the approval of the FDIC and Department);

           o         the repurchase of qualifying shares of a director, if any;

           o purchases in the open market by a tax-qualified or non-tax-qualified employee stock benefit plan in an amount reasonable and appropriate to fund the plan; or

           o purchases that are part of an open-market stock repurchase program not involving more than 5% of its outstanding capital stock during a 12-month period, if the repurchases do not cause Oswego County Savings to become undercapitalized and Oswego County Savings provides to the Regional Director of the FDIC and Department no later than 10 days prior to the commencement of a repurchase program written notice containing a full description of the program to be undertaken and such program is not disapproved by the Regional Director.

           The FDIC and Department may permit stock repurchases in excess of such amounts prior to the third anniversary of the reorganization if exceptional circumstances are shown to exist.


                       CERTAIN RESTRICTIONS ON ACQUISITION
               OF OSWEGO COUNTY BANCORP AND OSWEGO COUNTY SAVINGS

           The principal regulatory restrictions which affect the ability of any person, firm or entity to acquire Oswego County Bancorp, Oswego County Savings or their respective capital stock are described below. Also discussed are certain provisions in Oswego County Bancorp's certificate of incorporation and bylaws which may be deemed to affect the ability of a person, firm or entity to acquire Oswego County Bancorp.

           Oswego County MHC Structure. Under New York law, the plan of reorganization and Oswego County Bancorp's governing corporate instruments, at least 51% of Oswego County Bancorp's voting shares must be owned by Oswego County MHC. Oswego County MHC will be controlled by its board of trustees, who will consist of persons, except for one person, who also are members of the board of directors of Oswego County Bancorp and Oswego County Savings. Oswego County MHC will be able to elect all members of the board of directors of Oswego County Bancorp, and as a general matter, will be able to control the outcome of all matters presented to the stockholders of Oswego County Bancorp for resolution by vote, except for matters that require a vote greater than a majority. Oswego County MHC, acting through its board of trustees, will be able to control the business and operations of Oswego County Bancorp and Oswego County Savings will be able to prevent any challenge to the ownership or control of Oswego County Bancorp by minority stockholders. Accordingly, a change in control of Oswego County Bancorp or Oswego County Savings cannot occur unless Oswego County MHC first converts to the stock form of organization. Although New York law, applicable regulations and the plan of reorganization permit Oswego County MHC to convert from the mutual to the capital stock form of organization, it is not anticipated that a conversion of Oswego County MHC will occur in the foreseeable future.

           In addition to the anti-takeover aspects of the mutual holding company structure, the following provisions of Oswego County Bancorp's certificate of incorporation and bylaws and certain other regulatory provisions will restrict the ability to stockholders to influence management policies, and which may be deemed to have an anti-takeover effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in Oswego County Bancorp's certification of incorporation and bylaws and Oswego County Savings' proposed restated organizational certificate and bylaws, reference should be made in each case to the document in question. Each of these documents is part of Oswego County Savings' application to the Superintendent and Oswego County Bancorp's registration statement filed with the SEC. See "Additional Information." The following discussion does not reflect the powers and provisions of Oswego County Savings' organization certificate.

Provisions of Oswego County Bancorp's Certificate of Incorporation and Bylaws

           Restrictions on Call of Special Meetings. The certificate of incorporation provides that a special meeting of stockholders may be called by the chairman of the board of Oswego County Bancorp or pursuant to a resolution adopted by a majority of the board of directors. Stockholders are not authorized to call a special meeting of stockholders.

           Absence of Cumulative Voting. The certificate of incorporation provides that there shall be no cumulative voting rights in the election of directors.

           Limitation on Voting Rights. The certificate of incorporation provides that (1) no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 5% of any class of equity security of Oswego County Bancorp, inclusive of shares of such class held by Oswego County MHC (provided that such limitation shall not apply to Oswego County MHC or any tax-qualified employee stock benefit plans maintained by Oswego County Bancorp); and that (2) shares beneficially owned in violation of the stock ownership restriction described above shall not be entitled to vote and shall not be voted by any person or counted as voting stock in connection with any matter submitted to a vote of stockholders. For these purposes, a person (including management) who has obtained the right to vote shares of the common stock pursuant to revocable proxies shall not be deemed to be the "beneficial owner" of those shares if that person is not otherwise deemed to be a beneficial owner of those shares.

           Amendments to Certificate of Incorporation and Bylaws. Amendments to the certificate of incorporation must be approved by Oswego County Bancorp's board of directors and also a majority of the outstanding shares of Oswego County Bancorp's voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required for certain provisions (i.e., provisions relating to the call of special stockholder meetings, cumulative voting, limitation on voting rights and director liability).

           The bylaws may be amended by the affirmative vote of the total number of directors of Oswego County Bancorp or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.


Federal Reserve Board Regulations


           The Change in Bank Control Act and the BHCA, together with the Federal Reserve Board regulations under those acts, require that the consent of the Federal Reserve Board be obtained prior to any person or company acquiring "control" of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires more than 25% of any class of voting stock of the bank holding company. Control is rebuttably presumed to exist if the person acquires more than 10% of any class of voting stock of a bank holding company if either (1) the holding company has registered securities under
Section 12 of the Exchange Act or (2) no other person will own a greater percentage of that class of voting securities immediately after the transaction. The regulations provide a procedure to rebut the rebuttable control presumption. Since the common stock will be registered under Section 12 of the Exchange Act, any acquisition of 10% or more of the common stock will give rise to a rebuttable presumption that the acquirer of such stock controls Oswego County Bancorp, requiring the acquirer, prior to acquiring such stock, to rebut the presumption of control to the satisfaction of the Federal Reserve Board or obtain Federal Reserve Board approval for the acquisition of control. Restrictions applicable to the operations of bank holding companies may deter companies from seeking to obtain control of Oswego County Bancorp. See "How We Are Regulated."

New York Banking Law


           In addition to federal law, the New York State Banking Law generally requires prior approval of the New York State Banking Board before any action is taken that causes any entity or person to acquire direct or indirect control of a banking institution which is organized in New York State. Control is presumed to exist if any company or person directly or indirectly owns, controls or holds with power to vote 10% or more of the voting stock of a banking institution or of any company or person that owns, controls or holds with power to vote 10% or more of the voting stock of a banking institution.

Benefit Plans


           In addition to the provisions of Oswego County Bancorp's certificate of incorporation and bylaws described above, certain benefit plans of Oswego County Bancorp and Oswego County Savings adopted in connection with the reorganization and stock offering contain provisions which also may discourage hostile takeover attempts which the board of directors of Oswego County Savings might conclude are not in the best interests of Oswego County Bancorp and Oswego County Savings or Oswego County Bancorp's stockholders. For a description of the benefit plans and the provisions of such plans relating to changes in control of Oswego County Bancorp or Oswego County Savings, see "Management -- Benefits."


              DESCRIPTION OF CAPITAL STOCK OF OSWEGO COUNTY BANCORP


General


           Oswego County Bancorp is authorized to issue ______ shares of common stock having a par value of $0.01 per share and ______shares of preferred stock having a par value of $0.01 per share (the "Preferred Stock"). Oswego County Bancorp currently expects to issue up to a maximum of ______ shares (______ shares in the event that the maximum of the estimated offering range is increased by 15%) of common stock and no shares of preferred stock in the stock offering. Each share of the common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock in accordance with the plan of reorganization, all of the stock will be duly authorized, fully paid and nonassessable. Presented below is a description of all aspects of Oswego County Bancorp's capital stock which are deemed material to an investment decision with respect to the stock offering.

           The common stock of Oswego County Bancorp will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC.

Common Stock


           Distributions. Oswego County Bancorp can pay dividends if, as and when declared by its board of directors, subject to compliance with limitations which are imposed by law. See "Dividend Policy." The holders of common stock of Oswego County Bancorp will be entitled to receive and share equally in any dividends declared by the board of directors of Oswego County Bancorp out of legally available funds. If Oswego County Bancorp issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

           Voting Rights. Upon consummation of the reorganization, the holders of common stock will possess exclusive voting rights in Oswego County Bancorp. Each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Under certain circumstances, shares in excess of 10.0% of the issued and outstanding shares of common stock may be considered "excess shares" and, accordingly, not be entitled to vote. See "Restrictions on Acquisition of Oswego County Bancorp and Oswego County Savings." If Oswego County Bancorp issues preferred stock, holders of the preferred stock may also possess voting rights.

           Liquidation. In the event of any liquidation, dissolution or winding up of Oswego County Savings, Oswego County Bancorp, as holder of Oswego County Savings' capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Oswego County Savings (including all deposit accounts and accrued interest thereon), all assets of Oswego County Savings available for distribution. In the event of liquidation, dissolution or winding up of Oswego County Bancorp, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Oswego County Bancorp available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

           Rights to Buy Additional Shares. Holders of the common stock Oswego County Bancorp will not be entitled to preemptive rights with respect to any shares which may be issued. A preemptive right is a priority right to buy additional shares if Oswego County Bancorp issues more shares in the future. The common stock is not subject to redemption.


Preferred Stock


           None of the shares of Oswego County Bancorp's authorized preferred stock will be issued in the stock offering. Preferred stock may be issued with preferences and designations determined by the board of directors from time to time. The board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. Oswego County Bancorp has no present plans to issue preferred stock.

                          TRANSFER AGENT AND REGISTRAR

           The transfer agent and registrar for Oswego County Bancorp's common stock is ___________________.


                                     EXPERTS


           The financial statements of Oswego County Savings as of December 31, 1998 and 1997, and for the years then ended have been included in this prospectus in reliance upon the report of KPMG LLP, independent public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

           RP Financial has consented to the publication herein of the summary of its report to Oswego County Savings setting forth its opinion as to the estimated pro forma market value of the common stock upon reorganization and its opinion with respect to subscription rights.


                             LEGAL AND TAX OPINIONS


           The legality of the common stock and the federal income tax consequences of the reorganization will be passed upon for Oswego County Savings by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., special counsel to Oswego County Savings and Oswego County Bancorp. The New York income tax consequences of the reorganization will be passed upon for Oswego County Savings by KPMG LLP. The federal income tax consequences of certain matters relating to establishment of the foundation will be passed upon for Oswego County Savings by KPMG LLP. Certain legal matters will be passed upon for Friedman Billings by Breyer & Associates, Washington, D.C.


                             ADDITIONAL INFORMATION


           Oswego County Bancorp has filed with the SEC a registration statement under the Securities Act with respect to the common stock offered by this prospectus. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement. The entire registration statement, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. In addition, the SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, including Oswego County Bancorp, that file electronically with the SEC. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement summarize the provisions of such contract or other document which are deemed material. However, those summaries are, of necessity, brief descriptions of those documents and are not necessarily complete; each statement is qualified by reference to the specific contract or document.

           Oswego County Savings has filed an application with the Department with respect to the reorganization. Under the Department's rules and regulations, this prospectus omits certain information contained in that application. The application may be examined at the Department's office at 2 Rector Street, New York, New York and at Oswego County Savings' main office at 44 East Bridge Street, Oswego, New York 13126.

           In connection with the reorganization, Oswego County Bancorp will register its common stock with the SEC under Section 12 of the Exchange Act, and, upon such registration, Oswego County Bancorp and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Exchange Act. Under the plan of reorganization, Oswego County Bancorp has undertaken that it will not terminate such registration for a period of at least three years following the reorganization.

           A copy of the plan of reorganization and the certificate of incorporation and bylaws of Oswego County Bancorp and the organization certificate and bylaws of Oswego County Savings and Oswego County MHC are available without charge from Oswego County Savings. Requests for this information should be directed to: [______________________], Oswego County Savings Bank, 44 East Bridge Street, Oswego, New York 13126.

                          INDEX TO FINANCIAL STATEMENTS


                                                                           Page
                                                                           ----

Independent Auditors' Report..............................................  F-1

Statements of Financial Condition as of December 31, 1998 and
           1997 ..........................................................  F-2

Statements of Income for the Years Ended December 31, 1998 and
           1997...........................................................  F-3

Statements of Net Worth and Comprehensive Income for the Years
           Ended December 31, 1998 and 1997...............................  F-4

Statements of Cash Flows for the Years Ended December 31, 1998
           and 1997.......................................................  F-5

Notes to Financial Statements.............................................  F-6


All schedules are omitted as the required information is not applicable or the information is presented in the financial statements.

[The financial statements of Oswego County Bancorp have been omitted because Oswego County Bancorp has not yet issued any stock, has no assets or liabilities, and has not conducted any business other than of an organizational nature.]

                           OSWEGO COUNTY SAVINGS BANK

                              Financial Statements

                     Years ended December 31, 1998 and 1997

                   (With Independent Auditors' Report Thereon)

                          Independent Auditors' Report


The Board of Trustees
Oswego County Savings Bank:


We have audited the accompanying statements of financial condition of Oswego County Savings Bank as of December 31, 1998 and 1997, and the related statements of income, net worth and comprehensive income, and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Oswego County Savings Bank as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.


                                            /s/ KPMG LLP
                                            -------------------------


February 12, 1999
Syracuse, New York

                           OSWEGO COUNTY SAVINGS BANK

                        Statements of Financial Condition

                           December 31, 1998 and 1997

                         Assets                                     1998              1997
                                                              -------------      -------------
Cash and due from banks                                       $   4,006,570          4,083,082
Federal funds sold and other short-term investments               2,600,000          2,681,128
Securities held to maturity, fair value of $13,791,754 in
    1998 and $10,474,998 in 1997                                 13,729,905         10,441,133
Securities available for sale, at fair value                     14,783,994         10,920,781

Loans                                                            72,081,642         80,460,302
    Less allowance for loan losses                                1,068,420          1,408,797
                                                              -------------      -------------
       Loans, net                                                71,013,222         79,051,505
                                                              -------------      -------------
Real estate owned                                                   195,067            599,387
Premises and equipment, net                                       2,244,769          2,324,351
Accrued interest receivable                                         856,418            925,591
Other assets                                                      1,435,960            966,423
                                                              -------------      -------------
       Total assets                                           $ 110,865,905        111,993,381
                                                              =============      =============

                Liabilities and Net Worth

Deposits:
    Demand                                                       11,629,803          9,665,784
    Savings and money market                                     46,687,391         48,535,652
    Time                                                         38,247,054         39,697,366
                                                              -------------      -------------
                                                                 96,564,248         97,898,802

Escrow deposits                                                   1,318,444          1,458,361
Other liabilities                                                 1,288,914          1,244,595
                                                              -------------      -------------
       Total liabilities                                         99,171,606        100,601,758
                                                              -------------      -------------

Commitments and contingencies (note 11)

Net worth:
    Surplus                                                       3,728,639          3,728,639
    Undivided profits, substantially restricted                   7,966,281          7,657,573
    Accumulated other comprehensive income                             (621)             5,411
                                                              -------------      -------------
       Total net worth                                           11,694,299         11,391,623
                                                              -------------      -------------
       Total liabilities and net worth                        $ 110,865,905        111,993,381
                                                              =============      =============

See accompanying notes to financial statements.

                           OSWEGO COUNTY SAVINGS BANK

                              Statements of Income

                     Years ended December 31, 1998 and 1997

                                                                     1998           1997
                                                                  ----------     ----------
Interest income:
    Loans                                                         $6,252,969      6,860,107
    Securities                                                     1,480,880      1,151,073
    Federal funds sold and other short-term investments              180,949        240,519
                                                                  ----------     ----------
          Total interest income                                    7,914,798      8,251,699

Interest expense on deposits                                       3,388,168      3,737,612
                                                                  ----------     ----------
          Net interest income                                      4,526,630      4,514,087
Provision for loan losses                                            120,000        524,816
                                                                  ----------     ----------
          Net interest income after provision for loan losses      4,406,630      3,989,271
                                                                  ----------     ----------

Noninterest income:
    Service charges                                                  387,125        415,445
    Recovery for Nationar                                             22,192         54,400
    Other                                                             59,526         46,417
                                                                  ----------     ----------
          Total noninterest income                                   468,843        516,262
                                                                  ----------     ----------

Noninterest expenses:
    Salaries and employee benefits                                 1,923,984      1,923,888
    Occupancy and equipment                                          670,735        600,078
    Data processing                                                  267,782        221,695
    Office supplies, printing and postage                            186,750        240,691
    Professional fees                                                251,231        237,923
    Merger expenses                                                  171,213        145,278
    Real estate owned, net                                           302,213        198,545
    Trustee fees and benefits                                        151,918        172,175
    Marketing and advertising                                        120,616         93,375
    Deposit insurance premiums                                        11,738         12,342
    Other                                                            346,585        269,302
                                                                  ----------     ----------
          Total noninterest expenses                               4,404,765      4,115,292
                                                                  ----------     ----------

Income before income tax expense                                     470,708        390,241
Income tax expense                                                   162,000        201,350
                                                                  ----------     ----------
          Net income                                              $  308,708        188,891
                                                                  ==========     ==========

See accompanying notes to financial statements.

                           OSWEGO COUNTY SAVINGS BANK

                Statements of Net Worth and Comprehensive Income

                     Years ended December 31, 1998 and 1997

                                                                           Accumulated
                                                                              Other
                                                           Undivided      Comprehensive       Total
                                            Surplus         Profits          Income         Net Worth
                                          -----------     -----------     -------------    -----------
Balance, December 31, 1996                $ 3,728,639       7,468,682              --       11,197,321

Comprehensive income:
    Net income                                     --         188,891              --          188,891

    Net change in the unrealized gain
       on securities available
       for sale, net of taxes                      --              --           5,411            5,411
                                                                                           -----------

          Total comprehensive income                                                           194,302
                                          -----------     -----------     -----------      -----------

Balance, December 31, 1997                  3,728,639       7,657,573           5,411       11,391,623

Comprehensive income:
    Net income                                     --         308,708              --          308,708

    Net change in the unrealized gain
       (loss) on securities available
        for sale, net of taxes                     --              --          (6,032)          (6,032)
                                                                                           -----------

          Total comprehensive income                                                           302,676
                                          -----------     -----------     -----------      -----------

Balance, December 31, 1998                $ 3,728,639       7,966,281            (621)      11,694,299
                                          ===========     ===========     ===========      ===========

See accompanying notes to financial statements.

                           OSWEGO COUNTY SAVINGS BANK

                            Statements of Cash Flows

                     Years ended December 31, 1998 and 1997

                                                                                      1998              1997
                                                                                  ------------      ------------
Cash flows from operating activities:
    Net income                                                                    $    308,708           188,891
    Adjustments to reconcile net income (loss) to net cash
       provided by (used in) operating activities:
          Depreciation                                                                 256,136           167,572
          Provision for loan losses                                                    120,000           524,816
          Recovery for Nationar                                                        (22,192)          (54,400)
          Loss on sale of real estate owned                                            145,171           254,427
          Gain on sale of securities                                                    (2,292)               --
          Security amortization (accretion)                                             32,601           (14,393)
          Deferred income taxes                                                         98,730            11,088
          Change in:
             Accrued interest receivable                                                69,173          (178,793)
             Other assets                                                             (537,787)          236,894
             Other liabilities                                                          43,819           524,196
                                                                                  ------------      ------------
                     Net cash provided by operating activities                         512,067         1,660,298
                                                                                  ------------      ------------

Cash flows from investing activities:
    Proceeds from maturity of and principal collected on
       securities held to maturity                                                   9,722,545         4,167,664
    Proceeds from sale of securities available for sale                              2,002,032                --
    Proceeds from maturity of and principal collected on
       securities available for sale                                                 6,895,973         1,000,000
    Purchases of securities held to maturity                                       (13,038,664)       (4,498,070)
    Purchases of securities available for sale                                     (12,778,000)      (11,900,616)
    Principal collections of loans, net of loan originations                         7,643,216         3,204,679
    Proceeds from sale of real estate owned                                            534,216           360,300
    Purchases of premises and equipment, net                                          (176,554)         (396,834)
                                                                                  ------------      ------------
                     Net cash used in investing activities                             804,764        (8,062,877)
                                                                                  ------------      ------------

Cash flows from financing activities:
    Net increase (decrease) in demand, savings and money market deposits               115,758          (390,850)
    Net decrease in time deposits                                                   (1,450,312)       (3,725,542)
    Net decrease in escrow deposits                                                   (139,917)         (258,949)
                                                                                  ------------      ------------
                     Net cash used in financing activities                          (1,474,471)       (4,375,341)
                                                                                  ------------      ------------

Net decrease in cash and cash equivalents                                             (157,640)      (10,777,920)
Cash and cash equivalents at beginning of year                                       6,764,210        17,542,130
                                                                                  ------------      ------------
Cash and cash equivalents at end of year                                          $  6,606,570         6,764,210
                                                                                  ============      ============

Supplemental disclosure of cash flow information:
    Cash paid during the period for:
       Interest                                                                   $  3,388,168         3,737,612
       Income taxes                                                                    195,750           243,000
                                                                                  ============      ============

       Non-cash investing and financing activities:
          Transfer of loans to real estate owned                                  $    275,067           723,123
                                                                                  ============      ============

See accompanying notes to financial statements.

                           OSWEGO COUNTY SAVINGS BANK

                          Notes to Financial Statements

                           December 31, 1998 and 1997


(1)    Reorganization, Stock Issuance and Merger

       Oswego County Savings Bank (the Bank) is a mutual savings bank that is subject to regulation by the New York State Banking Department and the Federal Deposit Insurance Corporation (FDIC). The Bank provides financial services to individuals and businesses primarily in Oswego County in New York State.

       On December 17, 1998, the Board of Trustees of the Bank adopted the Amended and Restated Plan of Reorganization (the Plan), pursuant to which the Bank will reorganize into the mutual holding company form of organization as a wholly-owned subsidiary of Oswego County Bancorp, Inc., a mid-tier stock holding company that will be a majority-owned subsidiary of Oswego County MHC (the MHC). Following receipt of all required regulatory approvals, the approval of the depositors of the Bank entitled to vote on the Plan of Reorganization, and the satisfaction of all other conditions precedent to the Reorganization, the Bank will consummate the Reorganization. Pursuant to the Plan, the Reorganization will be effected in a manner that is consistent with applicable New York and federal law and regulations. Contemporaneously with the Reorganization, Oswego County Bancorp, Inc. will sell a Minority Interest in shares of Common Stock in a public stock offering (Offering). Subsequent to the Reorganization and Offering, the minority interest will represent 49% or less of the Oswego County Bancorp, Inc.'s outstanding shares, with the MHC owning at least 51%.

       The Reorganization will be accounted for as a change in corporate form with no resulting change in the historical basis of the Bank's assets, liabilities and equity. Subsequent to the Reorganization, the existing liquidation rights of the Bank's depositors as of the effective date will be transferred to the MHC, and records will be maintained to ensure such rights receive statutory priority in the event of a future mutual to stock conversion or the MHC's liquidation.

       In the event that the Reorganization and Offering are not successfully completed, the costs incurred in connection with the Reorganization and Offering will be expensed at the time that the unsuccessful completion is determined. The Bank has incurred stock issuance costs of $162,000 as of December 31, 1998, which are included in other assets.

       The Bank intends to establish a Foundation as part of the Offering, to which it will make a contribution in the form of shares of common stock equal to 4.0% of the shares sold in the Offering. The Foundation will be dedicated exclusively to supporting charitable causes and community development in the Bank's primary market area. The Bank will incur an expense equal to the fair value of the shares contributed to the Foundation, offset in part by a tax benefit, during the quarter in which the contribution is made. This expense will likely have a material impact on the Bank's earnings for such quarter and for fiscal 1999.

       On September 4, 1997, the trustees of the Bank approved a proposed merger and entered into a merger agreement with Pathfinder Bancorp, Inc. (Pathfinder), a publicly traded bank which is 54% owned by Pathfinder Bancorp M.H.C.. On January 28, 1999, the Bank terminated its proposed merger with Pathfinder as a result of certain regulatory considerations. Expenses related to this terminated merger, totaling $171,000 in 1998 and $145,000 in 1997 are included in noninterest expenses.

                                                                     (Continued)

                           OSWEGO COUNTY SAVINGS BANK

                          Notes to Financial Statements

                           December 31, 1998 and 1997


(2)    Summary of Significant Accounting Policies

       The accounting policies of the Bank conform to generally accepted accounting principles. The following is a description of the more significant accounting policies followed by the Bank.

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

       (a)    Securities

              The Bank classifies its securities as either available for sale or held to maturity, as the Bank does not hold any securities considered to be trading. Held to maturity securities are those debt securities for which the Bank has the positive intent and the ability to hold until maturity. All other securities not included in held to maturity are classified as available for sale.

              Held to maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Available for sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, on available for sale securities are excluded from earnings and are reported as accumulated other comprehensive income (a component of net worth) until realized.

              A decline in the fair value of any available for sale or held to maturity security below cost, that is deemed other than temporary, is charged to earnings resulting in the establishment of a new cost basis for the security.

              Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the effective interest method. Dividends and interest income are recognized when earned. Realized gains and losses on securities are recognized on the trade date and are calculated using the specific identification method for determining the cost of securities sold.

       (b)    Loans

              Loans (other than those held for sale) are reported at the principal amount outstanding. Fees and certain direct origination costs related to lending activities are recognized in income as incurred, as the amounts are immaterial.

              Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

                                                                     (Continued)

                           OSWEGO COUNTY SAVINGS BANK

                          Notes to Financial Statements

                           December 31, 1998 and 1997


              Generally, the Bank places all loans that are 90 days or more past due on non-accrual status. In addition, the Bank places any loan on non-accrual status if any part of it is classified as doubtful or loss, or if any part has been charged off. When a loan is placed on non-accrual status, total interest accrued and unpaid to date is reversed by a charge to interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan.

       (c)    Allowance for Loan Losses

              The Bank's provision for loan losses charged to operations is based upon management's evaluation of the loan portfolio. The allowance for loan losses is maintained at an amount management deems adequate to provide for probable loan losses considering the character of the loan portfolio, economic conditions, analysis of specific loans and historical loss experience. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examinations.

              The Bank considers a loan impaired when, based on current information and events, it is probable that it will be unable to collect all amounts of principal and interest under the original terms of the agreement. Large groups of smaller balance, homogeneous loans such as the Bank's residential mortgages, home equity loans and consumer loans are collectively evaluated for impairment. Accordingly, the Bank measures impaired commercial mortgages and commercial loans based on the present value of future cash flows discounted at the loan's effective interest rate, or at the fair value of the collateral if the loan is collateral dependent. Impairment losses are recognized as a component of the allowance for loan losses.

       (d)    Real Estate Owned

              Real estate owned includes property acquired through, or in lieu of, formal foreclosure. Write-downs to estimated fair value which are required at the time of foreclosure are charged to the allowance for loan losses. After transfer, the property is carried at the lower of cost or fair value, less estimated selling expenses. Adjustments to the carrying value of such properties that result from subsequent declines in fair value are charged to operations in the period in which the declines occur.

       (e)    Premises and Equipment

              Land is carried at cost and buildings, furniture and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily on the straight-line method over the estimated service lives of the assets.

                                                                     (Continued)

                           OSWEGO COUNTY SAVINGS BANK

                          Notes to Financial Statements

                           December 31, 1998 and 1997


       (f)    Income Taxes

              Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period which includes the enactment date.

       (g)    Pension and Other Postretirement Benefits

              The Bank has a defined benefit pension plan covering substantially all of its employees. Benefits are based on credited years of service and the employee's average compensation prior to retirement. The Bank's funding policy is to contribute annually at least the minimum required by law. Plan assets are invested in the general account of the Retirement System for Savings Institutions.

              The Bank sponsors an unfunded defined benefit plan that covers all of its full time employees and provides postretirement medical and life insurance benefits. Employees are eligible for these benefits if they retire under the Bank's defined benefit pension plan and have attained age 55 with at least 5 years of service. Employees are required to contribute a portion of the premium. The Bank accrues the cost of these benefits to employees and the employees' beneficiaries during the years that the employees render the necessary service.

              In 1998, the Bank adopted Statement of Financial Accounting Standards (SFAS) No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits. This statement revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or the recognition of these plans. The statement did not impact its financial position or results of operations of the Bank.

       (h)    Cash and Cash Equivalents

              For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and Federal funds sold and other short-term investments with maturities less than 90 days.

       (i)    Financial Instruments With Off-Balance Sheet Risk

              The Bank does not engage in the use of derivative financial instruments and the Bank's only financial instruments with off-balance sheet risk are commercial and residential mortgage commitments. These off-balance sheet items are shown in the Bank's statement of financial condition upon funding.

                                                                     (Continued)

                           OSWEGO COUNTY SAVINGS BANK

                          Notes to Financial Statements

                           December 31, 1998 and 1997


       (j)    Comprehensive Income

              In 1998, the Bank adopted the provisions of SFAS No. 130, Reporting Comprehensive Income. This statement establishes standards for reporting and display of comprehensive income and its components. Comprehensive income, presented in the statements of net worth and comprehensive income, consists of net income and the net change for the period in after-tax unrealized gains or losses on securities available for sale. Accumulated other comprehensive income in the accompanying statements of financial condition represents the net unrealized gains or losses on securities available for sale as of the reporting dates. Prior year financial statements have been reclassified to conform to the requirements of SFAS No. 130.

       (k)    Segment Information

              In 1998, the Bank adopted the provisions of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 requires public companies to report financial and other information about key revenue producing segments of the entity for which such information is available and is utilized by the chief operating decision maker. Specific information to be reported for individual segments includes profit or loss, certain specific revenue and expense items, and total assets. A reconciliation of segment financial information to amounts reported in the financial statements is also provided. As a community-oriented financial institution, substantially all of the Bank's operations involve the delivery of loan and deposit products to customers. Management makes operating decisions and assesses performance based on an ongoing review of these community banking operations, which constitute the Bank's only operating segment for financial reporting purposes. Therefore, the adoption of SFAS No. 131 did not result in any changes in the Bank's reporting.

       (l)    Other Accounting Standards

              SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued in June 1998. This statement requires that all derivatives be recognized as either assets or liabilities in the statement of financial condition and that those instruments be measured at fair value. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. This statement is effective for fiscal years beginning after June 15, 1999, although earlier adoption is permitted. The Bank anticipates, based on current activities, that the adoption of SFAS No. 133 will not have an effect on its financial position or results of operations. SFAS No. 133 also permits certain reclassification of securities to the available for sale category from the held to maturity category. The Bank has no current intention to reclassify any securities pursuant to SFAS No. 133.

                                                                     (Continued)

                           OSWEGO COUNTY SAVINGS BANK

                          Notes to Financial Statements

                           December 31, 1998 and 1997


              In October 1998, the FASB issued SFAS No. 134, Accounting for Mortgage-Backed Securities Retained After the Securitization of Mortgage Loans Held for Sale by a Mortgage-Banking Enterprise, which amends SFAS No. 65, Accounting for Certain Mortgage Banking Activities. This statement conforms the subsequent accounting for securities retained after the securitization of mortgage loans by a mortgage banking enterprise with the accounting for such securities by a nonmortgage banking enterprise. This statement is effective for the first quarter beginning after December 15, 1998, and will not have any impact on the Bank's financial position or results of operations as the Bank does not currently securitize mortgage loans.


(3)    Securities

       The amortized cost and fair value of securities are as follows:

                                                                               December 31, 1998
                                                          -----------------------------------------------------------
                                                                             Gross          Gross
                                                           Amortized      Unrealized      Unrealized         Fair
                                                             Cost            Gains          Losses           Value
                                                          -----------     -----------     -----------     -----------
       Securities available for sale
       Debt securities:
           United States Treasury                         $ 1,007,329          12,981              --       1,020,310
           United States Government
                agency obligations                         13,775,760          46,954          60,556      13,762,158
                                                          -----------     -----------     -----------     -----------
                    Total debt securities                  14,783,089          59,935          60,556      14,782,468
                                                          -----------     -----------     -----------     -----------

       Equity securities:
           Corporate stocks                                     1,526              --              --           1,526
                                                          -----------     -----------     -----------     -----------
                    Total securities available
                         for sale                         $14,784,615          59,935          60,556      14,783,994
                                                          ===========     ===========     ===========     ===========

       Securities held to maturity
       Debt securities:
           United States Government
                agency obligations                        $ 6,490,874          57,163           4,352       6,543,685
           Corporate and municipal securities               4,124,589          36,764           5,107       4,156,246
           Mortgage-backed securities:
                Ginnie Mae                                  2,164,204           2,701          17,263       2,149,642
                Fannie Mae                                    425,714           1,690           8,133         419,271
                Freddie Mac                                    22,024             886              --          22,910
                Small Business Administration                 502,500              --           2,500         500,000
                                                          -----------     -----------     -----------     -----------
                    Total securities held
                         to maturity                      $13,729,905          99,204          37,355      13,791,754
                                                          ===========     ===========     ===========     ===========

                                                                     (Continued)

                           OSWEGO COUNTY SAVINGS BANK

                          Notes to Financial Statements

                           December 31, 1998 and 1997

                                                                               December 31, 1997
                                                          -----------------------------------------------------------
                                                                             Gross          Gross
                                                           Amortized      Unrealized      Unrealized         Fair
                                                             Cost            Gains          Losses           Value
                                                          -----------     -----------     -----------     -----------
       Securities available for sale
       Debt securities:
         United States Treasury                           $ 4,016,906          10,457             483       4,026,880
         United States Government
           agency obligations                               6,893,178          10,765          11,568       6,892,375
                                                          -----------     -----------     -----------     -----------
              Total debt securities                        10,910,084          21,222          12,051      10,919,255
                                                          -----------     -----------     -----------     -----------
       Equity securities:
         Corporate stocks                                       1,526              --              --           1,526
                                                          -----------     -----------     -----------     -----------
              Total securities available
                for sale                                  $10,911,610          21,222          12,051      10,920,781
                                                          ===========     ===========     ===========     ===========

       Securities held to maturity
       Debt securities:
         United States Treasury                           $ 3,148,730           3,804              62       3,152,472
         United States Government
           agency obligations                               2,337,957           9,852              --       2,347,809
         Corporate and municipal securities                 4,809,088          15,775           1,478       4,823,385
         Mortgage-backed securities:
           Ginnie Mae                                          62,175           2,968              --          65,143
           Fannie Mae                                          54,115           2,001              --          56,116
           Freddie Mac                                         29,068           1,005              --          30,073
                                                          -----------     -----------     -----------     -----------
              Total securities held
                to maturity                               $10,441,133          35,405           1,540      10,474,998
                                                          ===========     ===========     ===========     ===========

       Proceeds from the sale of securities available for sale during 1998 were $2,002,032, with gross gains of $2,448 and gross losses of $156 realized on those sales. The Bank did not sell any securities available for sale in 1997. No securities held to maturity were sold in 1998 and 1997.

       The reclassification adjustment for net gains of sales of securities included in net income, net of tax was $1,375 which adjusted the change in unrealized loss on securities available for sale for the year ended December 31, 1998 to $4,657. The Bank had no reclassification adjustment in 1997.

                                                                     (Continued)

                           OSWEGO COUNTY SAVINGS BANK

                          Notes to Financial Statements

                           December 31, 1998 and 1997


       The following is a tabulation of debt securities, excluding mortgage-backed securities, by the period remaining to the earlier of maturity or call date as of December 31, 1998:

                                                           Available for Sale                Held to Maturity
                                                       ---------------------------     ---------------------------
                                                        Amortized         Fair          Amortized         Fair
                                                          Cost            Value           Cost            Value
                                                       -----------     -----------     -----------     -----------
       Due in one year or less                         $ 1,007,330       1,020,310         757,027         760,635
       Due after one year through five years            10,977,548      11,006,875       8,175,433       8,235,586
       Due  after  five  years  through  ten years       2,798,211       2,755,283       1,233,085       1,252,884
       Due after ten years                                      --              --         449,918         450,826
                                                       -----------     -----------     -----------     -----------
              Total                                    $14,783,089      14,782,468      10,615,463      10,699,931
                                                       ===========     ===========     ===========     ===========


(4)    Loans

       The following is a summary of loans outstanding:

                                                  December 31,
                                         ------------------------------
                                             1998              1997
                                         ------------      ------------

           Residential mortgages and
                home equity loans        $ 60,829,098        67,404,958
           Commercial mortgages             8,949,614        11,144,890
           Commercial loans                   265,536           276,443
           Consumer loans                   2,037,394         1,634,011
                                         ------------      ------------
                    Total loans            72,081,642        80,460,302
           Allowance for loan losses       (1,068,420)       (1,408,797)
                                         ------------      ------------
                    Net loans            $ 71,013,222        79,051,505
                                         ============      ============

       The Bank's market area is generally Oswego County in Central New York State. Substantially all of the Bank's portfolio is located in its market area and, accordingly, the ultimate collectibility of the Bank's loan portfolio is susceptible to changes in market conditions in this area. The Bank's concentration of credit risk by loan type is shown in the above schedule of loans outstanding. Other than general economic risks, management is not aware of any material concentrations of credit risk to any industry or individual borrower.

       Residential mortgage loans classified as held for sale were $4,286,000 at December 31, 1998 and none at December 31, 1997. The Bank had no sales of loans during 1998 or 1997 and there were no outstanding commitments to sell loans at December 31, 1998. An adjustment to reduce loans held for sale to the lower of aggregate cost or market value was not required at December 31, 1998.

                                                                     (Continued)

                           OSWEGO COUNTY SAVINGS BANK

                          Notes to Financial Statements

                           December 31, 1998 and 1997


(5)    Allowance for Loan Losses

       The following is a summary of changes in the allowance for loan losses:

                                              Years ended December 31,
                                            ----------------------------
                                               1998             1997
                                            -----------      -----------
           Balance at beginning of year     $ 1,408,797        1,583,299
           Provision for loan losses            120,000          524,816
           Loan charge-offs                    (525,704)        (724,304)
           Recoveries                            65,327           24,986
                                            -----------      -----------
           Balance at end of year           $ 1,068,420        1,408,797
                                            ===========      ===========

       The principal balance of all loans not accruing interest amounted to approximately $1,688,000 and $1,774,000 at December 31, 1998 and 1997,
       respectively. The forgone interest income on non-accruing loans was $81,400 and $121,600 for the years ended December 31, 1998 and 1997, respectively.

       At December 31, 1998 and 1997, the recorded investment in impaired loans totaled $979,900 and $1,308,800, respectively. The impairment allowance associated with these loans was $168,000 and $315,900 at December 31, 1998 and 1997, respectively. The average recorded investment in impaired loans during the year was approximately $1,301,000 and $1,728,000 for 1998 and 1997, respectively. The amount of interest income recognized on impaired loans (while such loans were considered impaired) was not significant for the years ended December 31, 1998 and 1997.


(6)    Premises and Equipment

       Premises and equipment at December 31 consist of the following:

                                               1998             1997
                                            ----------       ----------
           Land                             $  426,250          426,250
           Buildings and improvements        2,569,185        2,556,974
           Furniture and equipment           1,932,299        1,893,794
                                            ----------       ----------
                                             4,927,734        4,877,018
           Accumulated depreciation          2,682,965        2,552,667
                                            ----------       ----------
                    Net                     $2,244,769        2,324,351
                                            ==========       ==========

       On December 16, 1998, the Bank entered into an agreement to purchase a bank branch building located in North Syracuse, New York for approximately $575,000. The purchase is expected to be completed by July 15, 1999.

                                                                     (Continued)

                           OSWEGO COUNTY SAVINGS BANK

                          Notes to Financial Statements

                           December 31, 1998 and 1997


(7)    Deposits

       Time deposit contractual maturities are summarized as follows:

                                                               December 31,
                                                       ---------------------------
                                                          1998             1997
                                                       -----------      ----------
           Within one year                             $28,299,303      30,331,083
           After one year and within two years           4,121,692       5,626,894
           After two years and within three years        1,897,166       1,996,810
           After three years and within four years       1,169,240         893,080
           After four years and within five years        2,759,653         849,499
                                                       -----------     -----------
                                                       $38,247,054      39,697,366
                                                       ===========     ===========

       Certificates of deposit of $100,000 and over were $5,577,867 and $4,218,572 at December 31, 1998 and 1997, respectively.


(8)    Income Taxes

       Total income tax expense for the years ended December 31 was allocated as follows:

                                                              1998           1997
                                                            ---------      ---------
           Income before income tax expense                 $ 162,000        201,350
           Change in net worth for unrealized gain
                (loss) on securities available for sale        (3,760)         3,760
                                                            ---------      ---------
                         Total                              $ 158,240        205,110
                                                            =========      =========

       Income tax expense attributable to income from operations consisted of the following:

                                           Current      Deferred       Total
                                           -------      --------       -----
         Year ended December 31, 1998:
                  Federal                  $ 51,509       74,257       125,766
                  State                      11,761       24,473        36,234
                                           --------     --------      --------
                      Total                $ 63,270       98,730       162,000
                                           ========     ========      ========

         Year ended December 31, 1997:
                  Federal                   141,318       21,645       162,963
                  State                      48,944      (10,557)       38,387
                                           --------     --------      --------
                      Total                $190,262       11,088       201,350
                                           ========     ========      ========

                                                                     (Continued)

                           OSWEGO COUNTY SAVINGS BANK

                          Notes to Financial Statements

                           December 31, 1998 and 1997



       Actual income tax expense attributable to income before income taxes differed from the amounts computed by applying the Federal statutory income tax rate to pre-tax income as follows:

                                                       Years ended December 31,
                                                       ------------------------
                                                         1998            1997
                                                       ---------      ----------
           Federal income tax expense
                (benefit) at statutory rate            $ 160,041        132,682
           Increase (decrease) resulting from:
                Merger costs                             (46,323)        46,323
                Tax-exempt interest income               (12,525)        (2,762)
                State taxes, net of Federal income
                    tax benefit                           23,914         25,335
                Nondeductible expenses                     3,749          1,266
                Other, net                                33,144         (1,494)
                                                       ---------      ---------
                         Actual income tax expense     $ 162,000        201,350
                                                       =========      =========

       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 are presented below:

                                                                 1998         1997
                                                               --------     -------
           Deferred tax assets:
                Allowance for loan losses                     $ 426,727      662,535
                Postretirement benefits                         162,595      119,467
                Deferred compensation                           150,455      104,607
                Other                                            63,310        7,530
                                                              ---------    ---------
                         Total gross deferred tax assets        803,087      894,139
                                                              ---------    ---------

           Deferred tax liabilities:
                Excess tax bad debt reserve over base year      211,106      223,021
                Depreciation                                     97,219      116,893
                Prepaid pension expenses                        114,229       79,592
                Net unrealized gain on securities
                    available for sale                               --        3,760
                Other                                            13,289        8,659
                         Total gross deferred tax
                             liabilities                        435,843      431,925
                                                              ---------    ---------

           Net deferred tax asset, included in
                other assets                                  $ 367,244      462,214
                                                              =========    =========

                                                                     (Continued)

                           OSWEGO COUNTY SAVINGS BANK

                          Notes to Financial Statements

                           December 31, 1998 and 1997


       At December 31, 1998, the Bank's base-year tax bad debt reserves of approximately $1,107,000 represent aggregate bad debt deductions taken under the Internal Revenue Code, for which a deferred tax liability has not been provided. The use of these reserves for purposes other than to absorb losses on loans, or if the Bank fails to qualify as a Bank for Federal income tax purposes, would result in taxable income to the Bank. However, management does not intend to enter into any transactions that would cause these reserves to become taxable and, accordingly, associated deferred tax liabilities of approximately $450,000 have not been recognized.

       Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the loss carryback period. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, management considers the scheduled reversal of the deferred tax liabilities, the level of historical taxable income and projected future taxable income over the periods in which the temporary differences comprising the deferred tax assets will be deductible. Based on its assessment, management determined that no valuation allowance is necessary.

(9)    Benefit Plans

       Pension and Other Postretirement Plans

       The following table sets forth the defined benefit pension plan's and the other postretirement benefit plan's change in benefit obligation, change in fair value of plan assets, and the funded status for the years ended December 31, 1998 and 1997, using the most recent actuarial data measured at October 1, 1998 and 1997:

                                                                   Pension Benefits              Postretirement Benefits
                                                             ----------------------------      ----------------------------
                                                                 1998             1997             1998             1997
                                                             -----------      -----------      -----------      -----------
       Change in benefit obligation:
          Benefit obligation at beginning of year            $ 2,960,364        3,011,700          756,037          949,079
          Service cost                                            66,829           67,689           42,444           19,148
          Interest cost                                          202,349          221,786           52,923           66,436
          Amendments                                                  --               --          (70,713)              --
          Actuarial (gain)/loss                                  172,319          288,712           82,802         (255,408)
          Benefits paid                                         (164,217)        (164,056)         (22,314)         (23,218)
          Settlements                                                 --         (465,467)              --               --
                                                             -----------      -----------      -----------      -----------
              Benefit obligation at end of year                3,237,644        2,960,364          841,179          756,037
                                                             -----------      -----------      -----------      -----------

       Change in plan assets:
          Fair value of plan assets at beginning of year       3,587,233        3,446,413               --               --
          Actual return on plan assets                             6,660          751,499               --               --
          Employer contributions                                      --           18,844           22,314           23,218
          Benefits paid                                         (164,217)        (164,056)         (22,314)         (23,218)
          Settlements                                                 --         (465,467)              --               --
                                                             -----------      -----------      -----------      -----------

              Fair value of plan assets at end of year         3,429,676        3,587,233               --               --
                                                             -----------      -----------      -----------      -----------

       Funded status (deficit)                                   192,032          626,869         (841,179)        (756,037)
       Unamortized net (asset) obligation at transition          (50,395)         (83,034)         434,081          659,662
       Unrecognized net (gain) loss subsequent
          to transition                                          141,853         (348,033)              --         (168,092)
       Unamortized prior service cost                              2,512            3,478               --          (41,146)
                                                             -----------      -----------      -----------      -----------
              Prepaid (accrued) benefit cost                 $   286,002          199,280         (407,098)        (305,613)
                                                             ===========      ===========      ===========      ===========

                                                                     (Continued)

                           OSWEGO COUNTY SAVINGS BANK

                          Notes to Financial Statements

                           December 31, 1998 and 1997


       Pension cost (income) consists of the following components for the years ended December 31, 1998 and 1997:

                                                          1998          1997
                                                        ---------     ---------
           Service cost                                 $  66,829        67,689
           Interest on projected benefit obligation       202,349       221,786
           Expected return on plan assets                (280,410)     (269,831)
           Amortization of net transition asset           (21,355)      (24,713)
           Amortization of unrecognized gain               (2,943)           --
           Amortization of prior service cost                 966           966
           Settlement credit                              (52,158)           --
                                                        ---------     ---------
           Net periodic pension cost (income)           $ (86,722)       (4,103)
                                                        =========     =========
           Weighted average discount rate                    6.50%         7.25%
                                                        =========     =========
           Expected long-term rate of return                 8.00%         8.00%
                                                        =========     =========

       The projected benefit obligation assumed a long-term rate of increase in future compensation levels of 4.5% for 1998 and 5.0% for 1997. The unamortized net asset at transition is being amortized over 12 years from inception.

       Net periodic postretirement benefit cost for the years ended December 31, 1998 and 1997 included the following components:

                                                          1998            1997
                                                        ---------     ----------
           Service cost                                 $  42,444         19,148
           Interest cost on accumulated benefit
                obligation                                 52,923         66,436
           Amortization of transition obligation           38,804         38,804
           Amortization of prior service asset             (2,420)            --
           Amortization of unrecognized loss               (7,952)            --
                                                        ---------      ---------
           Net periodic postretirement benefit cost     $ 123,799        124,388
                                                        =========      =========

       For measurement purposes, a 9.0% and 9.5% annual rate of increase in the per capita cost of average health care benefits for retirees was assumed for 1998 and 1997, respectively. The rate was assumed to decrease gradually to 5.0% by 2008 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by 1% in each year would increase the accumulated postretirement benefit obligation at December 31, 1998 by $2,345, and the net periodic postretirement benefit cost by $69,174 for the year then ended. The weighted average discount rate used in determining the accumulated postretirement obligation was 6.5% for 1998 and 7.0% for 1997.

                                                                     (Continued)

                           OSWEGO COUNTY SAVINGS BANK

                          Notes to Financial Statements

                           December 31, 1998 and 1997



       Other Benefit Plans

       In 1997, the Bank instituted a deferred compensation plan for Trustees (the "Trustees' Deferred Compensation Plan"), under which participants may elect to defer all or part of their annual trustee fees to fund the Trustees' Deferred Compensation Plan. The plan provides that deferred fees are to be invested in mutual funds, as selected by the individual trustees. At December 31, 1998 and 1997, deferred trustees fees included in other liabilities aggregated $183,654 and $83,569, respectively.

       The Bank sponsors a defined contribution profit sharing 401(k) plan covering substantially all employees. The Bank matches certain percentages of each eligible employee's contribution to the plan. Expense for the plan amounted to $37,583 and $47,409 in 1998 and 1997, respectively.


(10)   Regulatory Capital Requirements

       The Bank is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

       Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998 and 1997, that the Bank meets all capital adequacy requirements to which it is subject.

       As of December 31, 1998, the most recent notification from the FDIC categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                                                                     (Continued)

                           OSWEGO COUNTY SAVINGS BANK

                          Notes to Financial Statements

                           December 31, 1998 and 1997


       The Bank's regulatory capital amounts and ratios are presented in the following table:

                                                                                                 To Be "Well
                                                                                              Capitalized" Under
                                                 Actual              Minimum Regulatory       Regulatory Capital
                                           Regulatory Capital       Capital Requirements         Requirements
                                         -----------------------   ----------------------   -----------------------
                                           Amount          Ratio     Amount         Ratio     Amount          Ratio
                                         -----------       -----   -----------      -----   -----------       -----
       As of December 31, 1998:
         Total Capital
           (to risk weighted assets)     $12,639,099       16.7%   $ 6,046,720       8.0%   $ 7,558,400       10.0%
         Tier I Capital
           (to risk weighted assets)      11,694,299       15.5      3,023,360       4.0      4,535,040        6.0
         Tier I Capital
           (to average assets)            11,694,299       10.7      4,387,200       4.0      5,484,000        5.0

       As of December 31, 1997:
         Total Capital
           (to risk weighted assets)     $12,154,623       19.9%   $ 4,883,440       8.0%   $ 6,104,300       10.0%
         Tier I Capital
           (to risk weighted assets)      11,391,623       18.7      2,441,720       4.0      3,662,580        6.0
         Tier I Capital
           (to average assets)            11,391,623       10.0      4,543,520       4.0      5,679,400        5.0


(11)   Commitments and Contingencies

       In the normal course of business, there are various outstanding commitments and contingent liabilities, such as guarantees, and commitments to extend credit, which are not reflected in the accompanying financial statements. The Bank does not anticipate losses as a result of these transactions. Mortgage and other loan commitments outstanding at December 31, 1998 and 1997 amounted to $2.4 million and $120,000, respectively. Fixed interest rates on mortgage and other loan commitments outstanding can change prior to closing only if interest rates decrease. Variable rate loans float prior to closing. Outstanding commitments on letters of credit at December 31, 1998 and 1997 amounted to $20,000 and $90,500, respectively.

       In February 1995, the Superintendent of Banks for the State of New York seized Nationar, a check-clearing and trust company, freezing all of Nationar's assets. On that date, the Bank had demand accounts with Nationar of approximately $62,700, Nationar capital stock of $5,400, Nationar preferred stock of $19,200, a pledged security of $80,000 held by Nationar and Nationar capital debentures of $120,000. Based on information set forth in certain publicly available documents, at the time, management believed that there was a reasonable likelihood that the Bank would not recover all amounts owed by Nationar. Accordingly, management charged-off the Bank's investments in Nationar stock during 1995 and established additional loss provisions of $120,000 and $14,200 during 1995 and 1996, respectively, which were credited to noninterest income. The Bank received distributions totaling $22,000, $54,000 and $154,300 in 1998, 1997 and 1996 respectively. Total losses net of distributions received over the three-year period, relating to Nationar, were approximately $57,000.

                                                                     (Continued)

                           OSWEGO COUNTY SAVINGS BANK

                          Notes to Financial Statements

                           December 31, 1998 and 1997


       In the normal conduct of business, the Bank is currently involved in various litigation matters. In the opinion of management, the ultimate disposition of these matters should not have a material adverse effect on the financial position of the Bank.


(12)   Fair Value of Financial Instruments

       SFAS No. 107, Disclosures About Fair Value of Financial Instruments, as amended by SFAS No. 119, Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments, requires disclosures about the fair value of financial instruments for which it is practicable to estimate fair value. The definition of a financial instrument includes many of the assets and liabilities recognized in the Bank's statement of financial condition, as well as certain off-balance sheet items. Fair value is defined in SFAS Nos. 107 and 119 as the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

       The following methods and assumptions were used by the Bank in estimating the fair values of its financial instruments:

       (a)    Cash and Cash Equivalents

              For these short-term instruments that are available on demand or that generally mature in ninety days or less, the carrying value approximates fair value.

       (b)    Securities

              Fair values for securities are based on quoted market prices, where available. Where quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

       (c)    Loans

              For variable rate loans that reprice frequently and have no significant credit risk, fair values are based on carrying amounts. The fair values of fixed rate loans are estimated through discounted cash flow analyses using interest rates currently being offered for loans with similar terms and credit quality.

              Delinquent loans are valued using the discounted cash flow methods described above. While credit risk is a component of the discount rate used to value loans, delinquent loans are presumed to possess additional risk. Therefore, the calculated fair values of loans are reduced by the allowance for loan losses.

                                                                     (Continued)

                           OSWEGO COUNTY SAVINGS BANK

                          Notes to Financial Statements

                           December 31, 1998 and 1997


       (d)    Deposits

              The fair values disclosed for demand, savings and money market deposits are, by definition, equal to the carrying amounts payable on demand at the reporting date. The fair value of fixed maturity time deposits is estimated using a discounted cash flow approach. This approach applies interest rates currently being offered on these accounts to a schedule of weighted average expected monthly maturities on time deposits.

              The estimated fair values of the Bank's financial instruments as of December 31, 1998 and 1997 are as follows (in thousands):

                                                              1998                             1997
                                                  ---------------------------      ---------------------------
                                                   Carrying           Fair          Carrying          Fair
                                                    Amount            Value          Amount           Value
                                                  -----------      ----------      ---------       -----------
                  Financial assets:
                    Cash and cash equivalents     $ 6,606,570       6,606,570       6,764,210       6,764,210
                    Securities                     28,513,899      28,575,748      21,361,914      21,395,779
                    Net loans                      71,013,222      71,037,893      79,051,505      78,960,453
                  Financial liabilities:
                    Demand, savings and money
                      market deposits              58,317,194      58,317,194      58,201,436      58,201,436
                    Time deposits                  38,247,054      38,214,263      39,697,366      39,693,795
                    Escrow deposits                 1,318,444       1,318,444       1,458,361       1,458,361

              The fair value of commitments to extend credit are equal to the deferred fees outstanding, as the contractual rates and fees approximate those currently charged to originate similar commitments.

              Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.


==============================================================================       ==============================================

No dealer, salesman or any other person has been authorized to give any information or to make any representation other than as contained in this
Prospectus in connection with the offering made hereby, and, if given or made,                    Oswego County Bancorp, Inc.
such information shall not be relied upon as having been authorized by Oswego                          (in organization)
County Bancorp, Oswego County Savings or Friedman, Billings and Ramsey & Co.,
Inc. This Prospectus does not constitute an offer to sell or a solicitation of                       (Holding Company for
an offer to buy any of the securities offered hereby to any person in any                         Oswego County Savings Bank)
jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that
there has been no change in the affairs of Oswego County Bancorp or Oswego                           Up to 700,925 Shares
County Savings since any of the dates as of which information is furnished herein or since the date hereof.

                                                                                                       Common Stock
                                Table of Contents
                                                                       Page
                                                                       ----
Summary..................................................
Selected Financial and Other Data........................
Risk Factors.............................................                                    -------------------------------
Oswego County Bancorp, Inc...............................
Oswego County Savings Bank...............................                                               PROSPECTUS
Oswego County MHC........................................
How We Intend to Use the Proceeds........................                                     -------------------------------
Market for the Common Stock..............................
Our Policy Regarding Dividends...........................
Oswego County Savings Bank Exceeds All
Regulatory Capital Requirements..........................
Capitalization...........................................
Pro Forma Data...........................................                                   Friedman, Billings, Ramsey & Co., Inc.
Comparison of Valuation and Pro Forma
   Information With No Foundation........................
Management's Discussion and Analysis of Financial
   Condition and Results of Operations...................
Business ................................................
How We Are Regulated.....................................                                          _______________, 1999
Taxation.................................................
Management...............................................
Proposed Management Purchases............................
Our Corporate Change and Stock Offering..................
Certain Restrictions on Acquisition of
   Oswego County Bancorp and Oswego
   County Savings .......................................
Description of Capital Stock of Oswego County
   Bancorp...............................................
Transfer Agent and Registrar.............................
Experts..................................................
Legal and Tax Opinions...................................
Additional Information...................................
Index to Financial Statements............................

Until __________ ___, 199__ (90 days after the date of this prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus.
This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

==============================================================================       ==============================================


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

         Compensation Consultant......................................  $ 20,000
         SEC filing fees..............................................     2,500
         Department filing fees.......................................    10,000
         Nasdaq filing fees ..........................................     1,200
         Printing, postage and mailing ...............................    60,000
         Legal fees ..................................................   150,000
         Blue Sky filing fees and expenses............................    10,000
         Investment bankers and expenses..............................   110,000
         Investment bankers counsel...................................    40,000
         Accounting fees..............................................   125,000
         Appraiser's fees.............................................    42,500
         Conversion agent fees and expenses...........................    11,000
         Miscellaneous................................................    10,000
                                                                        --------
         Total........................................................  $592,200
                                                                        ========


Item 14.  Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law sets forth circumstances under which directors, officers, employees and agents may be insured or indemnified against liability which they may incur in their capacity as such. The Certificate of Incorporation of the Company provides that the directors, officers, employees and agents of the Company shall be indemnified to the full extent permitted by law. Such indemnity shall extend to expenses, including attorney's fees, judgments, fines and amounts paid in the settlement, prosecution or defense of the foregoing actions.

Article 9 of the Registrant's Certificate of Incorporation provides as follows:

         A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

         B. The right to indemnification conferred in Section A of this Article 9 shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, if required under the Delaware General Corporation Law, that an advancement of expenses incurred by an indemnitee in his or her capacity as a Director of Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 9 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

         C. If a claim under Section A or B of this Article 9 is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In
(i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses), it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 9 or otherwise, shall be on the Corporation.

         D. The rights to indemnification and to the advancement of expenses conferred in this Article 9 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested Directors or otherwise.

         E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

         F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article 9 with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.


Item 15  Recent Sales of Unregistered Securities

         Not applicable.

Item 16.  Exhibits and Financial Statements Schedules

         The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

         (a)  List of Exhibits (filed herewith unless otherwise noted)

 1.1     **Engagement Letter with Friedman, Billings, Ramsey & Co., Inc.
 1.2     *Form of Agency Agreement with Friedman, Billings, Ramsey & Co., Inc.
 2.1 Amended and Restated Plan of Reorganization from Mutual Savings Bank to Mutual Holding Company and Plan of Stock Issuance.
 3.1     **Certificate of Incorporation of Oswego County Bancorp, Inc.
 3.2     **Bylaws of Oswego County Bancorp, Inc.
 3.3     Restated New York Organization Certificate of Oswego County Savings
           Bank
 3.4     **Restated Bylaws of Oswego County Savings Bank
 3.5     Restated Organization Certificate of Oswego County MHC
 3.6     **Bylaws of Oswego County MHC
 4.1     **Form of Stock Certificate of Oswego County Bancorp, Inc.
 4.2     **Form of Stock Certificate of Oswego County Savings Bank
 5.0     *Opinion of Elias, Matz, Tiernan & Herrick L.L.P. re: legality
 8.1 Opinion of Elias, Matz, Tiernan & Herrick L.L.P. re: federal tax matters
 8.2     *Opinion re: New York tax matters
 8.3     Letter of RP Financial, LC. re: Subscription Rights
23.1     Consent of Elias, Matz, Tiernan & Herrick L.L.P. (included in Exhibits
           5.0 and 8.1, respectively)
23.2     Consent of KPMG Peat Marwick LLP
23.3     Consent of RP Financial, LC.
24.0     Power of Attorney, included in signature pages
27.0     **Financial Data Schedule
99.1     *Appraisal Report of RP Financial, LC., dated March 5, 1999
99.2     *Subscription Order Form and Instructions
99.3     *Additional Solicitation Material
99.4     Proxy Statement and Form of Proxy

---------------------------------
 * To be filed by amendment.
** Previously filed.
         (b)      Financial Statement Schedules

         All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17.          Undertakings.

         The undersigned Registrant hereby undertakes:

         (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

         (b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of New York on March 18, 1999.

                                      Oswego County Bancorp, Inc.
                                             (in organization)


                                      By: /s/ Gregory J.  Kreis
                                          -------------------------------
                                          Gregory J. Kreis
                                          President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby makes, constitutes and appoints Gregory J. Kreis, his true and lawful attorney, with full power to sign for each person and in such person's name and capacity indicated below, and with full power of substitution, any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.



               Name                                    Title                                 Date
-----------------------------------        ----------------------------------      ---------------------------

/s/ Gregory Kreis                          Director, President and                        March 18, 1999
----------------------------               Chief Executive Officer
Gregory J. Kreis


/s/ Robert H. Hillick                      Senior Vice President and                      March 18, 1999
----------------------------               Treasurer
Robert H. Hillick


/s/ Michael R. Brower                      Director                                       March 18, 1999
----------------------------
Michael R. Brower


/s/ Bruce P. Frassinelli                   Chairman of the Board                          March 18, 1999
----------------------------
Bruce P. Frassinelli


/s/ Paul J. Heins                          Director                                       March 18, 1999
----------------------------
Paul J. Heins


               Name                                    Title                                 Date
-----------------------------------        ----------------------------------      ---------------------------

/s/ Paul W. Schneible                      Director                                       March 18, 1999
----------------------------
Paul W. Schneible


/s/ Bernard Shapiro                        Director                                       March 18, 1999
----------------------------
Bernard Shapiro


/s/ Carl K. Walrath                        Director                                       March 18, 1999
----------------------------
Carl K. Walrath
